UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AMNET MORTGAGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of AmNet Mortgage, Inc.
	(2)	Aggregate number of securities to which transaction applies:

Approximately 8,775,552 shares of AmNet Mortgage, Inc. Common Stock (consisting of 7,483,390 shares of Common Stock outstanding on October 17, 2005, 47,900 shares of Common Stock issuable upon vesting of restricted stock units and 1,244,262 shares of Common Stock issuable upon exercisable, in-the-money options).

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$10.30 per share (the price per share negotiated in the transaction). See (4) below.
	(4)	Proposed maximum aggregate value of transaction:

$83,000,764 (equal to the sum of (A) 7,531,290 shares of Common Stock multiplied by $10.30 per share and (B) the aggregate value of “in-the-money” options to purchase 1,244,262 shares of Common Stock determined by taking the difference between $10.30 and the exercise price per share of each of the in-the-money options).

	(5)	Total fee paid:
$9,769 (calculated by multiplying the proposed maximum aggregate value of the transaction by 0.0001177, in accordance with Section 14(g) of the Exchange Act).
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear AmNet Mortgage, Inc. Stockholder:

Our board of directors, on the unanimous recommendation of a special committee consisting of three of our non-employee directors, has unanimously approved a merger agreement and a merger pursuant to which AmNet will be acquired by Wachovia Bank, National Association.

If the merger is completed, holders of our common stock will be entitled to receive $10.30 in cash, without interest and less applicable withholding taxes, for each share of our common stock they own at the effective time of the merger. Receipt of the merger consideration will be a taxable transaction to our stockholders for U.S. Federal income tax purposes.

Our stockholders will be asked at a special meeting to adopt the merger agreement and approve the merger. On the special committee’s recommendation, our board of directors has unanimously adopted resolutions (i) approving the merger agreement and the merger, (ii) determining that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of AmNet and our stockholders, and (iii) directing that the merger and merger agreement be submitted for approval at a special meeting of our stockholders. In reaching this determination, our board of directors considered a variety of factors which are discussed in the attached proxy statement. Our board of directors unanimously recommends that all of our stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments of the special meeting of stockholders, if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

The date, time and place of the special meeting to consider and vote upon the proposal to adopt the merger agreement and approve the merger is as follows:

December 8, 2005
10:00 a.m., local time
Woodfin Suite Hotel
10044 Pacific Mesa Boulevard
San Diego, California 92121

The proxy statement attached to this letter provides you with information about the special meeting of our stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of our common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us. If you attend the special meeting, you may vote in person even if you previously returned your proxy. If you fail to return your proxy card, your shares effectively will be counted as a vote against the merger proposal.

John M. Robbins
Chief Executive Officer & Chairman

The proxy statement is dated November 7, 2005, and is first being mailed to our stockholders on or about November 7, 2005.

AMNET MORTGAGE, INC.
10421 Wateridge Circle, Suite 250
San Diego, California 92121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 8, 2005

To the Stockholders of AmNet Mortgage, Inc.:

A special meeting of stockholders of AmNet Mortgage, Inc., a Maryland corporation, will be held on December 8, 2005 at 10:00 a.m., local time, at Woodfin Suite Hotel, 10044 Pacific Mesa Boulevard, San Diego, California  92121, for the following purposes:

1.                To consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 13, 2005, by and among AmNet Mortgage, Inc., Wachovia Bank, National Association, a national banking association organized under the laws of the United States of America, and PTI, Inc., a Delaware corporation and a wholly owned subsidiary of Wachovia Bank, National Association, and approve the resulting merger whereby, among other things, (i) PTI will merge with and into AmNet, which will survive the merger and become a wholly owned subsidiary of Wachovia Bank, National Association and (ii) each outstanding share of our common stock will be converted into the right to receive $10.30 in cash (without interest and less applicable withholding taxes).

2.                To consider and vote upon a proposal to approve adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the above merger proposal.

On the unanimous recommendation of a special committee consisting of three of our non-employee directors, our board of directors has unanimously adopted resolutions (i) approving the merger agreement and the merger, (ii) determining that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of AmNet and our stockholders, and (iii) directing that the merger and merger agreement be submitted for approval at a special meeting of our stockholders. In reaching this determination, our board of directors considered a variety of factors which are discussed in the attached proxy statement. Our board of directors unanimously recommends that all of our stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

Our board of directors has fixed the close of business on November 2, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, we had outstanding and entitled to vote 7,487,399 shares of common stock. Please note that under Maryland General Corporation Law, holders of our common stock are not entitled to appraisal or dissenters’ rights in connection with the merger.

As a condition to Wachovia entering into the merger agreement, David Nierenberg, one of our directors, has signed an agreement with Wachovia, both with respect to his personal shares of AmNet common stock and the shares of AmNet common stock of several investment funds of which his management company is the general partner, to vote those shares of AmNet common stock in favor of the adoption of the merger agreement and approval of the merger as well as against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger. The shares subject to this agreement aggregate approximately 18.4% of the outstanding shares of AmNet common stock entitled to vote at the special meeting as of the close of business on the record date. See “The Voting Agreement.”

Your vote is very important. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the merger agreement and approve the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and the approval of the merger. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at our special meeting and your shares will have the effect of a vote against adoption of the merger agreement and the approval of the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,
Clay Strittmatter Secretary
San Diego, California November 7, 2005

i

Fairness Opinion Regarding Merger Price	36
Interests of AmNet’s Executive Officers and Directors in the Merger	39
Appraisal Rights	43
Delisting and Deregistration of AmNet’s Common Stock	44
Material United States Federal Income Tax Consequences of the Merger	44
THE MERGER AGREEMENT	46
The Merger	46
Effective Time	46
Merger Consideration	46
Equity Plans	46
Exchange of Stock Certificates	47
Representations and Warranties	47
Definition of Material Adverse Effect	49
Covenants Relating to the Conduct of Our Business	50
Acquisition Proposals by Third Parties	51
Conditions to the Completion of the Merger	52
Termination of the Merger Agreement	53
Termination Fee	54
Access to Information; Confidentiality	55
Regulatory Approvals	55
Employee Matters	56
Brokers and Finders	56
Directors and Officers’ Indemnification	56
Notice and Cure	56
Expenses	56
Public Announcements	56
Amendment, Extension and Waiver	57
THE VOTING AGREEMENT	58
OTHER AGREEMENT	59
MARKET PRICE AND DIVIDEND DATA	60
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	61
STOCKHOLDER PROPOSALS	63
OTHER MATTERS	63
WHERE YOU CAN FIND MORE INFORMATION	63
ANNEX A Amended and Restated Agreement and Plan of Merger
ANNEX B Amended and Restated Voting Agreement
ANNEX C Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements include, among other things, statements concerning whether and when the proposed merger with Wachovia Bank, National Association will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on our business and operating results, and other statements qualified by words such as “expect,” “anticipate,” “intend,” “believe,” “estimate,” “should,” and similar words indicating future events. These forward-looking statements are based on our current expectations and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, including, among others:

•       the failure of the merger to be completed;

•       the requirement that our stockholders approve the merger;

•       receipt of necessary consents and approvals; and

•       failure by us to satisfy the other conditions to the merger.

The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Except to the extent required by applicable law or regulation, we undertake no duty to any person to update the statements made in this proxy statement under any circumstances.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that AmNet has filed with the Securities and Exchange Commission under “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   What effect will the merger have on AmNet?

A:   After the merger is completed, 100% of AmNet Mortgage, Inc. common stock will be owned by Wachovia Bank, National Association and AmNet common stock will no longer be publicly traded.

Q:   What will I receive in the merger?

A:   If the merger is completed, you will be entitled to receive $10.30 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you own at the effective time of the merger. For example, if you own 100 shares of our common stock, you will receive $1,030.00 in cash, less any applicable withholding taxes, in exchange for those shares.

Q:   Who will own AmNet after the merger?

A:   After the merger, AmNet will be wholly owned by Wachovia Bank, National Association, which is a wholly owned subsidiary of Wachovia Corporation. As a result of the receipt of cash in exchange for AmNet’s common stock, you will no longer benefit from any increase in AmNet’s value, nor will you acquire an ownership interest in Wachovia Bank, National Association or Wachovia Corporation.

Q:   What do I need to do now?

A:   We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q:   What happens if I do not return a proxy card?

A:   If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as voting against the merger.

Q:   What vote is needed to adopt the merger agreement and approve the merger?

A:   The affirmative vote of a majority of the outstanding shares of our common stock is required to adopt the merger agreement and approve the merger. Each holder of our common stock is entitled to one vote per share. Proxies returned to us if properly signed and dated but not marked to indicate your voting preference, will be counted as votes FOR adoption of the merger agreement and approval of the merger.

Q:   How does our board of directors recommend I vote?

A:   On the unanimous recommendation of a special committee of three of our non-employee directors, our board of directors has unanimously adopted resolutions approving the merger agreement and the merger, determining that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of AmNet and our stockholders and directing that the merger and the merger agreement be submitted for approval at a special meeting of our stockholders. Our board of directors unanimously recommends that all of our stockholders vote FOR the adoption of the merger agreement and the approval of the merger. The reasons for our board of directors’ determination are discussed below in this proxy statement. Our board of directors also unanimously recommends that you vote FOR approval of adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Q:   Have you obtained any voting commitments for the merger?

A:   Yes. As a condition to Wachovia Bank, National Association entering into the merger agreement, David Nierenberg, one of our directors, has signed an agreement with Wachovia Bank, National Association, both with respect to his personal shares of AmNet common stock and the shares of AmNet common stock of several investment funds of which his management company is the general partner, to vote those shares in favor of the adoption of the merger agreement and approval of the merger as well as against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger. The shares subject to this agreement aggregate approximately 18.4% of the outstanding shares of AmNet common stock entitled to vote at the special meeting as of the close of business on the record date.

Q:   May I vote in person?

A:   Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:   Do I need to attend the special meeting in person?

A:   No. You do not have to attend the special meeting in order to vote your shares of our common stock. Your shares can be voted at the special meeting without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

Q:   May I change my vote after I have mailed my signed proxy card?

A:   Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Q:   If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:   Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

Q:   Should I send in my AmNet stock certificates now?

A:   No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $10.30 in cash, without interest and less applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger, subject to the terms of the merger agreement.

Q:   When do you expect the merger to be completed?

A:   We are working toward completing the merger as quickly as possible. We hope to complete the merger as soon as possible following the special meeting of our stockholders. However, we cannot assure you when or if the merger will occur. In addition to stockholder approval, the other closing conditions contained in the merger agreement must be satisfied or waived. Either Wachovia or we may terminate the merger agreement if the merger has failed to occur by February 15, 2006 and the terminating party has not caused that failure by its breach of the merger agreement.

Q:   What if the proposed merger is not completed?

A:   If the merger is not completed, we will continue our current operations and will remain a publicly held company.

v

Q:   Am I entitled to appraisal or dissenters’ rights?

A:   No. Holders of our common stock are not entitled to appraisal or dissenters’ rights in connection with the merger under the Maryland General Corporation Law.

Q:   Will the merger be a taxable transaction for me?

A:   If you are a U.S. taxpayer, your receipt of cash in the merger will be treated as a taxable sale of your AmNet common stock for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive in the merger in exchange for your shares of our common stock and (ii) the adjusted tax basis of your shares of our common stock. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:   What will happen in the merger with any options that I hold to acquire AmNet  common stock under the company’s stock plans?

A:   Optionees will be entitled to receive cash for each share of our common stock subject to their options (whether or not vested), as of the effective time of the merger, in an amount equal to the difference between (i) the cash price of $10.30 to be paid with respect to our common stock in the merger and (ii) the exercise price per share of their options, less applicable withholding taxes. However, any options to purchase our common stock with a per share exercise price of $10.30 or more will not receive any consideration or cash payment and those options will be cancelled at the effective time of the merger.

Q:   What other matters will be voted on at the special meeting?

A:   Our stockholders also are being asked to vote at the special meeting in favor of adjourning the meeting, if adjournments are deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies from our stockholders if there are not sufficient votes at the time of the special meeting to approve the merger proposal. This proposal requires the approval of a majority of the votes represented in person or by proxy at the special meeting to be approved. Pursuant to Maryland law and our bylaws, only matters set forth in the notice of meeting may be considered at the special meeting of stockholders.

Q:   Who can help answer my questions?

A:   If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

AmNet Mortgage, Inc.
Attn: Investor Relations
10421 Wateridge Circle, Suite 250
San Diego, CA  92121
(858) 909-1340
IR@amnetmortgageinc.com

or our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
(800) 322-2885
           or
(212) 929-5500 (call collect)

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the provisions of the merger, you should read carefully this entire proxy statement and the other documents to which we refer you. See “Where You Can Find More Information.” References to captioned sections in this Summary and elsewhere in this proxy statement are references to the relevant text of this proxy statement that follows this Summary section. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Merger

Description of the Merger.   We are proposing the acquisition of AmNet by Wachovia Bank, National Association, which is a wholly owned subsidiary of Wachovia Corporation. PTI, Inc., a merger subsidiary of Wachovia Bank, National Association, will merge into AmNet and following completion of the merger, AmNet will be a wholly owned subsidiary of Wachovia Bank, National Association. We sometimes refer to Wachovia Bank, National Association in this proxy statement as Wachovia.

If the merger is completed, you will be entitled to receive $10.30 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock that you own at the effective time of the merger.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a stockholder of AmNet. You will receive your portion of the merger consideration after exchanging your stock certificates representing our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

See “The Merger—Description of the Merger.”

Background and Reasons for the Merger.

A special committee of our board, comprised of three of our eight non-employee directors, oversaw a process of investigating potential combination transactions with third parties to maximize value for our stockholders.  This process, which was managed with financial and legal advisers to the special committee, began in March 2005 and culminated with the execution of the Wachovia merger agreement on September 13, 2005.  For a description of this process, including:

•  the solicitation of interest from a potential buyer list of 32 sophisticated and knowledgeable parties designed to include existing and potential entrants into the residential mortgage banking business that would have the greatest potential interest in, and capacity for, paying full value for our long-term prospects and completing a transaction with us without undue delay;

•  the deliberations of our special committee and our board in connection with that process and its results; and

•  the negotiations with Wachovia,

see “The Merger—Background of the Merger.”

Both the decision of our board of directors to form our special committee to investigate potential combination transactions, and the deliberations of our special committee and our board in evaluating the results of this process, took into account the familiarity of our directors with the challenges we face in achieving sustained profitable growth, including:

•  our relatively small size in the mortgage banking industry and the presence of a number of substantial financial institutions as effective competitors with lower costs of capital;

•  our ability to manage our expenses while seeking to increase our loan origination;

•  the recent compression of the historical spread between short-term and long-term interest rates and its adverse impact on our revenue margins;

•  uncertainty about the continuation of the recent high level of residential mortgage demand and the potential for any reduction in demand, coupled with intensification of competition from larger institutions with lower costs of capital, to compress our revenue margins further; and

•  the potential impact of increasing industry regulation and the cost of compliance.

Our special committee and our board also had in mind the challenges we face as a “small-cap” public company with limited trading volume in our shares, no analyst coverage, limited access to the equity capital markets and the high cost of compliance with the requirements (including the Sarbanes-Oxley Act) of remaining a publicly traded and SEC-reporting company.

At a meeting of our special committee held on September 13, 2005, the special committee unanimously resolved to recommend that our board of directors approve the merger with Wachovia and recommend it to our stockholders.  At a meeting of our board of directors held on the same date, our board received the special committee’s recommendation and unanimously determined to accept that recommendation, and to approve the merger with Wachovia and recommend it to our stockholders. See “The Merger—AmNet Board of Directors’ Recommendation.”

In making its determination and recommendation set forth above, our special committee considered, among other things, the following:

•  its knowledge of the current state of our business, including our financial condition, operations, business plans, management, competitive position and prospects;

•  its familiarity with the challenges we face in achieving profitable growth; and

•  its familiarity with the challenges we face as a “small-cap” public company and its belief, based on its knowledge of the matters enumerated above, that our shares were unlikely to trade at prices substantially above their current level for some substantial period.

Our special committee also considered, among other things, its knowledge of the process it had closely supervised to investigate potential combination transactions and ultimately negotiate the merger agreement with Wachovia, including the fact that only two of the 32 parties on the potential buyer list had submitted preliminary indications of interest in acquiring us and only Wachovia had submitted a final proposal.  In the course of its deliberations, our special committee also considered a number of material positive factors and a number of potentially negative factors, regarding the merger.

Our special committee concluded that the potentially negatives factors were substantially outweighed by the opportunity presented by the merger for our stockholders to monetize their AmNet investment for $10.30 per share in cash within a relatively short period of time if the merger conditions were satisfied, which the special committee believed would maximize the immediate value of their shares and eliminate the risk that the inherent uncertainty affecting the mortgage banking industry and our future prospects could result in a diminution in the market value of their shares.  Accordingly, the special committee concluded that the merger was in the best interests of our stockholders.

In making its determination and recommendation set forth above, our board of directors gave substantial weight to the determination and recommendation of our special committee, having regard to the independence of its members, their business experience and their active role (as evidenced in the reports of their activities periodically made to the full board throughout the process) in overseeing, with the advice of experienced legal and financial advisors, the process of investigating potential combination transactions that led to the negotiation of the merger agreement with Wachovia.  In addition, our board took account of the same considerations, including the same material positive and potentially negative factors, that our special committee had considered and reached the same conclusion as our special committee with respect to the benefits of the merger for our stockholders.

See “The Merger—Reasons for the Merger.”

AmNet Board of Director’s Recommendation.   On the unanimous recommendation of the special committee, our board of directors has unanimously adopted resolutions:

•       approving the merger agreement and the merger;

•       determining that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of AmNet and our stockholders;

•       directing that the merger and the merger agreement be submitted for approval at a special meeting of our stockholders; and

•       recommending that all of our stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

See “The Merger—Reasons for the Merger” and “—AmNet Board of Directors’ Recommendation.”

Fairness Opinion Regarding the Merger Price.   Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (referred to in this proxy statement as “HLHZ”) delivered its opinion to our board of directors that, as of September 13, 2005 (the date of its written fairness opinion) and based upon and subject to the limitations and assumptions set forth in the written opinion, the merger consideration of $10.30 per share payable in cash to be received by holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to those holders.

The full text of the written opinion of HLHZ, dated September 13, 2005, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Our stockholders should read the opinion in its entirety. HLHZ provided its opinion to inform and assist our board of directors in connection with its consideration of the merger. The HLHZ opinion is not a recommendation as to how any holder of our common stock should vote with respect to the transaction.

See “The Merger—Fairness Opinion Regarding Merger Price.”

Interests of AmNet’s Executive Officers and Directors in the Merger.   When considering the recommendation by our board of directors in favor of the merger proposal, you should be aware that some of our executive officers and directors have interests in the merger that are in addition to and may be different from the interests as AmNet stockholders they may share with you (each of which was considered by our board of directors in approving the merger agreement and merger):

•       three of our executive officers, John M. Robbins (Chairman and Chief Executive Officer), Jay M. Fuller (Executive Vice President of Production) and Lisa S. Faulk (Executive Vice President and Chief Administrative Officer), have entered into employment arrangements (as well as three-year non-compete agreements) with Wachovia, that will take effect at the effective time of the merger and will supersede their existing employment agreements with AmNet. These arrangements specify such officer’s position with Wachovia as well as the base salary, bonus and a Wachovia Corporation restricted stock award that they will receive under these arrangements. These arrangements also provide for cash payments and benefits to the executives upon termination of employment in certain circumstances;

•       our other executive officer, Judith A. Berry (Executive Vice President and Chief Financial Officer), has entered into an employment arrangement with Wachovia, that will take effect at the effective time of the merger and will supersede her existing employment agreement with AmNet. Under the terms of this arrangement, Ms. Berry will be employed by Wachovia on an interim basis in connection with the integration of AmNet and Wachovia; and

•       the existing indemnification arrangements for our directors and officers will be continued if the merger is completed.

In addition, all four of our executive officers will, in addition to their entitlements under the employment arrangements, receive the payments for their AmNet shares and options provided for in the merger agreement as well as the payments applicable to a change in control of AmNet under various compensation plans in which they participate, as well as, in Ms. Berry’s case, the severance payment to which she would have been entitled under her current employment agreement with AmNet were she to have been terminated following a change in control of AmNet.

See “The Merger—Interests of AmNet’s Executive Officers and Directors in the Merger.”

Material United States Federal Income Tax Consequences of the Merger.   The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes. In general, each stockholder will recognize a gain or loss equal to the difference, if any, between the cash payment received and the stockholder’s tax basis in the shares surrendered in the merger.

See “The Merger—Material United States Federal Income Tax Consequences of the Merger.”

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Appraisal Rights.   Under the Maryland General Corporation Law, holders of record of our common stock are not entitled to appraisal rights or dissenters’ rights in connection with the merger.

See “The Merger—Appraisal Rights.”

Delisting and Deregistration of AmNet’s Common Stock.   If the merger is completed, our common stock will no longer be traded on the National Market of The Nasdaq Stock Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

See “The Merger—Delisting and Deregistration of AmNet’s Common Stock.”

Regulatory Matters.   The merger agreement includes as a condition to both AmNet’s and Wachovia’s obligations to complete the merger, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act, or the HSR Act, and the rules under the HSR Act. Subsequent to entering into the merger agreement, however, AmNet and Wachovia concluded that the merger is not subject to the HSR Act and we therefore do not need to file the notification under the HSR Act.

As a result of the status of Wachovia as a national bank, AmNet will not be subject to state mortgage banking licensing or registration requirements following the completion of the merger and, with the exception of the states of Connecticut and Michigan where Wachovia has made certain commitments, no state mortgage banking regulatory notices or approvals are required in connection with the merger. Wachovia intends to file the required application and notice in Michigan and Connecticut, respectively. The merger is not subject to the receipt of any other federal or state regulatory approvals.

See “The Merger Agreement—Regulatory Approvals.”

Equity Plans

Stock Options.   As a result of the merger, holders of stock options that are outstanding under our 1997 Incentive Plan, 1997 Stock Option Plan, 1997 Outside Directors Stock Option Plan, and 2004 Equity Incentive Plan at the effective time of the merger will have their respective stock options cancelled. At the effective time of the merger, the holders of those options will become entitled to receive a cash payment (rounded down to the nearest whole cent and less applicable withholding taxes) for those shares of AmNet common stock that have a per share exercise price that is less than $10.30. This cash payment will be in an amount equal to the number of shares subject to the option times the difference between $10.30 and the per share option exercise price, less applicable withholding taxes. No cash amount will be paid or payable with respect to options that have a per share exercise price of $10.30 or more and those options will be cancelled at the effective time of the merger.

Restricted Stock.   As of the record date, 129,484 unvested shares of our common stock were issued and outstanding. These unvested shares are referred to as restricted stock and are subject to repurchase by us at the original price paid for these shares should the holders of these shares terminate their service with us prior to vesting in these shares. Under the terms of the merger agreement, each share of restricted stock outstanding will vest immediately prior to the effective time of the merger and contingent on the completion of the merger. The holders of these shares will then be entitled to receive $10.30 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock that the holder then owns.

Restricted Stock Units.   As of the record date, 47,900 restricted stock units were issued and outstanding. These restricted stock units represent the right of the holders of these units to receive a share of our common stock for each unit should the holders continue their service with us until the vesting of the units. Under the terms of the merger agreement, each restricted stock unit outstanding will vest immediately prior to the effective time of the merger and contingent on the completion of the merger and the related shares of our common stock will be issued to the holders of these units. The holders of these shares will then be entitled to receive $10.30 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock that the holder then owns.

See “The Merger Agreement—Equity Plans.”

Market Price and Dividend Data

Our common stock is quoted on The Nasdaq National Market under the symbol “AMNT.” On September 12, 2005, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $9.77. On November 3, 2005, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $10.14. We urge stockholders to obtain a current quotation.

See “Market Price and Dividend Data.”

The Merger Agreement

General.   The following is a summary of certain of the principal provisions of the merger agreement and is qualified in its entirety both by the more detailed description that appears later in this proxy statement and by the full text of the merger agreement.

The merger agreement contemplates the merger of a wholly owned subsidiary of Wachovia with and into AmNet, with AmNet surviving the merger. Upon completion of the merger, AmNet will become a wholly owned subsidiary of Wachovia. The merger will become effective upon the later of (i) acceptance by the Maryland State Department of Assessments and Taxation of our filing of articles of merger, (ii) acceptance by the Delaware Secretary of State of our filing of a certificate of merger, or (iii) a subsequent time of effectiveness that we and Wachovia agree to and specify in the articles of merger and certificate of merger. Upon completion of the merger, holders of our common stock will be entitled to receive $10.30 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock held at the effective time of the merger.

The merger agreement contains representations and warranties by AmNet and by Wachovia that are customary for agreements of this nature. The merger agreement also contains customary covenants. Some of the covenants include AmNet’s covenant to carry on its business in the same manner as it has done prior to the date of the merger agreement and to obtain Wachovia’s consent before engaging in certain activities. In addition, AmNet has agreed to provide Wachovia with notice of certain developments in its business.

See “The Merger Agreement—The Merger” and “—Effective Time.”

Conditions to Completion of the Merger.   The completion of the merger depends on a number of conditions being satisfied, including the following:

•       the adoption the merger agreement and approval of the merger by our stockholders;

•       all material consents and approvals have been obtained;

•       the absence of any legal restraint blocking the merger;

•       AmNet and Wachovia’s representations and warranties to each other must be true and correct (without reference to any qualification as to materiality) as of the date of the merger agreement and as of the closing date of the merger, such that the aggregate effect of any inaccuracies in the representations and warranties would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” (as defined in the merger agreement) on AmNet or Wachovia, respectively;

•       AmNet and Wachovia have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the completion of the merger; and

•       non-compete agreements and employment arrangements with certain key employees of AmNet remain in full force and effect.

If applicable law permits, either party could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

See “The Merger Agreement—Conditions to Completion of the Merger.”

Acquisition Proposals by Third Parties.   We have agreed that neither we nor any of our subsidiaries will, nor will we authorize or permit any of our respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by us to, directly or indirectly:

•       initiate, solicit or encourage any inquiries or the making or implementation of an alternative proposal; or

•       engage in any negotiations concerning, provide any confidential information, or have any discussions with, any person or group relating to an alternative proposal, or waive or amend any provision of our stockholder rights agreement.

We have also agreed that we will immediately cease and terminate any existing activities, discussions or negotiations with any persons that were conducted by us prior to the date of the merger agreement with respect to any alternative proposal.

Even though we have agreed to the provisions described above relating to the non-solicitation of any alternative proposals, our board of directors may, subject to certain conditions (which are discussed in detail below under “The Merger Agreement—Acquisition Proposals by Third Parties”):

•       authorize communications with any party limited to making that party aware of the restrictions we have agreed to with respect to soliciting and entertaining alternative proposals;

•       furnish information to, or enter into discussions or negotiations with, any party that makes an unsolicited, bona fide, written alternative proposal if the special committee determines in good faith (after consultation with its financial advisors) that the failure to take those actions would result in a violation of the board’s fiduciary duties; and

•       take and disclose to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Securities Exchange Act of 1934 with regard to an alternative proposal.

Neither the special committee nor our board of directors may withdraw or modify in any manner adverse to Wachovia, its approval or recommendation of the merger agreement or the merger, or, except as described above, publicly approve or recommend an alternative proposal, unless the board of directors determines that the alternative proposal is a superior proposal and that in its good faith judgment (after receipt of advice from its legal advisors) that the failure to do so would more likely than not result in a breach of the board of directors’ fiduciary duties.

See “The Merger Agreement—Acquisition Proposals by Third Parties.”

Termination of the Merger Agreement.   The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by mutual written consent of the parties to the merger agreement, or by either Wachovia or us:

•       if the merger has not been completed by February 15, 2006, provided that the right to so terminate the merger agreement is not available to a party whose breach of the merger agreement has resulted in the failure of the merger to occur on or before that date;

•       if our stockholders fail to adopt the merger agreement and approve the merger after a duly held vote;

•       if there is a breach of the merger agreement by the other party, after 30 days’ written notice to the breaching party, as long as that breach would allow the non-breaching party not to complete the merger; or

•       if there is a final denial of a required regulatory approval or a regulatory authority has issued a final order or ruling preventing or prohibiting the merger or making it illegal.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time, by Wachovia if (at any time prior to the time our stockholders adopt the merger agreement and approve the merger):

•       our board of directors, withdraws, amends or modifies, in a manner adverse to Wachovia, its recommendation to our stockholders to adopt the merger agreement;

•       we fail to include in this proxy statement the recommendation of our board of directors to our stockholders in favor of the adoption of the merger agreement and approval of the merger;

•       our board of directors or any committee of our board has approved or publicly recommended any alternative proposal;

•       a tender offer or exchange offer relating to our securities is commenced by a person that is not affiliated with Wachovia, and we have not sent our securities holders a statement disclosing that we recommend rejection of that tender or exchange offer within ten business days after that tender or exchange offer is first published; or

•       we knowingly breach the provisions of the merger agreement regarding non-solicitation of alternative proposals.

In the event that we receive a superior offer, we do not have the right to terminate the merger agreement to accept or pursue that superior offer and we remain obligated until February 15, 2006 to convene and hold the special meeting of our stockholders. Furthermore, any decision by our board of directors to withdraw, amend or adversely modify its recommendation of the merger or approve or recommend an alternative proposal, or negotiate or authorize negotiations with a third party regarding an alternative proposal will not give AmNet the right to terminate the merger agreement.

See “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fee.   The merger agreement requires that we pay Wachovia an aggregate termination fee of $3,500,000 if the merger agreement is terminated under certain circumstances. Of this aggregate termination fee, $2,500,000 is payable on the date of termination of the merger agreement:

•  if Wachovia terminates the merger agreement because:

—our board of directors withdraws, amends or modifies, in a manner adverse to Wachovia, its recommendation to our stockholders to adopt the merger agreement;

—we fail to include in this proxy statement the recommendation of our board of directors to our stockholders in favor of the adoption of the merger agreement;

—our board of directors or any committee of our board has approved or publicly recommended any alternative proposal;

—a tender offer or exchange offer relating to our securities is commenced by a person that is not affiliated with Wachovia, and we have not sent our securities holders a statement disclosing that we recommend rejection of that tender or exchange offer within ten business days after that tender or exchange offer is first published; or

—we knowingly breach the provisions of the merger agreement regarding non-solicitation of alternative proposals; or

•  if either Wachovia or we terminate the merger agreement because:

—(i) the adoption of the merger agreement and the approval of the merger by AmNet stockholders is not obtained at the special meeting, and (ii) prior to the date of the special meeting, an alternative proposal was publicly announced or communicated to any substantial number of AmNet stockholders or there was otherwise publicly communicated an intention to make an alternative proposal; or

—(i) the merger is not completed on or before February 15, 2006, (ii) an alternative proposal was publicly announced or communicated to any substantial number of AmNet stockholders or there was otherwise publicly communicated an intention to make an alternative proposal and (iii) the adoption of the merger agreement and the approval of the merger by AmNet stockholders has not been obtained; or

•  if Wachovia terminates the merger agreement because:

—(i) we breached any of our representations, warranties or covenants, which breach would result in the failure of the applicable merger condition and the breach is not, or cannot be, cured within 30 days after written notice of the breach, (ii) an alternative proposal was publicly announced or communicated to any substantial number of AmNet stockholders or there was otherwise publicly communicated an intention to make an alternative proposal and (iii) the adoption of the merger agreement and the approval of the merger by AmNet stockholders has not been obtained.

If the termination of the merger agreement gives rise to a termination fee for any of the reasons described above and an alternative proposal is completed (or a definitive agreement for an alternative proposal is entered into) within 12 months of the termination, we are required to pay an additional $1 million termination fee.

See “The Merger Agreement—Termination of the Merger Agreement” and “—Termination Fee.”

Amendment of the Merger Agreement.   Wachovia and we may jointly amend the merger agreement, and each of us may waive our right to require the other party to comply with particular provisions of the merger agreement. However, Wachovia and we may amend the merger agreement after our stockholders adopt the merger agreement and approve the merger only to the extent permitted by applicable law.

See “The Merger Agreement—Amendment, Extension and Waiver.”

The Special Meeting of AmNet’s Stockholders

Time, Date and Place.   A special meeting of our stockholders will be held on December 8, 2005, at Woodfin Suite Hotel, 10044 Pacific Mesa Boulevard, San Diego, California 92121 at 10:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement and approve the merger. In addition, you will be asked to consider a proposal to approve adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Record Date and Voting Power.   You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on November 2, 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are 7,487,399 shares of our common stock entitled to be voted at the special meeting.

Required Quorum and Votes.   The holders of a majority of the outstanding shares of our common stock must be present, in person or by proxy, at the special meeting for a quorum to be present. The proposal to adopt the merger agreement and approve the merger requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.

The proposal to approve adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting.

The Voting Agreement.   As a condition to Wachovia entering into the merger agreement, David Nierenberg, one of our directors, has signed an agreement with Wachovia, both with respect to his personal shares of AmNet common stock and the shares of AmNet common stock of several investment funds of which his management company is the general partner, to vote those shares in favor of the adoption of the merger agreement and approval of the merger as well as against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger. The shares of AmNet common stock subject to this agreement aggregate approximately 18.4% of the outstanding shares of AmNet common stock entitled to vote at the special meeting as of the close of business on the record date. The voting agreement is incorporated by reference in this document and attached to this proxy statement as Annex B.

See “The Special Meeting” and “The Voting Agreement.”

The Companies

Wachovia Bank, National Association
301 South College Street
Charlotte, NC 28288
(704) 374-6161

Wachovia Bank, National Association is a national banking association, with its principal office in Charlotte, North Carolina, that offers a wide range of domestic and international banking, retail and commercial banking and trust services. Wachovia Bank, National Association has offices in Alabama, Connecticut, Florida, Georgia, Maryland, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, and Washington D.C., and in several foreign countries. Based on deposits of $303.9 billion as of September 30, 2005, Wachovia Bank, National Association is one of the largest banks in the United States.

Wachovia Bank, National Association is a subsidiary of Wachovia Corporation, which is a financial holding company organized under the laws of North Carolina and registered under the federal Bank Holding Company Act of 1956, as amended. Wachovia Corporation has approximately 3,100 full-service financial centers, more than 700 retail brokerage offices and approximately 5,100 ATM locations. Wachovia Corporation, through its subsidiaries, offers a comprehensive line of consumer and commercial banking products and services, personal and commercial trust, investment advisory, insurance, securities brokerage, investment banking, mortgage, credit card, cash management, international banking and other financial services. Based on total assets of $532.4 billion as of September 30, 2005, Wachovia Corporation was the 4th largest bank holding company in the United States.

Additional information regarding Wachovia Corporation is contained in its filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

All information related to Wachovia in this proxy statement has been provided by Wachovia for inclusion in this document.

PTI, Inc.
301 South College Street
Charlotte, NC 28288
(704) 374-6161

PTI, Inc. is a Delaware corporation and a wholly owned subsidiary of Wachovia Bank, National Association. PTI, Inc. was organized solely for the purpose of entering into the merger agreement with AmNet and completing the merger and has not conducted any business operations.

All information related to PTI, Inc. in this proxy statement has been provided by Wachovia for inclusion in this document.

AmNet Mortgage, Inc.
10421 Wateridge Circle, Suite 250
San Diego, CA 92121
(858) 909-1200

Headquartered in San Diego, AmNet Mortgage is the parent company of American Mortgage Network. AmNet originates loans for the national mortgage broker community through its network of branches and business-to-business over the Internet. AmNet has loan production offices in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Kansas, Minnesota, Nevada, New Hampshire, New Jersey, New York, North Carolina, Ohio, Oregon, Rhode Island, Utah, Virginia and Washington. AmNet has a total of $1.9 billion in warehouse borrowing capacity and is approved to do business in 50 states and the District of Columbia either by license or exemption.

Additional information regarding AmNet is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting, and at any adjournments or postponements of the special meeting.

Date, Time and Place

We will hold the special meeting at Woodfin Suite Hotel, 10044 Pacific Mesa Boulevard, San Diego, California 92121, at 10:00 a.m., local time, on December 8, 2005.

Purpose of Special Meeting

At the special meeting, we will ask holders of our common stock to adopt the merger agreement and approve the merger. On the unanimous recommendation of a special committee consisting of three of our non-employee directors, our board of directors has unanimously adopted resolutions approving the merger agreement and the merger, determining that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of AmNet and our stockholders and directing that the merger and the merger agreement be submitted for approval at a special meeting of our stockholders. Our board of directors unanimously recommends that all of our stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on November 2, 2005, which is the record date for the special meeting, are entitled to notice of and to vote at the special meeting. On the record date, 7,487,399 shares of our common stock were issued and outstanding and held by approximately 39 holders of record. A quorum will be present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy at the special meeting. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business at the special meeting. Our bylaws provide that the holders of a majority of the shares of stock entitled to vote who are present in person or represented by proxy at the meeting have the power to adjourn the meeting, without notice other than the announcement at the meeting, to a date not more than 120 days after the original record date. However, if the adjournment is to a date that is more than 120 days after the original record date, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. If a quorum is not present at the special meeting, we currently anticipate that the holders of a majority of the shares that are present in person or represented by proxy will exercise their authority under our bylaws to adjourn the meeting by means of such an adjournment.

Votes Required; The Voting Agreement

The proposal to adopt the merger agreement and approve the merger requires the affirmative vote (including properly executed proxies that do not contain voting instructions) of the holders of a majority of the shares of our common stock outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against the merger proposal. If you hold your shares in “street name” through a broker or bank, you must direct your broker or bank to vote in accordance with the instructions you have received from your broker or bank. Brokers or banks who hold shares of our common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will have the effect of votes against the adoption of the merger agreement and approval of the merger.

The proposal to approve adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting, even if less than a quorum. Accordingly, not voting at the special meeting will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal. Holders of record of our common stock on the record date are entitled to one vote per share on each matter to be considered at the special meeting.

As a condition to Wachovia entering into the merger agreement, David Nierenberg, one of our directors, has signed an agreement with Wachovia, both with respect to his personal shares of AmNet common stock and the shares of AmNet common stock of several investment funds of which his management company is the general partner, to vote those shares in favor of the adoption of the merger agreement and the approval of the merger as well as against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger. The shares subject to this agreement aggregate approximately 18.4% of the outstanding shares of AmNet common stock entitled to vote at the special meeting as of the close of business on the record date. Mr. Nierenberg has also agreed, if requested by Wachovia, to provide an irrevocable proxy giving Wachovia the right to vote the shares of our capital stock beneficially owned by Mr. Nierenberg and the several investment funds, including shares of our capital stock acquired after the date of the voting agreement, in favor of the adoption of the merger agreement and the approval of the merger, and against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger. See “The Voting Agreement.”

As of the record date, directors and executive officers of AmNet, and their affiliates, including Mr. Nierenberg and his affiliates, had the right to vote 1,838,559 shares of AmNet common stock, or 24.6% of the outstanding AmNet common stock at that date. We currently expect that each of these individuals will vote their shares of AmNet common stock in favor of the proposals to be presented at the special meeting. Wachovia Corporation and its directors and executive officers did not have the right to vote any shares of AmNet common stock (other than under the voting agreement described above) on the record data. Certain subsidiaries of Wachovia Corporation acting as fiduciaries, agents and custodians had the right to vote less than 1% of the outstanding AmNet common stock on the record date.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement and the approval of the merger and FOR approval of adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal. No proxy that is specifically marked AGAINST approval of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked FOR the proposal to adjourn the special meeting to a later date.

Pursuant to Maryland law and our bylaws, no matter other than the proposals to adopt the merger agreement and approve the merger, and if deemed necessary, to adjourn the meeting will be brought before the special meeting.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•       filing with our Secretary a duly executed revocation of proxy;

•       submitting a duly executed proxy to our Secretary bearing a later date; or

•       appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

AmNet stockholders who require assistance should contact the persons at the address or phone number provided on page vi of this proxy statement.

Solicitation of Proxies

All costs related to the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by us. We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie Partners will receive a fee for its services of $6,500 and expense reimbursement. In addition, our directors, officers and employees may, without additional compensation, solicit proxies from stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours. See “The Merger—Interests of AmNet’s Executive Officers and Directors in the Merger.”

To the extent necessary in order to ensure sufficient representation at the special meeting, AmNet may request the return of proxy cards by telecopy. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We also will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stock Certificates

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

THE MERGER

Description of the Merger

The board of directors of AmNet has unanimously adopted a merger agreement whereby AmNet will become a wholly owned subsidiary of Wachovia. If the merger agreement and merger are approved, a newly formed merger subsidiary of Wachovia will be merged with and into AmNet, and AmNet will be the surviving company in the merger. Upon completion of the merger, AmNet will become a wholly owned subsidiary of Wachovia. We strongly encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the legal document that governs the merger.

If the merger is completed, you will receive the cash merger consideration equal to $10.30, without interest and less applicable withholding taxes, in exchange for each share of AmNet common stock that you own at the effective time of the merger.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a stockholder of AmNet. You will receive your portion of the merger consideration after exchanging your stock certificates representing our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

AmNet’s common stock is currently registered under the Securities Exchange Act of 1934 and is designated for trading on the Nasdaq National Market under the symbol “AMNT.” Following the merger, AmNet’s common stock will be delisted from the Nasdaq National Market and will no longer be publicly traded, and the registration of AmNet’s common stock under the Exchange Act will be terminated.

Please see “The Merger Agreement” for additional and more detailed information regarding the merger agreement.

Background of the Merger

On March 1, 2005, our board of directors, at a regularly scheduled meeting, discussed with our senior management a number of matters related to our current and future operations, including our financial results for the fourth quarter of 2004, our expense structure, a 2005 revised business plan (focusing, in particular, on personnel growth and expenses, management performance measurement and management risks), a contingency 2005 business plan based upon alternative assumptions and a 2005-2007 business plan (including growth rates, key assumptions and production levels), as well as a broker segmentation and market share analysis. The management participants in the discussion, in addition to our Chairman and Chief Executive Officer John Robbins, included our three Executive Vice Presidents, Judith Berry, Jay Fuller and Lisa Faulk, one of our Senior Vice Presidents, Clay Strittmatter, and our Vice President, Finance, David Wallace. A representative of our corporate counsel DLA Piper Rudnick Gray Cary US LLP (referred to in this proxy statement as “DLAPRGC”) was also in attendance.

Throughout this meeting, in the context of its review of these matters, our board of directors also discussed the potential benefits and detriments of pursuing a possible sale of AmNet to, or business combination with, a potential acquirer or merger partner that might bring value to our stockholders. In this discussion, our board took into account its familiarity, both from the discussion with our senior management at the meeting as well as from prior board discussions, with the challenges we face in achieving sustained profitable growth, including:

•  our relatively small size in the mortgage banking industry and the presence of a number of substantial financial institutions as effective competitors with lower costs of capital;

•  our ability to manage our expenses while seeking to increase our loan origination;

•  the recent compression of the historical spread between short-term and long-term interest rates and its adverse impact on our revenue margins;

•  uncertainty about the continuation of the recent high level of residential mortgage demand and the potential for any reduction in demand, coupled with intensification of competition from larger institutions with lower costs of capital, to compress our revenue margins further; and

•  the potential impact of increasing industry regulation and the cost of compliance.

Our board of directors also had in mind its familiarity with the challenges we face as a “small-cap” public company with limited trading volume in our shares, no analyst coverage, limited access to the equity capital markets and the high cost of compliance with the requirements (including the Sarbanes-Oxley Act) of remaining a publicly traded and SEC-reporting company.

This March 1, 2005 board discussion of the possibility of pursuing potential combination transactions was a continuation of an informal discussion that had taken place among our directors the prior evening. During that informal meeting, Mr. Robbins, had indicated that he had received some preliminary and non-specific expressions of possible interest in acquiring us over the preceding three months, two of which had come from credible and substantial financial services companies. On this basis, and in light of an informal no-name survey of potential interest on the part of other financial services companies in possibly acquiring a mortgage banking company like us that had been performed by an investment bank, Deloitte & Touche Corporate Finance LLC (referred to in this proxy statement as “D&TCF”), at his request, Mr. Robbins had concluded that there might be serious interest on the part of selected third parties (including both existing mortgage banking companies and financial services companies that might want to own a “captive” residential mortgage loan originator) in acquiring us at a price that could be attractive to our stockholders.

At its March 1, 2005, meeting, having regard to Mr. Robbins’ report and to its familiarity with the challenges we face, our board of directors determined that it would be advisable to investigate the possibility of a business combination transaction with a third party. Our board recognized that any formal process of soliciting interest in acquiring us, if undertaken, should be supervised by a special committee of non-employee directors, both because the process would be time-consuming and by reason of the likelihood that any serious potential acquirers would wish, in connection with acquiring us, to retain at least some of our executive officers, including Mr. Robbins. However, before our board was willing to consider committing us to expend significant resources on such a process, our board decided that it should form an ad hoc committee of non-employee directors to gather information, consult with advisers and evaluate whether to recommend that the board authorize such a process, the expectation being that if the ad hoc committee recommended the initiation of such a process its members would become the members of a special committee tasked with overseeing the process. Accordingly, our board formed the ad hoc committee and appointed three of our non-employee directors as it members, namely Robert Gunst, the chairman of our compensation committee, Robert Barnum, the chairman of our audit committee, and Herbert Tasker. Our board also appointed Mr. Gunst as the chairman of the ad hoc committee.

During the period from March 2 through March 8, 2005, Mr. Gunst conferred informally with the two other members of the ad hoc committee, as well as with a representative of DLAPRGC, regarding the appropriate focus of the ad hoc committee’s activities. It was the ad hoc committee’s view that, consistent with the board discussion on March 1, 2005, it would not recommend being formally constituted as a special committee unless it first determined that there was a reasonable prospect of an investigation process resulting in a transaction that would maximize value for our stockholders.

As part of its evaluation, the ad hoc committee also decided to interview D&TCF regarding its credentials to serve as exclusive financial adviser to a special committee, if formed, noting that, among other things, D&TCF’s investment banking personnel were familiar with us as well as with a substantial number of potential bidders, and were experienced in mergers in the mortgage banking industry. After D&TCF informed Mr. Gunst that it was D&TCF’s policy not to render fairness opinions in the ordinary course of its advisory assignments on potential merger transactions and he conferred informally with the other members of the ad hoc committee, Mr. Gunst decided to schedule interviews with two other investment banking firms that had relevant merger experience in the mortgage banking industry, and regularly undertook both advisory and fairness opinion assignments, in order to compare their credentials to D&TCF’s as potential exclusive financial adviser to a special committee, if formed, as well as to determine their credentials for providing a fairness opinion should D&TCF be engaged for the potential advisory assignment.

On March 8, 2005, the three members of the ad hoc committee interviewed D&TCF and on March 9, 2005, they interviewed Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (referred to in this proxy statement as “HLHZ”) and the other selected firm. Mr. Robbins and representatives of DLAPRGC participated in those interviews.

Following the third interview, the ad hoc committee, with the participation of a DLAPRGC representative, discussed the interviews and the recommendation it should make to our board of directors. The ad hoc committee decided that, although the outcome of any process of soliciting third parties interest in a potential combination transaction was inherently uncertain, there was a credible basis for concluding that AmNet could be effectively presented to a select group of potential merger partners through a process that would not be unduly protracted, could be effectively managed to preserve confidentiality and could maximize the immediate value of our shares in the best interests of our stockholders. The ad hoc committee also concluded that it should recommend to our board that:

•  the ad hoc committee be constituted as a formal special committee to oversee the process of investigating potential combination transactions with its own legal and financial advisors; and

•  if the board accepted this recommendation, the special committee, once established, should, subject to the finalization of acceptable engagement terms, retain D&TCF as its exclusive financial adviser and HLHZ to render (if requested) an opinion as to the fairness of the consideration offered in a potential combination transaction, from a financial point of view, to our stockholders.

At a meeting of our board of directors on March 16, 2005, also attended by Ms. Berry and representatives of DLAPRGC, Mr. Gunst presented a report on behalf of the ad hoc committee regarding the activities in which it had engaged, and the recommendation it had decided to make to our board. After the board discussed Mr. Gunst’s report (with Mr. Robbins temporarily absent), it:

•  accepted the ad hoc committee’s recommendation to reconstitute the ad hoc committee as a special committee of the board, with the same membership, and appointed Mr. Gunst as its chairman; and

•  authorized the special committee to (i) consider, evaluate, investigate and negotiate, with advisers selected by it, the terms and conditions of potential combination transactions as it deemed advisable and in the best interests of our stockholders; (ii) reject or discontinue pursuing any or all potential combination transactions if it determined that doing so would be in the best interests of our stockholders; and (iii) make such reports and recommendations to our board as it considered appropriate.

When Mr. Robbins re-joined the meeting, he noted that our senior management was fully supportive of the conclusions and recommendations of the ad hoc committee.

At a meeting of our special committee of March 16, 2005, also attended by representatives of DLAPRGC, our special committee, after discussion, appointed DLAPRGC as its counsel and authorized Mr. Gunst to execute definitive engagement agreements with D&TCF and HLHZ once they had been negotiated. Our special committee also discussed the immediate steps involved in investigating potential combination transactions, including:

•  the compilation of an approved list of potential buyers; and

•  the preparation of a confidential information memorandum by us, in consultation with D&TCF, and DLAPRGC, to be provided, under a form of confidentiality agreement to be prepared by DLAPRGC, to parties on the potential buyer list, who would first be approached with a “teaser” to ascertain (without identifying us) their potential interests in acquiring a company with our profile.

Between March 16 and March 17, 2005, Mr. Gunst, with the assistance of DLAPRGC, finalized the negotiations with D&TCF and HLHZ regarding their respective engagements, which were documented in agreements dated March 17, 2005, and signed by Mr. Gunst on March 18, 2005. Under its engagement agreement, D&TCF agreed to serve as exclusive financial adviser to our special committee with respect to its investigation of potential combination transactions, for which it has been paid a retainer of $50,000 and will be entitled to a fee of $750,000 if the merger with Wachovia is completed. D&TCF is also entitled to reimbursement of expenses and indemnification against certain potential liabilities. Information regarding HLHZ’s engagement is contained in “The Merger—Fairness Opinion Regarding Merger Price.”

During the period from March 18 through April 4, 2005, D&TCF compiled, in consultation with Mr. Gunst and, at his suggestion, Mr. Robbins, a proposed list of potential buyers (which included the two financial service companies from which Mr. Robbins had, earlier in the year, received preliminary inquiries of possible interest in acquiring us), and distributed this proposed list to the other members of our special committee, who conveyed to Mr. Gunst informally their comments. The list was designed to include existing and potential entrants into the residential mortgage banking business that would have the greatest potential interest in, and capacity for, paying full value for our long-term prospects and completing a transaction with us without undue delay. The list was also compiled with a view to including buyers that would:

•  be the most likely to see the greatest long-term value in acquiring a company focused on the origination of residential mortgage loans through our “wholesale” model (where the borrowers’s initial contact is with a independent broker who in turn approaches one of our account executives to obtain funding for the loan from us) and recognize the benefits of our nationwide independent broker network and our multi-state loan origination office locations;

•  likely have the greatest interest in acquiring a company with our focus on “prime”, “sub-prime” and “ALT-A” mortgage loans and therefore be willing to buy the entire company and not focus on any specific type of loan origination capability; and

•  be the most likely to conclude that they could achieve superior financial operating results from our loan origination due to their ability to warehouse our loans at a significantly lower cost of funds and pool our loans with theirs in securitization portfolios that could realize enhanced investment values.

During the same period, our senior management began work, in consultation with D&TCF and DLAPRGC, on the drafting of the confidential information memorandum to be provided to potential buyers who expressed an interest in receiving it and DLAPRGC began work on drafting the form of confidentiality agreement under which the memorandum would be provided to interested potential buyers.

At a meeting of our board of directors on April 4, 2005, also attended by Ms. Berry and representatives of DLAPRGC, our board received a status report from Mr. Gunst regarding our special committee’s investigation of potential combination transactions and the initial steps it had taken or authorized, as described above. Mr. Gunst also outlined the anticipated timeline for the completion of the confidential information memorandum and discussed potential scenarios that might develop depending on different assumptions about how many potential buyers chose to receive the memorandum and thereafter pursued a potential combination transaction.

Immediately following the April 4, 2005, meeting of our board, our special committee met, with representatives of D&TCF and a representative of DLAPRGC also in attendance. Our special committee, after a discussion of the criteria employed in compiling the proposed potential buyer list, approved the list, which at that time included 24 parties. Our special committee also discussed the anticipated timeline for the completion of the confidential information memorandum.

During the period from April 7 to May 2, 2005, our special committee met four times, with representatives of D&TCF and DLAPRGC in attendance at all of the meetings and Mr. Robbins, Ms. Berry and Mr. Wallace present at two of the meetings. At these meetings our special committee reviewed the latest draft of the confidential memorandum.

During the period from May 2 through May 10, 2005, both the confidential information memorandum and the “teaser” to be sent to the previously approved list of potential buyers were finalized through informal consultation and D&TCF began contacting potential buyers on the list. During the same period, Mr. Gunst, after conferring with D&TCF and DLAPRGC, decided to set June 16, 2005 as the deadline by which potential buyers who wished to do so should submit preliminary indications of interest. He also directed DLAPRGC to begin work, in consultation with our senior management, on the creation of an electronic data room to facilitate due diligence by those potential buyer selected to proceed into the post-June 16 phase of the process and to prepare, with such assistance as it required from our senior management and subject to his review, a form of draft merger agreement to facilitate the submission of definitive acquisition proposals by those selected potential buyers. Also during the same period, D&TCF began to receive, in response to the “teaser” sent to potential buyers who had requested it, responses indicating whether they were interested in receiving the confidential information memorandum.

On May 10, 2005, our special committee met, with representatives of D&TCF and DLAPRGC also in attendance. Our special committee approved the addition to the potential buyer list of two names proposed by D&TCF. D&TCF also made a presentation as to the current status of the process of contacting potential buyers. Our special committee, having agreed to meet on June 20, 2005, to review preliminary indications of interest received from potential buyers by the June 16 deadline, discussed the timetable for the process based on a variety of alterative assumptions as to the nature and extent of the indications received.

On May 10, 2005, our board of directors met to receive and discuss a status report from Mr. Gunst as chair of our special committee. Also in attendance were Ms. Berry and representatives of DLAPRGC. Mr. Gunst advised our board of the steps that had been taken since his last report on April 4, 2005, as described above. He then outlined the contemplated timeline for this phase of the process of investigating potential combination transactions. A general discussion of the process ensued.

The following day, May 11, 2005, our board of directors reconvened and, among the items discussed, it considered various aspects of our financial condition, results of operations and business prospects including:

•  a financial and loan production review, including our first quarter 2005 results and recent trends, a second quarter revised management forecast and the performance of our various loan origination channels;

•  a prime wholesale production review, including information on our loan applications and funding trends for 2004 and year-to-date 2005 with detailed branch-and region- specific information; and

•  our management’s review of the current long-term forecast of our operations, including account executive productivities variances (both historically and prospectively) from the previous 3-year strategic plan, a review of variances by production channel, overall operating metrics, leverage ratios and liquidity.

During the period from May 10 through June 7, 2005, the following developments took place in connection with our special committee’s investigation of potential combination transactions:

•  as a result of suggestions from members of our special committee, the potential buyer list was expanded, with the result that the number of parties on the list ultimately totaled 32;

•  confidentiality agreements were negotiated with, and executed by, a total of 12 potential buyers, six of which requested and received the confidential information memorandum;

•  following consultation with Mr. Gunst, who had informally received confirmation from the other members of the special committee, the deadline for the submission of preliminary indications of interest by potential buyers was extended to June 30 in light of the length of time it had taken to conclude final confidentiality agreements with several of the potential buyers, D&TCF communicated this extension to all active potential buyers, and the special committee meeting to review all preliminary indications was deferred until July 7;

•  HLHZ met with our senior management as part of its preparatory work in the event that it was requested to render a fairness opinion in connection with a potential combination transaction; and

•  meetings were arranged between some of the active potential buyers and our senior management.

On June 7, 2005, our special committee met, with Ms. Berry, Mr. Wallace, and representatives of D&TCF and a representative of DLAPRGC also in attendance. Our special committee discussed approaches to presenting us to potential buyers on a basis that would potentially elicit attractive acquisition proposals. Our management representatives were then excused and the D&TCF representatives reviewed the list of potential buyers that had signed confidentiality agreements or were in the process of doing so, as well as the status of discussions with other parties on the potential buyer list.

At this June 7, 2005, meeting, our special committee received a report on the developments that had occurred in the process of investigating potential combination transactions since its previous meeting on May 10, as described above, as well as a report from a DLAPRGC representative on the status of the creation of the electronic data room and the draft merger agreement to be provided by those potential buyers who were selected to continue in the process after the June 30 deadline for submitting preliminary indications of interest.

During the period from June 7 through July 7, 2005, the following developments took place in connection with our special committee’s investigation of potential combination transactions:

•  all of the potential buyers that had signed confidentiality agreements and had not previously received the confidential information memorandum received that document;

•  D&TCF provided to all potential buyers actively participating in the pre-June 30 phase of the process written guidelines, approved by Mr. Gunst after review by DLAPRGC, for the submission of their preliminary indications of interest to D&TCF by June 30;

•  presentations were made by our senior management to a total of six active potential buyers, including Wachovia, and due diligence calls with those potential buyers also took place, in each case with one or more representatives of D&TCF present (the presentation to Wachovia representatives occurred on June 28, 2005);

•  on June 30, 2005, the deadline for potential buyers to submit preliminary indications of interest in acquiring AmNet, we received two indications, each subject to due diligence and other conditions, one from a financial services company referred to in this proxy statement as “Company X” at a preliminary price of between $11.00 and $12.50 per share in cash and the other from Wachovia at an unspecified cash price per share that ascribed a preliminary total equity value to AmNet in the range of $85 million to $110 million, and both Company X’s and Wachovia’s indications of interests referred to the applicable bidder’s desire to retain our senior management; and

•  Wachovia supplemented its preliminary indication on July 5 by ascribing a preliminary equity value to AmNet in the range of $10.65 to $13.43 per share.

On July 7, 2005, our special committee met to review the status of its investigation of potential combination transactions in light of the expiration of the June 30 deadline for preliminary indications of interest. Mr. Robbins and representatives of D&TCF and DLAPRGC were also in attendance. The D&TCF representatives reported that, of the 32 third parties that had been included on the approved potential buyer list, 30 had received the “teaser”, 15 had requested the form of confidentially agreement, 12 had signed a confidentiality agreement and received the confidential information memorandum, six had held meetings to receive presentations from our management and had also participated in due diligence conference calls, ten (including four of those six) had withdrawn from the process and declined to submit preliminary indications, and two of those six, Company X and Wachovia, had submitted preliminary indications, which the D&TCF representatives described. A general discussion ensued regarding the relative benefits and detriments of expanding the potential buyer list.

At this July 7, 2005 meeting of our special committee, a D&TCF representative related the reasons of why several of the potential buyers that had previously been active in the process might have decided not to proceed, as well as the relative levels of interest conveyed to D&TCF by Company X and Wachovia in acquiring us. Mr. Robbins reported that, notwithstanding any negative impact a potential combination transaction with either Company X or Wachovia might have on their own employment, our management team were supportive of such a transaction should the preliminary indications result in a definitive agreement because they believed such a transaction would be beneficial to our stockholders and would enhance our business. He also noted that he had advised both Company X and Wachovia that he would be willing to stay with us, following our acquisition, for up to five years if asked to do so.

A general discussion then ensued regarding Company X’s and Wachovia’s preliminary indications, focused, in particular, on their indicated price ranges. In that connection, our special committee considered a preliminary second quarter 2005 financial analysis prepared by Ms. Berry which (among other things) reflected our anticipated (and still being finalized) earnings for the quarter.

After Mr. Robbins and the D&TCF representatives were excused from this July 7, 2005, meeting, our special committee discussed the appropriate course of action to recommend to our board of directors, at a meeting scheduled for the following day, in light of the status of the special committee’s investigation of potential combination transactions and, in particular, the preliminary indications received from Company X and Wachovia. Among the matters our special committee discussed were the identities and credentials of Company X and Wachovia, the apparent reasons why other potential buyers had declined interest, the price ranges and other terms of the preliminary indications received, and the reasons why our board originally decided to form the special committee to determine if there was third party interest in buying us. In the course of the discussion, a DLAPRGC representative made a presentation regarding courses of action open to our special committee and the legal standards under which its business judgment among those choices would be evaluated.

Following this discussion, our special committee unanimously decided to recommend to our board of directors that the potential buyer list not be expanded. In reaching this decision, our special committee took into consideration the substantial number of parties included on the list, the criteria used in the selection of names for inclusion on the list, the time and effort that had been expended in soliciting interest from those potential buyers and the results of that process. Our special committee concluded that the risks to us in terms of delay of a final outcome, distraction of senior management and the maintenance of confidentiality outweighed the speculative benefits of expanding the potential buyer list. In addition, our special committee unanimously decided that:

•       through our special committee and its advisers, and with the assistance of our management in connection with due diligence, we should continue our discussions with both Company X and Wachovia;

•       the electronic data room that had been prepared by DLAPRGC and our management to facilitate due diligence should be made accessible to both bidders on July 11, 2005;

•       the form of draft merger agreement being prepared by DLAPRGC should be completed and, after approval from Mr. Gunst on behalf of the special committee, should be provided to Company X and Wachovia, together with the related draft disclosure schedules, as soon as possible;

•       D&TCF should advise both bidders the final definitive bids, including comments on the draft merger agreement, would be due on August 5, 2005; and

•       the special committee would review the final bids with its advisers on August 9, 2005, and present its recommendations to our board of directors at its regularly scheduled meeting on August 10, 2005.

On July 8, 2005, our board of directors met to review and discuss a status report from Mr. Gunst regarding our special committee’s investigation of potential combination transactions. Also in attendance were Ms. Berry, Mr. Wallace, and representatives of D&TCF and DLAPRGC. The D&TCF representatives summarized the report they had made to our special committee the previous day and Mr. Robbins repeated the report he had made the previous day regarding our management team’s perspective on the preliminary indications submitted by Company X and Wachovia. The D&TCF representatives then left the meeting and Mr. Gunst presented the special committee’s recommendations, reached at its meeting the previous day, and commented on various timing aspects of this recommendation.

A general discussion then ensued regarding our special committee’s recommendations focused, in particular, on the indicated price ranges of Company X’s and Wachovia’s preliminary indications and the results of the process of soliciting interest from the potential buyers. In the course of the discussion, a DLAPRGC representative made a presentation regarding the courses of action open to our board of directors and the legal standards under which its business judgment among the choices would be evaluated. Our board of directors then accepted the special committee’s recommendations. In addition, Ms. Berry discussed the preliminary quarterly analysis for the second quarter of 2005 that had also been discussed by our special committee the previous day.

Later on July 8, 2005, our special committee met, with representatives of D&TCF and DLAPRGC also in attendance. Mr. Gunst advised the D&TCF representatives of the special committee recommendations made to, and accepted by, our board of directors the previous day and noted that D&TCF, as well as HLHZ and DLAPRGC, were being asked to participate in the special committee meeting scheduled for August 9, 2005, at which the final bids from Company X and Wachovia would be discussed. The D&TCF representatives then outlined the timetable for separate sets of due diligence meetings that each of Company X and Wachovia would be holding with our management team and a general discussion ensued regarding these meetings and timing generally.

During the period from July 8 through August 9, 2005, the following developments took place with respect to our special committee’s process of investigating potential combination transactions:

•       the draft merger agreement was approved by Mr. Gunst, and sent to Company X and Wachovia on July 15, 2005;

•       the draft of the related disclosure schedules was approved by Mr. Gunst, sent to Company X and Wachovia on July 19, 2005, and revised in part on July 25, 2005;

•       the electronic data room became operative and both Company X and Wachovia, and their advisers, were given access to it;

•       from July 13 through July 16, 2005, representatives of Company X met with our management to conduct in-person due diligence, which was followed up with due diligence calls through August 2, 2005, in each case with the participation of D&TCF representatives;

•       from July 21 through July 26, 2005, Wachovia representatives met with our management to conduct in-person due diligence, which was followed up due diligence calls through August 5, 2005, in each case with the participation of D&TCF representatives;

•       at the direction of Mr. Gunst, on July 27, 2005, D&TCF sent to Company X and Wachovia written guidelines, approved by Mr. Gunst after review by DLAPRGC, for the submission of their formal proposals for the acquisition of 100% of our shares by August 5, 2005, with their comments on the draft merger agreement due by August 1, 2005;

•       on August 2, 2005, Company X, having been granted by D&TCF, at Mr. Gunst’s direction, a requested one-day extension of the deadline for submitting comments on the draft merger agreement, advised D&TCF that it had decided not to submit an acquisition proposal or participate further in the process;

•       on August 5, 2005, Wachovia advised D&TCF that it would not be in a position to submit an acquisition proposal or comment on the draft merger agreement until early the following week and, after receiving direction from Mr. Gunst, D&TCF advised Wachovia that our special committee was willing to grant a brief extension of the deadline; and

•       on August 8, 2005, Wachovia submitted a proposal for the acquisition of 100% of our shares at a cash price per share of $11.66, together with its comments on the draft merger agreement.

Wachovia’s acquisition proposal was subject to the conditions that specified outstanding due diligence items be completed to its satisfaction; that five identified AmNet executives enter into employment arrangements, concurrently with the execution of a definitive merger agreement between Wachovia and us, under which they would remain employed by Wachovia after the completion of the merger; and that David Nierenberg, one of our directors and our largest stockholder, sign a voting agreement relating to the shares beneficially owned by him.

On August 9, 2005, our special committee met to review developments in the status of the process of investigating potential combination transactions. Also in attendance were Mr. Nierenberg and representatives of D&TCF, HLHZ and DLAPRGC. A D&TCF representative summarized the events that had occurred in the process since the special committee’s previous meeting on July 8, 2005, as described above. This D&TCF representative also discussed the due diligence that Company X had conducted prior to withdrawing from the process, the due diligence that Wachovia had conducted prior to and subsequent to submitting its proposal, the reasons given by Company X for withdrawing as a bidder, and the business terms of Wachovia’s proposal.

The HLHZ representatives then made a presentation regarding HLHZ’s preliminary analysis and conclusions with respect to the fairness of $11.66 per share in cash, from a financial point of view, to our stockholders. Among other things, they described the “comparable companies” and “comparable transactions” methodologies HLHZ had used in its preliminary analysis and the basis for HLHZ’s selection of companies and transactions to which it had compared us and the per share price proposed by Wachovia. They advised our special committee that, based on its preliminary analysis and subject to the results of updating its analysis if and when requested to render a fairness opinion, HLHZ expected to be able to render an opinion, subject to the assumptions, qualifications and limitations reflected in the materials distributed in connection with their presentation, that $11.66 per share in cash was fair, from a financial point of view, to our stockholders. They noted that any such opinion would not represent a conclusion as to our special committee’s or our board’s business judgment whether to accept the Wachovia proposal.

At this August 9, 2005 special committee meeting, the DLAPRGC representatives made a presentation regarding the legal duties of our special committee in evaluating Wachovia’s proposal as well as relevant provisions of our articles of incorporation and applicable corporate law. One of the DLAPRGC representatives then summarized, based on a preliminary review of Wachovia’s proposal, its material terms. This DLAPRGC representative discussed, among other things, the conditions that Wachovia had listed to its execution of a definitive merger agreement, as described above, and the differences between the draft merger agreement sent to Wachovia and Wachovia’s proposed changes with respect to representations and warranties, closing conditions and deal protection provisions.

A general discussion of the Wachovia proposal then ensued. The discussion addressed, among other things, the price offered by Wachovia, the other terms and conditions of Wachovia’s proposal, Wachovia’s comments to the draft merger agreement, the results of the process of investigating potential combination transactions, our prospects as an independent company and the conditions in the mortgage banking industry, the likely timeline to reach a definitive merger agreement with Wachovia, and the likelihood of consummation of a merger with Wachovia if a definitive merger agreement was signed. At the conclusion of the discussion, by the unanimous vote of the members of our special committee present at the meeting, our special committee decided to direct D&TCF immediately to seek to obtain an increase from Wachovia in its proposed per share price but, whether or not if that was successful, to recommend to our board of directors at its meeting the following day that we enter into merger negotiations with Wachovia on the initial basis of its acquisition proposal with a view to seeking to conclude as soon as possible a mutually acceptable definitive merger agreement with Wachovia.

Later on August 9, 2005, our board of directors began a regularly scheduled two-day meeting. Also in attendance were Ms. Berry, Ms. Faulk, Mr. Fuller, Mr. Strittmatter, Mr. Wallace, representatives of D&TCF, a representative of HLHZ and a representative of DLAPRGC. Among the items discussed, Ms. Berry presented an updated 2005 financial review in which, among other things, she summarized:

•       our first quarter 2005 actual results versus our 2005 plan;

•       our second quarter 2005 actual results versus our earlier projections;

•       a revised second half 2005 forecast, including an identification of our key opportunities, risks and trends, and a reconciliation of the revised forecast to the projects contained in the confidential information memorandum (as updated through June); and

•       a full year 2005 revised forecast versus our plan.

Mr. Robbins then led a discussion (in which the other members of our management present at the meeting also participated) regarding the factors that could impact our attainment of our plan for 2006 and 2007, including, on the one hand, loan origination volume that could exceed plan as well as enhanced management of expenses with resultant improvement in net income and, on the other hand, the recent compression of the historical spread between short-term and long-term interest rates, the possible decline in residential mortgage demand and the potential impact of increasing regulation in the mortgage banking industry. He also commented on our competitive challenges as a “small-cap” company with limited trading volume in its shares.

During an executive session that followed this discussion, and in which the D&TCF, HLHZ and DLAPRGC representatives participated, Mr. Gunst and the D&TCF representative reported on the current status of the process of investigating potential combination transactions, summarizing the information that had been discussed at the special committee meeting earlier that day.

Before our board of directors reconvened the following day, August 10, 2005, to continue its discussion of the process, the D&TCF representative contacted Wachovia, as our special committee had directed the previous day, to convey the special committee’s request that Wachovia increase its proposed per share price above $11.66 and was advised that it did not intend to do so. The D&TCF representative advised our board, when it reconvened with other representatives of D&TCF, representatives of HLHZ and a representative of DLAPRGC also in attendance, of this response as part of a general report on developments in the process of investigating potential combination transactions since our board’s previous meeting on July 8, 2005, that also included the fact that Company X had withdrawn from the process and described the business terms of Wachovia’s acquisition proposal.

The HLHZ representatives then made a presentation regarding HLHZ’s preliminary analysis and conclusions with respect to the fairness of $11.66 per share in cash from a financial point of view, to our stockholders. This presentation was to the same effect as the presentation they had made to our special committee the previous day, as described above.

The DLAPRGC representative then made a presentation regarding the legal duties of our board of directors under applicable law as well as relevant provisions of our articles of incorporation and applicable corporate law, and summarized, based on a preliminary review, the material terms of Wachovia’s acquisition proposal.

Our board of directors, at this August 10, 2005, meeting, then received, discussed and approved our special committee’s recommendation, reached the previous day and modified to reflect D&TCF’s report of its overnight discussion with Wachovia, that we enter into merger negotiations with Wachovia on the initial basis of its acquisition proposal with a view to seeking to conclude as soon as possible a mutually acceptable definitive merger agreement with Wachovia.

During the period from August 10 through August 17, 2005, Wachovia continued to conduct due diligence on us and DLAPRGC commenced negotiations with Wachovia’s counsel regarding a definitive merger agreement.

On August 17, 2005, Wachovia advised D&TCF that, as a result of various issues identified in its due diligence review of us in relation to the assumptions it used when submitting its August 8, 2005 acquisition proposal, it had concluded that it would need to make a substantial, but not yet quantified, reduction in its proposed $11.66 per share cash price. When he learned of this, Mr. Gunst directed D&TCF to request a conference call with Wachovia to hear from its representatives the rationale and details behind Wachovia’s position. The call took place on August 18, 2005, and the participants included Mr. Gunst, D&TCF representatives, a DLAPRGC representative and a number of members of Wachovia’s transaction team. During the call, the Wachovia representatives described a number of items that Wachovia’s team had identified in its review of us and the proposed merger which affected Wachovia’s internal valuation model, on which its $11.66 per share proposal had been based. These representatives stated that Wachovia had concluded, although its due diligence was not complete, that these items required a minimum reduction in its aggregate purchase price for us of between $16 million and $20 million. Such a reduction would have resulted in a reduction in the per share cash price from $11.66 to between approximately $9.40 and $9.86 per share.

Mr. Gunst immediately conveyed this information to one of the other two members of our special committee (the third member was not immediately available), as well as to Messrs. Nierenberg and Robbins, each of whom indicated that they believed it was not in the best interests of our stockholders to accept a price reduction of this magnitude. Mr. Gunst also convened a special committee meeting for later that day and requested us to convene a meeting of our board of directors for August 21, 2005.

At the August 18, 2005, special committee meeting, also attended by representatives of D&TCF and a representative of DLAPRGC, Mr. Gunst reported on his conversation with the Wachovia representatives and the reaction of Messrs. Nierenberg and Robbins. After discussion, our special committee unanimously decided that:

•       acceptance of the price reduction of the magnitude proposed by Wachovia was not in the best interests of our stockholders, and, while it would be in their best interests to continue the negotiations with Wachovia, the appropriate response to Wachovia was to indicate that the special committee was willing to recommend to our board of directors the execution of a definitive merger agreement (subject to the resolution of Wachovia’s latest comments on the draft merger agreement) at $11.15 per share in cash provided the agreement was signed prior to the opening of trading on August 22, 2005;

•       the special committee’s June 7, 2005 decision not to expand the potential buyer list remained advisable; and

•       if a definitive merger agreement could not be concluded with Wachovia in the near future, the special committee should recommend to our board that the process of investigating potential combination transactions be terminated.

Immediately after the August 18, 2005, meeting of our special committee, D&TCF and DLAPRGC representatives who had attended the meeting, at our special committee’s direction, conveyed its position to Wachovia, which responded to D&TCF on August 19, 2005, to the effect that it could not agree to the $11.15 per share price requested by the special committee and was not in a position to make any counter-proposal until it had completed its due diligence. In light of this response, Mr. Gunst directed DLAPRGC to discontinue further work on the merger pending our board of directors’ evaluation of the situation and Mr. Robbins gave a similar direction to our management.

On August 21, 2005, during a discussion between a representative of D&TCF and a representative of Wachovia, the Wachovia representative indicated that:

•       Wachovia would like to continue to discuss the merger with us and the special committee’s advisers;

•       Wachovia would like to be permitted to complete its due diligence;

•       Wachovia would like the opportunity to start discussing post-closing employment arrangements with the AmNet executives (now numbering five) whose execution of those arrangements had been identified by it as a condition to its execution of a definitive merger agreement with us; and

•       Wachovia was willing to consider proposing a specific per share price that might represent less of a price reduction than it had indicated on August 18, 2005, in connection with, and subject to, the satisfactory completion of its due diligence.

At a meeting of our board of directors on August 21, 2005, also attended by representatives of D&TCF and a representative of DLAPRGC, Mr. Gunst and a D&TCF representative reported on the conversations that had taken place with Wachovia during the period from August 18 through August 21, 2005. The DLAPRGC representative made a presentation regarding our board’s rights and duties in connection with the situation, as well as the status of the draft merger agreement, the related disclosure schedules and Mr. Nierenberg’s voting agreement.

After discussing the situation, our board of directors decided that:

•       its was in the best interests of our stockholders to bring the situation to a swift conclusion by continuation of the negotiations with Wachovia to finalize the definitive merger agreement and permitting the discussions between the identified AmNet executives and Wachovia regarding their post-closing employment arrangements;

•       our board might be willing to entertain a revised price proposal from Wachovia in light of the uncertainties confronting us as a stand-alone enterprise but we should not make a further proposal below $11.15; and

•       Mr. Robbins should convey to one of the senior representatives on Wachovia’s transaction team our board’s decision to terminate the discussions unless it received a clear indication from Wachovia as to the price it was willing to pay, the issues on which it required clarification in order to confirm that price and a short timeline for concluding a definitive merger agreement.

On August 22, 2005, Mr. Robbins conveyed our board of directors’ position to a senior member of Wachovia’s transaction team. In that conversation, the Wachovia representative conveyed to Mr. Robbins that:

•       Wachovia remained very interested in acquiring AmNet if a definitive merger agreement could be concluded within the next few days;

•       Wachovia would shortly be making a proposal to Mr. Robbins regarding the terms of the post-closing employment arrangements for the AmNet executives whose execution of them had been identified by Wachovia as a condition to it signing a definitive merger agreement with us;

•       Wachovia would focus its remaining pre-signing due diligence on certain issues raised by the latest draft disclosure schedules to the draft merger agreement; and

•       Wachovia was willing to consider proposing a specific per share price that might represent less of a price reduction than it had indicated on August 18, 2005, in connection with, and subject to, the satisfactory completion of its due diligence.

The Wachovia representative also explained to Mr. Robbins Wachovia’s position regarding several of the valuation issues it had raised on the August 18, 2005 conference call. Mr. Robbins immediately advised Mr. Gunst of the conversation and indicated that Mr. Robbins had understood the valuation issues identified by the Wachovia representative and their relevance to Wachovia’s perspective on an appropriate price for us.

Also on August 22, 2005, consistent with the decision by our board of directors reached the previous day, DLAPRGC contacted Wachovia’s counsel to arrange for the resumption of merger agreement negotiations and discussions resumed between us and Wachovia with a view to our providing responses to Wachovia’s due diligence issues.

At a meeting of our special committee later on August 22, 2005, also attended by representatives of DLAPRGC, Mr. Gunst reported on that day’s developments and a DLAPRGC representative reported on the open issues on the draft merger agreement as well as other legal issues and pending items. After discussing the situation, our special committee unanimously decided that negotiations should continue with a view to resolving all issues subject to receiving Wachovia’s proposal on price and that Mr. Gunst should play whatever role he considered appropriate as a participant in the continuing negotiations.

By August 26, 2005, we had addressed all of Wachovia’s previously-identified due diligence issues and, accordingly, Mr. Gunst requested Wachovia to make a definitive price proposal. As a result, a telephone conference call took place that day in which he and a D&TCF representative participated together with three senior members of Wachovia’s transaction team. The discussion of Wachovia’s valuation of AmNet and the response of our special committee and our board of directors culminated in a negotiation resulting in a proposed cash price per share of $10.30. Mr. Gunst indicated that he would take that price back to our special committee with a recommendation for approval subject to confirmation from Wachovia that it had received the required internal approvals for this price and also subject to the finalization of a mutually acceptable definitive merger agreement and the receipt of a fairness opinion from HLHZ. Mr. Gunst advised both Messrs. Nierenberg and Robbins of the outcome of the call and each told him they would support a price of $10.30 per share in cash as being in the best interests of our stockholders.

Later on August 26, 2005, a DLAPRGC representative conferred with an HLHZ representative, who indicated that, if requested, HLHZ expected to be able to render an opinion that a price of $10.30 per share in cash was fair, from a financial point of view, to our stockholders based on the analysis it had presented, and subject to the assumptions, qualifications and limitations it had expressed, at our special committee’s August 9, 2005, meeting.

At a meeting of our special committee later on August 26, 2005, also attended by a representative of D&TCF and a representative of DLAPRGC, Mr. Gunst reported on his valuation and price discussion with Wachovia and the subsequent events of that day. Following discussion it was the unanimous decision of the special committee members present that the negotiations with Wachovia should continue with a view to resolving all open issues relating to the draft merger agreement as soon as possible on the basis that, subject to Wachovia’s confirmation of its willingness to offer a price of $10.30 per share in cash and also subject to the special committee’s further deliberation with its advisers and receiving HLHZ’s fairness opinion before making any recommendation to our board of directors, $10.30 per share in cash was an acceptable basis for moving forward with the negotiations.

Mr. Gunst and the DLAPRGC representative then updated the other special committee members on the status of related matters including the post-closing employment arrangements between Wachovia and the AmNet executives Wachovia had identified as well as the open issues under the draft merger agreement.

During the period from August 26 through August 31, 2005, the following developments took place in connection with the Wachovia negotiations:

•       Wachovia advised Mr. Gunst that it had received the required internal approvals for an offer price of $10.30 per share in cash;

•       substantially all of Wachovia’s latest due diligence requests were satisfied and substantially all issues on the draft merger agreement were resolved;

•       the terms of the voting agreement Wachovia required from Mr. Nierenberg as a condition to its execution of a definitive merger agreement with us were finalized between Wachovia, Mr. Nierenberg and his counsel; and

•       discussions advanced between Wachovia and Mr. Robbins regarding the terms of the post-closing employment arrangements with the AmNet executives (who now numbered seven) identified by Wachovia.

At a meeting of our special committee on August 31, 2005, also attended by Mr. Robbins, and representatives of D&TCF, HLHZ and DLAPRGC, Mr. Gunst reported these developments. He also described his understanding, based on his conversations with Mr. Robbins and Wachovia representatives, of the status of the discussions regarding the post-closing employment arrangements with the identified AmNet executives (which, he noted, he was not involved in negotiating but as to the general status and content of which, he needed to be apprised in helping our special committee evaluate the likelihood of reaching a definitive merger agreement with Wachovia). Mr. Gunst also advised our special committee that, shortly before the meeting, he had received from Wachovia, and had forwarded to DLAPRGC, a proposed new closing condition that would require us to meet a minimum net worth test, which one of the DLAPRGC representatives described.

At this August 31, 2005, special committee meeting, Mr. Robbins provided additional details regarding the status of his discussions with Wachovia regarding the post-closing employment arrangements and the principal open issues. He then left the meeting and the HLHZ representatives made a presentation regarding HLHZ’s preliminary analysis and conclusions regarding the fairness of $10.30 per share in cash, from a financial point of view, to our stockholders. They explained that HLHZ had updated its August 9, 2005, preliminary analysis to reflect (among other things) the change in the proposed per share cash price from $11.66 to $10.30, the final operating results reported in our Form 10-Q for the quarter ended June 30, 2005, recent price and trading information for our shares and updated information used in its “comparable companies” analysis. They advised our special committee that, based on its preliminary analysis and subject to the results of updating its analysis if and when requested to render a fairness opinion, HLHZ expected to be able to render an opinion, subject to the assumptions, qualifications and limitations reflected in the materials they had distributed in connection with their presentation, that $10.30 per share in cash was fair, from a financial point of view, to our stockholders.

One of the DLAPRGC representatives then advised our special committee with respect to the form of proposed HLHZ fairness opinion and made a presentation regarding the open issues on the draft merger agreement and the related disclosure schedules.

Our special committee then resumed its discussion of the minimum net worth closing condition requested by Wachovia and unanimously determined to recommend to our board of directors that, while it was appropriate for negotiations with Wachovia to continue on the basis of the $10.30 proposed per share cash price and the remaining issues to be resolved regarding the latest draft merger agreement, it would not be in the best interests of our stockholders to accede to the minimum net worth condition, and that it be rejected and Wachovia be so advised.

Immediately following our special committee’s meeting on August 31, 2005, our board of directors met to receive an update from the special committee and its advisers on developments in the negotiations with Wachovia since the board’s previous meeting on August 21, 2005. Also in attendance were representatives of D&TCF, HLHZ and DLAPRGC. Mr. Gunst reported on those developments, which are described above, and conveyed the special committee’s recommendation, reached earlier that day, that our board rejected Wachovia’s request for a minimum net worth closing condition. A general discussion ensued, following which our board unanimously accepted that recommendation.

One of the HLHZ representatives then confirmed to our board that, based on its updated preliminary analysis presented earlier that day to our special committee, and using the same methodologies it had used in its earlier preliminary analysis summarized for our board on August 10, 2005, and subject to the results of updating its analysis if and when requested to render a fairness opinion, HLHZ expected to be able to render an opinion, subject to the assumptions, qualifications and limitations reflected in its materials presented to our special committee, that $10.30 per share in cash was fair, from a financial point to view, to our stockholders.

One of the DLAPRGC representatives then made a presentation regarding the open issues on the draft merger agreement and the related disclosure schedules.

During the period from August 31 through September 2, 2005, Wachovia withdrew its request for a minimum net worth closing condition and substantially all issues in the draft merger agreement and the related disclosure schedules were resolved. In addition, discussions continued regarding the post-closing employment arrangements with the AmNet executives identified by Wachovia, and we responded to additional Wachovia due diligence requests.

At a meeting of our special committee on September 2, 2005, also attended by Mr. Robbins, and by representatives of D&TCF, HLHZ and DLAPRGC, Mr. Gunst reported these developments. In addition, Mr. Robbins described the open issues on the post-closing employment arrangements relating to himself, Mr. Fuller and Ms. Faulk and indicated that they needed further time to resolve but, in his view, could be resolved within a few days of further negotiation. He then left the meeting.

One of the DLAPRGC representatives then made a presentation regarding the provisions of the latest draft merger agreement, which had been furnished to all our directors together with a DLAPRGC executive summary. Among other provisions, this representative discussed those relating to:

•       the restrictions on us soliciting or accepting alternative acquisition proposals;

•       the relationship among those restrictions, Mr. Nierenberg’s voting agreement, the provisions obligating us to submit the merger to a stockholder vote, the provision relating to our board of directors’ right to change its recommendation of the merger under certain circumstances, and the termination provisions;

•       the termination fee provisions (as to which one of the HLHZ representatives also commented);

•       the closing conditions; and

•       the provision entitling Wachovia to terminate for a “material adverse effect” on us.

In relation to these provisions and the draft merger agreement generally, the DLAPRGC representative also discussed the rights and duties of our special committee under applicable law (referring back to the prior discussion with the special committee on August 9, 2005).

The HLHZ representatives then made a presentation with respect to HLHZ’s analysis and conclusions regarding the fairness of $10.30 per share in cash, from a financial point of view, to our stockholders. They explained that HLHZ had updated its August 31, 2005, preliminary analysis to reflect (among other things) recent price and trading information for our shares and updated information used in its “comparable companies” analysis. They advised our special committee that, based on its preliminary analysis and subject to the results of updating its analysis if and when requested to render a fairness opinion, HLHZ expected to be able to render an opinion in the form provided, subject to the assumptions, qualifications and limitations reflected therein and in the materials they had distributed in connection with their presentation, that $10.30 per share in cash was fair, from a financial point of view, to our stockholders. One of the DLAPRGC representatives then advised our special committee with respect to the form of proposed HLHZ fairness opinion.

After discussion at this September 2, 2005, meeting, our special committee unanimously decided to recommend that our board of directors approve the merger agreement with Wachovia and recommend it to our stockholders, contingent upon:

•       our board having been advised that no material changes to the terms of the merger had been requested by Wachovia at the time our board received the special committee’s recommendation;

•       our board having been advised that all material terms of the post-closing employment arrangements had been negotiated without any changes that, in Mr. Gunst’s opinion, adversely affected the interests of our stockholders in connection with the merger, and

•       the receipt of HLHZ’s fairness opinion.

At a meeting of our board of directors later on September 2, 2005, also attended by representatives of D&TCF, HLHZ and DLAPRGC, our board received presentations from Mr. Gunst, Mr. Robbins, HLHZ and DLAPRGC to the same effect as had been received by our special committee at its meeting earlier that day. Our board, after discussion, decided that, while it remained in the best interests of our stockholders to seek to finalize the negotiations with Wachovia as soon as possible on the basis of the per share price and other terms presented, which our board was willing to approve, it was also in their best interests to induce a prompt resolution of all open issues by conditioning such approval on the execution of a definitive merger agreement and the concurrent execution of the post-closing employment arrangements, and a public announcement of the executed merger agreement, before the opening of trading in our shares on the next trading day (following the intervening Labor Day holiday), September 6, 2005.

Mr. Gunst then presented to our board of directors our special committee’s recommendation to approve the merger and recommend it to our stockholders, subject to the conditions the special committee had specified at its meeting earlier that day and further subject to the September 6, 2005, deadline our board had set. Our board accepted that recommendation and adopted a set of resolutions approving the merger, agreeing to recommend it to our stockholders, authorizing its implementation and granting related authorizations. With respect to the authorizations relating to Mr. Nierenberg’s voting agreement, he abstained by reason of his willingness to sign the voting agreement required by Wachovia, having confirmed to our board that he was receiving no additional consideration for that agreement beyond the amount he would receive under the terms of the merger for the shares beneficially owned by him (including those restricted shares he owned personally and the shares owned by various investment funds of which his management company is the general partner) and his director stock options.

At this September 2, 2005, meeting, our board requested Mr. Gunst to convey to a senior member of Wachovia’s transaction team, and a DLAPRGC representative to convey to Wachovia’s counsel, our board’s decision to approve the merger subject to the conditions it had specified and to the expiration of that approval if the conditions were not met by the September 6, 2005, deadline. Shortly following the meeting, Mr. Gunst and DLAPRGC conveyed this information as requested.

During the period from September 2 through September 4, 2005, discussions continued between Wachovia and Mr. Robbins regarding the terms of the post-closing employment arrangements for him, Mr. Fuller and Mr. Faulk and those three executive officers conferred with their counsel. Some of the previously-open issues remained unresolved following these discussions.

On September 5, 2005, Wachovia’s counsel contacted a DLAPRGC representative to request that, in order to facilitate completion of the negotiations of the employment arrangements with Messrs. Robbins and Fuller and Ms. Faulk, Wachovia was requesting an in-person meeting with them, as soon as possible. The purpose of the requested meeting was for the senior members of Wachovia’s transaction team to discuss Wachovia’s plan for operating us as a wholly-owned subsidiary of Wachovia within its Fixed Income Division, satisfy themselves that those three executives were comfortable with that plan and their prospective roles in implementing it as Managing Directors of that Division following the completion of the merger and, subject to that confirmation, finalize their employment arrangements.

The DLAPRGC representative conveyed this request to Messrs. Robbins and Gunst, and after Mr. Robbins had discussed it with Mr. Fuller and Ms. Faulk, he advised Mr. Gunst that they were inclined to attend in order to facilitate the merger, which they continued to support as being in the best interests of our stockholders. Mr. Gunst decided that, provided it was made clear to Wachovia that our board would not be reconvened unless and until all transaction documents were fully and finally negotiated and was not committed to approving the merger even if that occurred, once its September 2, 2005 authorization expired the following day, it was not inconsistent with the previous position of our special committee and our board for the meeting to occur to enable our special committee and our board to determine whether closure could be achieved in the negotiations with Wachovia so that the merger agreement could be executed promptly. The DLAPRGC representative conveyed this decision to Wachovia’s counsel at Mr. Gunst’s direction.

On September 6, 2005, our board of directors’ September 2, 2006, conditional approval of the merger expired because the merger agreement had not been signed and publicly announced by the opening of trading in our shares that day.

On September 7, 2005, Messrs. Robbins and Fuller and Ms. Faulk met, as requested, with senior representatives of Wachovia’s transaction team, as well as other representatives of Wachovia’s Fixed Income Division at Wachovia’s headquarters in Charlotte, N.C. At the meeting, the participants discussed Wachovia’s plan for operating us after the merger as well as the nature of the Fixed Income Division’s activities generally. The terms of the post-closing employment arrangements for the three AmNet executives were also discussed.

On September 9, 2005, Mr. Robbins advised Mr. Gunst and a representative of DLAPRGC that the three AmNet executives had found the discussion to be constructive and productive, and the negotiations of their employment arrangements was continuing. By September 13, 2005, those employment arrangements, as well as the post-closing employment arrangements for the two other AmNet executives whose execution of them was a condition to Wachovia executing the merger agreement, had been finalized.

At a meeting of our special committee on September 13, 2005, also attended by Mr. Robbins and representatives of D&TCF, HLHZ and DLAPRGC, Mr. Gunst reported on the developments that had occurred in the negotiations with Wachovia since our special committee’s previous meeting on September 2, 2005, as described above. One of the DLAPRGC representatives summarized the material provisions of the post-closing employment arrangements for our four executive officers, basing the summary on information received from counsel to Messrs. Robbins and Fuller and Ms. Faulk and on a review of the final form of Ms. Berry’s employment arrangement as furnished by her. Mr. Robbins confirmed this summary and then left the meeting.

One of the DLAPRGC representatives reported that no issues remained to be resolved with Wachovia regarding the merger agreement (the latest draft of which had been furnished to all our directors together with an updated DLAPRGC executive summary) and the related disclosure schedules, and that no substantive changes had occurred in those documents since the special committee and board meetings on September 2, 2005.

The HLHZ representatives then reported that, based on its current analysis, which reflected the recent trading prices of our shares and updated (from September 2, 2005) data used in its “comparable companies” analysis, it remained HLHZ’s view that the merger price of $10.30 per share in cash was fair, from a financial point of view, to our stockholders subject to the assumptions, qualifications and limitations reflected in the form of opinion previously provided and the materials distributed in connection with their presentation. At Mr. Gunst’s request, one of the HLHZ representatives orally delivered its opinion to our special committee to that effect and indicated that HLHZ’s confirmatory written opinion would be delivered to our special committee and our board of directors (the full text of that opinion, dated September 13, 2005, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by HLHZ in connection with its opinion, is attached as Annex C to this proxy statement and should be carefully read in its entirety in conjunction with the information contained in “The Merger—Fairness Opinion Regarding Merger Price”).

After discussion at this September 13, 2005, meeting, our special committee unanimously decided to recommend that our board of directors approve the merger agreement with Wachovia and recommend it to our stockholders.

At a meeting of our board of directors immediately following the special committee meeting on September 13, 2005, also attended by representatives of D&TCF, HLHZ and DLAPRGC, our board received presentations from Mr. Gunst, Mr. Robbins, HLHZ and DLAPRGC to the same effect as those received by our special committee, and HLHZ orally delivered the same fairness opinion, subject to the same assumptions, qualifications and limitations, as it had previously orally delivered to our special committee.

Mr. Gunst then presented to our board of directors our special committee’s recommendation to approve the merger and recommend it to our stockholders. Our board accepted that recommendation and adopted a set of resolutions approving the merger, agreeing to recommend it to our stockholders, authorizing its implementation and granting related authorizations. With respect to the authorizations relating to Mr. Nierenberg’s voting agreement, he abstained for the reasons he had given to our board on September 2, 2005, as described above.

Shortly following the September 13, 2005 meeting of our board of directors, the merger agreement was executed by Wachovia and us, the voting agreement was signed by Wachovia and Mr. Nierenberg, the management arrangements were executed by Wachovia and the five AmNet executives, and the proposed transaction was publicly announced in a joint Wachovia/AmNet press release. Subsequently, with the approval of our board of directors at a meeting on September 18, 2005, Wachovia and we amended and restated the merger agreement to correct a provision and Mr. Nierenberg’s voting agreement was amended and restated so as to apply to the merger provided for in the amended and restated merger agreement. One of our directors, who is a member of our special committee and had participated in prior special committee and board discussions regarding the process of investigating potential combination transactions in general and Wachovia’s acquisition proposal in particular, was unable to participate in this September 18, 2005, board meeting. He has subsequently advised us that he concurs in the decision made at that meeting to amend and restate the merger agreement, and he has requested that his concurrence be reflected in this proxy statement. References throughout this proxy statement to the unanimous recommendation of our board of directors reflect his position.

Reasons for the Merger

Eight of our nine directors are not employed by us and three of those non-employee directors comprise our special committee. None of these eight directors has any direct or indirect interest in the merger that is different from the interests of our stockholders generally except for certain indemnification rights and related insurance after the merger and except that they will receive a cash payment for all of their stock options with an exercise price less than the $10.30 per share merger price on the same basis as all other holders of similar options and will receive the merger price for their restricted shares on the same basis as all other holders of similar shares. See “The Merger—Interests of AmNet’s Executive Officers and Directors in the Merger.”

Mr. Robbins is our only employee-director. He participated in the due diligence conducted by Wachovia as well as various other third parties that expressed interest in AmNet and he also participated in the negotiations of the employment arrangements that Wachovia required to be executed by him and other specified AmNet executives concurrently with the execution of the merger agreement but (except to a limited extent and at the specific request of our special committee) he did not participate in any negotiations with Wachovia regarding any of the terms contained in the merger agreement. In addition, although he was invited to attend several special committee meetings to provide his knowledge and perspective, the special committee conducted most of its deliberations in executive session without his presence.

At a meeting of our special committee on September 13, 2005, the special committee unanimously resolved to recommend that our board of directors approve the merger with Wachovia and recommend it to our stockholders. At a meeting of our board of directors on the same date, held immediately after the special committee meeting, our board received the special committee’s recommendation and unanimously determined to accept that recommendation, and to approve the merger with Wachovia and recommend it to our stockholders. On September 18, 2005, our board of directors unanimously approved an amended and restated merger agreement with Wachovia. See “The Merger—Background of the Merger” and “—AmNet Board of Directors’ Recommendation.”

In making its determination and recommendation set forth above, our special committee considered, among other things:

•       its knowledge of the current state of our business, including our financial condition, operations, business plans, management, competitive position and prospects;

•       its familiarity with the challenges we face in achieving profitable growth, as discussed in “The Merger—Background of the Merger”;

•       its familiarity with the challenges we face as a “small-cap” public company, as discussed in “The Merger—Background of the Merger”; and

•       its belief, based on its knowledge of the matters enumerated above, that our shares were unlikely to trade at prices substantially above their current level for some substantial period.

Our special committee also considered, among other things, its knowledge of the process it had closely supervised (both through its members participation on the ad hoc committee of our board that was formed on March 1, 2005, and subsequently as members of the special committee itself)—through formal meetings, informal consultation, regular advice from its legal and financial advisers and the continuous interaction between its chairman and those advisers—to investigate potential combination transactions and ultimately negotiate the merger agreement with Wachovia, as described under “The Merger—Background of the Merger,” including:

•       the substantial number of sophisticated and knowledgeable potential buyers contacted by D&TCF at the direction of our special committee to ascertain potential interest in acquiring us and the criteria for the selection of those third parties by the special committee;

•       the number of those potential buyers that had signed confidentiality agreements and received the confidential information memorandum, engaged in a due diligence investigation of us, submitted preliminary indications of interest and submitted definitive acquisition proposals; and

•       the fact that only two of the 32 third parties on the potential buyer list had submitted preliminary indications and only Wachovia had submitted a final proposal.

In the course of its deliberations, our special committee also considered, among other things, the following material positive factors regarding the merger:

•       the opinion of HLHZ to our special committee and our board of directors to the effect that, as of September 13, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion of that date, the merger price of $10.30 per share in cash to be received by our stockholders pursuant to the merger agreement was fair, from a financial point of view, to them (the full text of that opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by HLHZ in connection with its opinion, is attached as Annex C to this proxy statement and should be read in its entirety in conjunction with the information contained in “The Merger—Fairness Opinion Regarding Merger Price”), as well as the presentations HLHZ made to our special committee and our board of directors regarding the analyses performed in connection with its fairness opinion;

•       the fact that the $10.30 per share merger consideration to be received by our stockholders represented a premium of approximately 5.4% over the closing sales price of our shares as reported on NASDAQ on September 12, 2005 (which was the trading date prior to the date our special committee recommended to our board, and our board approved, the merger agreement with Wachovia) and was close to the highest level at which our shares had occasionally traded since we terminated our status as a real estate investment trust in 2002 to focus on the mortgage banking business;

•       the fact that the merger consideration is all in cash, which provides certainty of value to our stockholders;

•       the experience, reputation and financial capabilities of Wachovia;

•       the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, which were negotiated on an arms-length basis and with the advice of the special committee’s advisers;

•       the fact that the merger will be completed only if it is approved by the holders of a majority of our outstanding shares, with the result that our affiliates (including Mr. Nierenberg, who, as a condition to Wachovia executing the merger agreement, signed a voting agreement with respect to the shares beneficially owned by him, which constitute approximately 18.4% of our outstanding shares entitled to vote on the merger) cannot cause the merger to occur without the concurrence of unaffiliated holders of a substantial number of our shares; and

•       the fact that the merger agreement permits our board of directors, where required by its fiduciary duty, to authorize us to participate in discussions and negotiations with, and furnish information to, third parties in connection with unsolicited bona fide written acquisition proposals and to change its recommendation in favor of the merger following receipt of a superior unsolicited bona fide written proposal for 100% of our shares and, if our stockholders fail to approve the merger, to potentially enter into a transaction with another acquirer, subject to the limitations described under “The Merger Agreement—Acquisition Proposals by Third Parties” and subject to the payment of a termination fee of $2.5 million upon termination of the merger agreement and, in some cases, the payment of an additional $1 million thereafter (such total potential termination fee of $3.5 million constituting approximately 4.2% of the aggregate merger consideration on a fully-diluted basis).

In the course of its deliberations, our special committee also considered, among other things, the following potentially negative factors regarding the merger:

•       the fact that our stockholders would not benefit from any potential future increase in our value beyond $10.30 per share;

•       the fact that gains from the sale of shares in the merger would be taxable to our stockholders for U.S. federal income tax purposes;

•       the conditions to Wachovia’s obligation to complete the merger and Wachovia’s right to terminate the merger agreement in specified circumstances;

•       the restrictions that the merger agreement would impose on our ability to operate our business until the merger was completed or the merger agreement was terminated;

•       the possibility of disruption to our operations and personnel following the announcement of the execution of the merger agreement and the resulting potentially adverse effect on AmNet if the merger were not to close;

•       the interests that our directors and our executive officers may have with respect to the merger in addition to their interests as stockholders generally, as described in “The Merger—Interests of AmNet’s Executive Officers and Directors in the Merger;” and

•       the fact that, under the merger agreement, while our board has the ability, where required by its fiduciary duty, to discuss unsolicited bona fide written acquisition proposals with third parties and provide them with non-public information, and to change its recommendation of the merger following receipt of a superior unsolicited bona fide written proposal for 100% of our shares, our board would not be entitled to terminate the merger agreement prior to February 15, 2006 in order to pursue a superior offer unless and until the merger had been presented to our stockholders for a vote at a special meeting (at which Mr. Nierenberg’s voting agreement would obligate him to vote all shares beneficially owned by him in favor of the merger) and had failed to receive the requisite affirmative vote for approval, and we had paid Wachovia the applicable termination fee.

Our special committee concluded that these potentially negatives factors were substantially outweighed by the opportunity presented by the merger for our stockholders to monetize their AmNet investment for $10.30 per share in cash within a relatively short period of time if the merger conditions were satisfied, which the special committee believed would maximize the immediate value of their shares and eliminate the risk that the inherent uncertainty affecting the mortgage banking industry and our future prospects could result in a diminution in the market value of their shares. Accordingly, the special committee concluded that the merger was in the best interests of our stockholders.

In making its determination and recommendation set for above, our board of directors gave substantial weight to the determination and recommendation of our special committee, having regard to the independence of its members, their business experience and their active role (as evidenced in the reports of their activities periodically made to the full board throughout the process) in overseeing, with the advice of experienced legal and financial advisors, the process of investigating potential combination transactions that led to the negotiation of the merger agreement with Wachovia. In addition, our board took account of the same considerations, including the same material positive and potentially negative factors, that our special committee had considered and reached the same conclusion as our special committee with respect to the benefits of the merger for our stockholders.

The preceding discussion of the factors considered by our special committee and our board of directors is not, and is not intended to be, exhaustive, but does set forth the material factors considered. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, neither our special committee nor our board of directors found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, nor did it undertake to make any specific determination as to whether any particular factors (or any aspect of any particular factors) was favorable or unfavorable to its ultimate determination, except that, for the reasons noted above, our board gave substantial weight to the determination and recommendation of our special committee. Rather, each of our special committee and our board of directors reached its conclusion and recommendation based on its evaluation of the totality of the information presented, considered and analyzed. In considering the factors discussed above, individual directors may have ascribed differing significance to different factors.

AmNet Board of Directors’ Recommendation

Upon the unanimous recommendation of the special committee and after careful consideration, our board of directors has unanimously adopted resolutions approving the merger and the merger agreement, determining that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of AmNet and our stockholders and directing that the merger and the merger agreement be submitted for approval at a special meeting of our stockholders. Accordingly, our board of directors unanimously recommends that all of our stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments of the special meeting of stockholders if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Fairness Opinion Regarding Merger Price

On September 13, 2005, HLHZ rendered its opinion to our special committee and our board of directors that, as of such date and based upon and subject to the assumptions, qualifications and limitations contained in such opinion, the consideration of $10.30 per share in cash to be received by our stockholders in the merger was fair to such stockholders from a financial point of view.

The complete text of HLHZ’s opinion is attached as Annex C to this proxy statement and the summary of the opinion set forth below is qualified in its entirety by reference to such opinion. Stockholders are urged to read the opinion carefully in its entirety for a description of the procedures followed, the limitations on the review made, the factors considered and the assumptions made by HLHZ. The opinion was provided for the use and benefit of our special committee and our board of directors in connection with their consideration of the merger and was not intended to be, and does not constitute, a recommendation as to how stockholders should vote on the merger.

HLHZ’s opinion and analyses were only one of many factors considered by our special committee and our board of directors in their evaluation of the merger and should not be viewed as determinative of the views of our special committee or our board of directors with respect to the merger.

In connection with its opinion, HLHZ made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. No restrictions or limitations were imposed on the analysis described below. Among other things, HLHZ:

1.                 reviewed AmNet’s annual reports to stockholders and Form 10-K for the fiscal years ended December 31, 2001 through 2004 and the quarterly report on Form 10-Q for the quarter ended June 30, 2005, which AmNet’s management identified as being the most current financial statements available;

2.                 reviewed the draft Agreement and Plan of Merger between Wachovia Bank, National Association and AmNet dated September 13, 2005 and the draft Voting and Support Agreement by and among Wachovia Bank, National Association, Nierenberg Investment Management Company, Inc., and David Nierenberg dated August 29, 2005;

3.                 met or spoken with certain members of the senior management of AmNet regarding the operations, financial condition, future prospects and projected operations and performance of AmNet and met or spoken with representatives of AmNet’s counsel and financial advisor regarding AmNet, the merger, and related matters;

4.                 reviewed forecasts and projections prepared by AmNet’s management with respect to AmNet for the years ended December 31, 2005 through 2007;

5.                 reviewed the historical market prices for AmNet’s publicly traded securities;

6.                 reviewed certain other publicly available financial data for certain companies that HLHZ deemed comparable to AmNet, and publicly available prices and premiums paid in other transactions that HLHZ considered similar to the merger; and

7.                 conducted such other financial studies, analyses and inquiries as HLHZ deemed appropriate.

In connection with its opinion, HLHZ relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, HLHZ relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it were reasonably prepared on bases reflecting the best then currently available estimates and judgments of the future financial results and condition of the Company, and HLHZ expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. HLHZ relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of AmNet since the date of the most recent financial statements provided to it, and that there is no information or facts that would make the information reviewed by it incomplete or misleading.

HLHZ did not make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of AmNet, nor was HLHZ provided with any such appraisal or evaluation. HLHZ did not (1) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger or any alternatives to the merger, (2) negotiate the terms of the merger, or (3) advise our special committee or our board of directors with respect to alternatives to the merger. HLHZ’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of the date of the opinion.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following summarizes the material methodologies utilized by HLHZ in rendering its fairness opinion. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by HLHZ or a complete description of its presentation. HLHZ believes, and so advised the special committee, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

The estimates and forecasts contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses.

Additionally, analyses relating to the value of businesses or securities are not appraisals. Because these analyses, estimates and forecasts are inherently subject to substantial uncertainty and are based upon numerous factors or events beyond the control of AmNet and HLHZ, none of AmNet, HLHZ or any other person assumes responsibility if future results or values are materially different from those contained in such analyses, estimates and forecasts. No company or transaction used in the analyses below as a comparison are directly comparable to AmNet.

HLHZ’s opinion does not address: (1) the underlying business decision of the special committee, AmNet, its security holders or any other party to proceed with or effect the merger, (2) the relative merits of the merger as compared to any alternative business strategies that might exist for AmNet or the effect of any other transaction in which AmNet might engage, or (3) the tax or legal consequences of the merger to either AmNet, its security holders, or any other party.

Summary of Financial Analyses Performed by Houlihan Lokey Howard & Zukin

The following is a summary of the financial analyses presented by HLHZ to the special committee and board of directors in connection with the preparation of the fairness opinion.

Comparable Company Analysis.   HLHZ reviewed and compared selected financial information for AmNet to corresponding financial information and market data for the following six publicly-traded mortgage companies:

•       Countrywide Financial Corporation;

•       PHH Corporation;

•       E-Loan, Inc.;

•       Accredited Home Lenders Holdings Co.;

•       Delta Financial Corporation; and

•       United Financial Mortgage Corp.

HLHZ calculated and compared various financial multiples and ratios based on publicly available financial data as of June 30, 2005 and market data as of September 12, 2005 (the last trading day prior to the delivery of HLHZ’s opinion). This information was obtained from filings with the Securities and Exchange Commission and Institutional Brokers Estimate Systems (IBES), a data service that compiles earnings estimates issued by securities analysts. After observing certain metrics of the comparable companies, HLHZ selected multiples of price to earnings in the ranges of 12.0 times to 14.0 times and 7.0 times to 9.0 times, for each of the fiscal years 2005 and 2006, respectively, and multiples of price to book value per share of 0.9 times to 1.5 times. The chart below summarizes the multiples.

Range
Comparable Company Analysis	Low		High
Price to 2005E EPS	12.0x	-	14.0x
Price to 2006E EPS	7.0x	-	9.0x
Price to Book Value per Share	0.9x	-	1.5x

This analysis yielded a range of value per share for AmNet common stock of approximately $7.20 to $15.43, based on AmNet’s management forecasts of GAAP earnings and reported book value as of June 30, 2005.

Comparable Transaction Analysis.   In the comparable transaction approach, HLHZ selected the following twelve publicly-announced controlling interest transactions involving companies which it deemed to be in similar businesses to AmNet:

Announcement Date	Acquiror	Target
08/03/05	Popular, Inc.	E-LOAN, Inc.
01/10/05	Friedman, Billings, Ramsey Group, Inc.	First NLC Financial Services, Inc.
12/14/04	Capital One Financial Corporation	eSmartloan.com, Inc.
05/11/04	Citigroup, Inc.	Principal Residential Mortgage Inc.
07/17/03	Royal Bank of Canada	Sterling Capital Mortgage Company
11/07/02	American International Group, Inc.	Wilmington Finance Inc.
06/20/02	Investor group	87.5% of Quicken Loans Inc.
06/13/02	American Home Mortgage Investment Corp.	Columbia National Inc.
01/18/02	U.S. Bancorp	Leader Mortgage Co.
11/19/01	NetBank, Inc.	Resource Bancshares Mortgage Grp Inc
04/15/01	NetBank, Inc.	Market Street Mortgage
04/02/01	Washington Mutual, Inc.	Fleet Mortgage Corp.

For each of these transactions, HLHZ analyzed the purchase price as a multiple to each of the target company’s book value. HLHZ relied on information from public filings, press releases, and investor presentations of the target companies as well as other publicly available sources. After observing certain metrics of the above comparable transactions, HLHZ selected multiples of price to book value in the range of 1.0 times to 1.3 times. The chart below summarizes the comparable transaction approach.

Range
Comparable Transaction Analysis	Low		High
Price to Book Value	1.0x	-	1.3x

The analysis yielded an acquisition value of AmNet common stock ranging from approximately $10.29 to $13.37 per share based on AmNet’s reported book value as of June 30, 2005.

Conclusion.   Based on the foregoing financial analyses, it was HLHZ’s opinion that, as of September 13, 2005, the consideration of $10.30 per share in cash to be received by AmNet’s stockholders in the merger was fair to them from a financial point of view. In reaching its opinion, HLHZ did not attempt to assign specific weights to particular analyses; instead it made its determination as to fairness based on its experience and professional judgment after considering the results of its analyses. HLHZ believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of its analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of us and the merger, on the one hand, and the data selected for its analyses on the other hand.

HLHZ does not make a market in the publicly traded securities of AmNet. HLHZ is engaged, from time to time, to provide financial advice to a variety of public and private entities and persons. HLHZ may have rendered certain services to other participants in this transaction in the form of an opinion or advice.

Under the terms of its March 17, 2005 engagement agreement with our special committee, HLHZ is entitled to, and has been paid, fees in an aggregate amount up to $200,000, payable in the form of (1) an initial fee of $25,000, (2) monthly fees of $25,000 subject to a maximum of $125,000 including the initial fee, and (3) an opinion fee of $150,000 upon delivery of the opinion, with a portion of the monthly fees previously paid to be credited against the opinion fee. In addition, AmNet has agreed to reimburse HLHZ for its reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion, including HLHZ’s reasonable attorney’s fees and related expenses. No portion of the fee is contingent upon completion of the merger or the conclusions set forth in the opinion. AmNet has further agreed to indemnify HLHZ against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the federal securities laws.

HLHZ is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

Interests of AmNet’s Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that some of our executive officers and directors have interests in the merger that are in addition to and may be different from the interests as AmNet stockholders they may share with you. Our board of directors was informed or otherwise was aware of, and considered the interests of, our executive officers and directors in approving the merger agreement and the merger.

Employment Arrangements Between Wachovia and Our Executive Officers.   As a condition to its execution of merger agreement, Wachovia required the concurrent execution of employment arrangements between our executive officers and another of our employees and Wachovia. The terms of the employment arrangements with our executive officers are summarized below.

Employment Arrangements with John Robbins, Jay Fuller and Lisa Faulk.   The employment arrangements with each of Mr. Robbins, Mr. Fuller and Ms. Faulk will be effective at the effective time of the merger and specify their new title at Wachovia as well as base salary, incentive bonus payment terms and, to the extent applicable, a Wachovia Corporation restricted stock award that each of them will receive under these arrangements. The following table sets forth for Mr. Robbins, Mr. Fuller and Ms. Faulk, their new Wachovia title, annual base salary, minimum annual incentive bonus amount for the specified period, and expected Wachovia restricted stock award pursuant to the employment arrangements.

Name/AmNet Title	New Wachovia Title	Base Salary	Minimum Incentive Bonus	Restricted Stock Award
John M. Robbins Chairman and CEO	CEO of AmNet/ Managing Director, Fixed Income Division	$250,000	$250,000 minimum for each of 2006 and 2007	$1,500,000 in economic value: vesting in 3 equal annual installments

Jay M. Fuller Executive Vice President of Production	Head of National Production of AmNet/Managing Director, Fixed Income Division	$200,000	$125,000 minimum for each of 2006 and 2007	$700,000 in economic value: vesting in 3 equal annual installments

Lisa S. Faulk Executive Vice President of Operations	Head of National Operations of AmNet/Managing Director, Fixed Income Division	$175,000	$85,000 minimum for each of 2006 and 2007	$650,000 in economic value: vesting in 3 equal annual installments

The restricted stock award to each of these executive officers will be submitted for approval to Wachovia Corporation’s board of directors following the completion of the merger. If Wachovia Corporation’s board does not approve the stock award, then the executive will be entitled to receive three separate annual cash payments equal, in the aggregate, to the aggregate economic value of the restricted stock award described above. In addition, each of these executives will be eligible to receive an annual performance-based incentive payment for 2006, 2007 and 2008, based on the financial performance of AmNet during those years. Mr. Robbins, Mr. Fuller and Ms. Faulk will also be eligible to receive an additional subjective annual bonus payment for each of those years, based on AmNet’s performance, under Wachovia’s Corporate and Investment Banking incentive plan. The total annual compensation (including base salary, minimum incentive bonus, performance incentive bonus and any subjective bonus) for each of these executives is capped at $3,000,000 in the case of Mr. Robbins, $2,000,000 in the case of Mr. Fuller, and $1,250,000 in the case of Ms. Faulk, unless Wachovia determines in its sole discretion to pay additional amounts. In each case, unless Wachovia has terminated their employment without cause or the executive has terminated employment for good reason, they must be employed by Wachovia on the payment date of the bonus, or the restricted stock award or cash payment in lieu of the restricted stock award.

In addition, the employment arrangements provide the above executive officers with cash termination payments and other payments and benefits if their employment with Wachovia terminates without cause or if they terminate for good reason. If their employment is terminated by Wachovia without cause or the executive resigns for good reason, and the executive delivers a signed release of claims, Wachovia will pay:

•       the executive’s base salary through the date of termination or resignation;

•       a lump sum payment of the unpaid minimum incentive cash bonuses for 2006 and 2007;

•       a lump sum payment for the value of the unvested portion of the restricted stock awards described above; and

•       any applicable benefits under Wachovia’s standard plans.

None of Mr. Robbins, Mr. Fuller or Ms. Faulk may resign for “good reason” within the first 18 months following the completion of the merger. In Mr. Robbins’ case, if “good reason” exists as a result of a material reduction in his job duties as provided in his employment arrangement, he has the right to elect to remain employed with Wachovia as a Managing Director and to continue to receive his base salary and the minimum incentive bonus payments described above, as well as a $250,000 minimum incentive bonus payment for 2008. In Mr. Fuller’s case, if “good reason” exists as a result of a material reduction in his job duties, he will have the right to elect to remain as an employee of Wachovia and receive payment of his base salary and the minimum incentive bonus payments described above, as well as a $125,000 minimum incentive bonus payment for 2008. In Ms. Faulk’s case, if “good reason” exists as a result of a material reduction in her job duties, she will have the right to elect to remain as an employee of Wachovia and receive payment of her base salary and the minimum incentive bonus payments described above, as well as an $85,000 minimum incentive bonus payment for 2008. In each case, Mr. Robbins, Mr. Fuller as well as Ms. Faulk will be eligible to receive the subjective annual bonus payment under Wachovia’s Corporate and Investment Banking incentive plan, but will not be eligible to receive any other performance-based incentive bonus payments.

Wachovia has agreed with each of these executives that if any compensation, including payments made in connection with the merger, are deemed to be “parachute payments” and therefore subject to excise tax, Wachovia will pay the executive the amount of the excise tax.

Each of these executives also entered into a noncompetition agreement with Wachovia effective upon the completion of the merger and continuing through December 31, 2008.

The employment arrangements with each of the above executive officers supersede the existing employment agreements between AmNet and each of these executives. In each case, the employment arrangement provides that the executive officer will not be entitled to receive the change of control severance and bonus payments contained in their existing AmNet employment agreement. These existing employment agreements provide for a severance payment equal to the sum of (a) a multiple of the officer’s base salary (1.5 times for each of Mr. Fuller and Ms. Faulk and 2 times for Mr. Robbins) and (b) a bonus payment equal to a multiple of the target annual bonus for the executive (1.5 times in the case of Mr. Fuller and Ms. Faulk and 2 times in the case of Mr. Robbins) upon termination without cause or resignation for good reason within 12 months following a change of control of AmNet, such as the merger. The executive officers do, however, remain entitled to receive the payments set forth in the table below in the section entitled Merger Proceeds and Other Payments to be Received by Directors and Executive Officers.

Employment Arrangement Between Wachovia and Judith Berry.   Ms. Berry’s employment arrangement with Wachovia provides for her to serve on an interim basis as the Co-head of Merger Integration. This arrangement provides for a base annual salary of $265,000 and continued benefits under AmNet’s benefit plans until such plans are transitioned to Wachovia’s standard benefit plans. Ms. Berry is also eligible to receive a retention bonus of $158,998 if she remains actively employed for a period of 6 months following the completion of the merger, devotes her best efforts to the integration of AmNet and Wachovia, and gives Wachovia 60 days notice of her intended resignation at the end of the six-month period. Although this arrangement supersedes and takes the place of Ms. Berry’s employment agreement with us, she remains entitled to a severance benefit in the amount of $715,000 and the payments set forth in the table below in the section entitled Merger Proceeds and Other Payments to be Received by Directors and Executive Officers.

Wachovia has agreed with Ms. Berry that if any of the foregoing change of control payments are deemed to be “parachute payments” and therefore subject to excise tax, Wachovia will pay the amount of the excise tax.

Reimbursement of Certain Legal Expenses.   On the recommendation of the special committee, our board has authorized us to reimburse the reasonable fees and expenses of a single law firm representing our executive officers in connection with the negotiation of their employment arrangements described above and related matters, including the description of those arrangements included in this proxy statement.

Merger Proceeds and Other Payments to be Received by Directors and Executive Officers.   Each of our directors and executive officers holds shares of our common stock and/or in-the-money stock options to purchase shares of our common stock. Shares will be exchanged for the right to receive $10.30 per share in cash as described in this proxy statement and options will be cancelled in exchange for a cash payment on account of each share subject to the option equal to the difference between (1) the cash price of $10.30 to be paid with respect to our common stock in the merger and (2) the exercise price per share of the options, less applicable withholding taxes. See “The Merger Agreement—Equity Plans”.

The following table sets forth the cash proceeds that each of our executive officers and directors will receive at the completion of the merger on the basis of the shares of AmNet common stock, restricted stock units and in-the-money options to purchase shares of AmNet common stock that they hold at the effective time of the merger, assuming, for hypothetical purposes, that the merger is completed on December 31, 2005:

Name	Proceeds from Shares of Common stock held	Proceeds from in-the-money Options	Proceeds from Shares of Common Stock Issuable on Vesting of Restricted Stock Units	Total Payments
Executive Officers:
John M. Robbins	$1,931,909	$724,750	$168,302	$2,824,961
Jay M. Fuller	793,038	352,750	74,366	1,220,154
Lisa S. Faulk	167,159	185,000	51,500	403,659
Judith A. Berry	375,579	404,000	60,667	840,246
Directors (other than Mr. Robbins):
Robert T. Barnum	$109,180	$19,737		$128,197
Dr. Richard Pratt	184,370	180,387		364,757
Dr. Mark Riedy	263,680	180,387		444,067
Robert A. Gunst	57,680	19,737		77,417
Herbert Tasker	47,380	19,362		66,742
Keith A. Johnson	783,820	5,412		789,232
H. James Brown	52,623	180,387		233,010
David Nierenberg(1)	14,170,740	21,312		14,192,052

(1)          Includes proceeds from 1,371,200 shares held by The Nierenberg Investment Management Company. See “Security Ownership of Certain Beneficial Owners and Management.”

For additional information regarding the nature of each director’s and executive officer’s beneficial ownership of our shares of common stock, please see the information below under the caption “Security Ownership of Certain Beneficial Owners and Management.”

In addition, each of our executive officers will receive payouts at the completion of the merger of amounts under our Long-Term Incentive Plan, Supplemental Executive Retirement Plan and Executive Annual Cash Bonus Plan as follows, assuming, for hypothetical purposes, that the merger is completed on December 31, 2005:

Name	LTIP Payment	SERP Payment(1)	Target Bonus(2)	Total Payment
Executive Officers:
John M. Robbins	$606,250	$117,338	$436,500	$1,160,088
Jay M. Fuller	270,725	74,642	260,000	603,367
Lisa S. Faulk	187,425	49,119	191,667	428,211
Judith A. Berry	220,745	60,983	212,000	493,728

(1)          Represents only amounts contributed to the SERP for 2003 and 2004. An additional amount will be contributed by AmNet to the SERP for 2005. This amount is to be determined by the compensation committee of our board of directors based upon AmNet’s performance, but will not exceed $300,000 in the aggregate.

(2)          Represents target bonus amounts for each of these executives under the Executive Annual Cash Bonus Plan. Actual amounts to be paid may be greater or less than the target amounts and will be determined by AmNet’s compensation committee based upon AmNet’s performance and the individual performance of each of these executives against pre-set goals.

Special Committee and Board of Director Fees.   The schedule of director fees previously approved by our board provides for payments of $1,000 for attendance in person at any special board or committee meeting, $500 for telephonic attendance at any such meeting; and an hourly rate of $250 for time spent on board or committee matters other than in preparation for regularly scheduled board or committee meetings, as well as an annual $3,000 retainer for all board committee chairs ($5,000 in the case of the audit committee chair). For the purposes of this schedule, none of the special committee meetings is a regularly scheduled meeting. As of the date of this proxy statement, the fees incurred in connection with the activities the special committee in investigating potential combination transactions, including the Wachovia merger, total approximately $207,000. The amount of additional fees that may be incurred will depend upon whether additional meetings of the special committee are held before the merger is completed, whether in-person or telephonically, and which members of the special committee attend such meetings.

Indemnification of Directors and Officers.   From and after the effective time of the merger, Wachovia will assume, and will cause AmNet as the surviving corporation in the merger to fulfill and honor, in all respects our obligations under (i) all indemnification agreements that we have entered into with our current and former directors and officers prior to the closing date of the merger and (ii) the indemnification provisions in our bylaws as in effect as of the effective time of the merger. Wachovia is also obligated to maintain our directors’ and officers’ liability insurance or purchase “tail period” coverage for a period of six years after the completion of the merger; provided the annual cost is not greater than 200% of our current annual premium, in which case Wachovia is obligated to provide as much insurance as may be purchased at such cost.

Appraisal Rights

Under Maryland General Corporation Law holders of record of our common stock are not entitled to appraisal rights or dissenters’ rights in connection with the merger.

Delisting and Deregistration of AmNet’s Common Stock

If the merger is completed, our common stock will no longer be traded on the National Market of The Nasdaq Stock Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Material United States Federal Income Tax Consequences of the Merger

General.   The following discussion summarizes the material United States federal income tax consequences of the merger that are generally applicable to U.S. holders of our common stock upon an exchange of their shares of our common stock for cash in the merger. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (referred to in this proxy statement as the “Code”), existing Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could materially alter the tax consequences expressed in this proxy statement. This discussion assumes that you hold our common stock as a capital asset for investment.

This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•       brokers or dealers in securities or foreign currencies;

•       traders;

•       stockholders who are subject to the alternative minimum tax provisions of the Code;

•       tax-exempt organizations;

•       stockholders who are foreign persons (non-U.S. holders), including those who are not citizens or residents of the U.S.;

•       expatriates;

•       stockholders treated as partnerships for United States federal income tax purposes;

•       stockholders that have a functional currency other than the United States dollar;

•       stockholders who do not hold their AmNet stock as a capital asset within the meaning of Section 1221 of the Code;

•       banks, mutual funds, financial institutions or insurance companies;

•       stockholders who acquired their AmNet stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•       stockholders who hold their AmNet stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale;

•       stockholders who acquired their AmNet shares through AmNet’s 401(k) plan, deferred compensation plan or other retirement plan; or

•       stockholders whose AmNet stock is “qualified small business stock” for purposes of Section 1202 of the Code or “small business stock” for purposes of Section 1244 of the Code.

This summary does not address the tax consequences of the merger under state, local and foreign laws or under United States federal tax law other than income tax law. In addition, the following discussion does not address the tax consequences of transactions effectuated before, after, or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, the exercise or cancellation of options, warrants or similar rights to purchase stock.

As used in this proxy statement, a “U.S. holder” means a holder of our common stock who is for United States federal income tax purposes:

•       a citizen or resident of the United States;

•       a corporation, partnership, or other entity created or organized in the United States or under the law of the United States or any state within the United States;

•       an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•       a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Consequences of the merger to our stockholders.   The receipt of cash by a U.S. holder in exchange for our common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in our common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held our common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

Backup withholding.   A U.S. holder may be subject to federal income tax backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

•       is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact; or

•       provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

To prevent backup withholding and possible penalties, you should complete and sign the substitute Form W-9 included in the letter of transmittal, which will be sent to you if the merger is completed. Any amount withheld under these rules may be credited against the U.S. holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Stockholders other than U.S. holders may be required to establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY), as applicable. If withholding is made and results in an overpayment of taxes by a non-U.S. holder, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

We strongly urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws, in view of your particular circumstances.

THE MERGER AGREEMENT

The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference in this proxy statement and attached to this proxy statement as Annex A. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about AmNet or Wachovia. Such information can be found elsewhere in this proxy statement and in other public filings each of AmNet and Wachovia Corporation makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov or as more fully described in the section titled “Where You Can Find Additional Information.” Our stockholders are urged to read the full text of the merger agreement in its entirety.

The Merger.   Under the terms of the merger agreement, PTI, Inc., a merger subsidiary of Wachovia, will merge into AmNet and following completion of the merger AmNet will be a wholly owned subsidiary of Wachovia.

Effective Time.   Unless the parties agree otherwise, the completion of the merger will occur within three calendar days following the satisfaction or waiver of all of the closing conditions contained in the merger agreement or at such other time as the parties may agree. The merger will become effective upon the later of (i) acceptance by the Maryland State Department of Assessments and Taxation of our filing of articles of merger, (ii) acceptance by the Delaware Secretary of State of our filing of a certificate of merger, or (iii) a subsequent time of effectiveness that we and Wachovia agree to and specify in the articles of merger and certificate of merger. We are working with Wachovia to complete the merger as soon as practicable and are targeting completion of the merger during the fourth quarter of calendar year 2005. However, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Merger Consideration.   Immediately prior to the effective time of the merger, any shares of our capital stock held by AmNet or Wachovia (other than shares held in a trust, fiduciary, or nominee capacity as a result of debts previously contracted) will be automatically canceled and cease to exist and no consideration will be paid for such shares. At the effective time of the merger, each other outstanding share of our common stock will be canceled and automatically converted into the right to receive $10.30 in cash, without interest and less applicable withholding taxes. The per share merger consideration will be equitably adjusted in the event of any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to our common stock that occurs prior to the effective time of the merger.

Equity Plans.   Immediately prior to the effective time of the merger, any outstanding options to purchase our common stock will be cancelled and in consideration of the cancellation, each optionee will be entitled to receive with respect to each share of our common stock subject to their option a cash payment equal to the difference between (i) the cash price of $10.30 to be paid with respect to our common stock in the merger, and (ii) the exercise price of their options, less applicable withholding taxes. Immediately prior to the effective time of the merger, AmNet will deposit in a bank account the aggregate amount of cash to be paid to the holders of options, together with instructions to pay this cash to holders of options promptly following the effective time. Holders of outstanding options that have an exercise price equal to or greater than $10.30 will not be entitled to any cash payments on account of those options and those options will be cancelled at the effective time of the merger.

As of the record date, 129,484 unvested shares of our common stock were issued and outstanding. These unvested shares are referred to as restricted stock and are subject to repurchase by us at the original price paid for such shares should the holders of these shares terminate their service with us prior to vesting in such shares. Under the terms of the merger agreement, each share of restricted stock outstanding will vest immediately prior to the effective time of the merger and contingent on the completion of the merger.

The holders of these shares will then be entitled to receive $10.30 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock that the holder then owns.

As of the record date, 47,900 restricted stock units were issued and outstanding. These restricted stock units represent the right of the holders of those units to receive a share of our common stock for each unit should the holders continue their service with us until the vesting of those units. Under the terms of the merger agreement, each restricted stock unit outstanding will vest immediately prior to the effective time of the merger and contingent on the completion of the merger and the related shares of our common stock will be issued to the holders of those units. The holders of these shares will then be entitled to receive $10.30 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock that the holder then owns.

Prior to the execution of the merger agreement, our board of directors passed a resolution that exempts the transactions contemplated by the merger agreement and the voting agreement from our stockholder rights plan in order to render the rights provided for in our stockholder rights plan (which permits our other stockholders, to acquire newly issued AmNet shares at a 50% discount to market price if a person or group acquires beneficial ownership of 15% or more of our shares without our board of directors’ prior approval) inapplicable to the merger and the other transactions contemplated by the merger agreement and the voting agreement. The exemption also permits Wachovia and its affiliates to acquire shares in the ordinary course of its business, provided that decisions regarding the holding, voting or disposing of those shares are made in accordance with customary ethical wall procedures.

Exchange of Stock Certificates.   Wachovia Bank, National Association will serve as paying agent for the payment of the merger consideration to our stockholders. As soon as reasonably practicable following the completion of the merger, the paying agent will mail to each holder of record of our common stock that was issued and outstanding immediately prior to the effective time of the merger a letter of transmittal and instructions for use to surrender the certificates that represent shares of our common stock in exchange for the merger consideration. These instructions will also explain what to do in the event that a certificate has been lost, stolen or destroyed. The letter of transmittal will specify that delivery of stock certificates, as the case may be, will be effected and risk of loss and title to your stock certificates will pass only upon the receipt of certificates by the paying agent together with a properly completed and validly executed letter of transmittal. Until surrendered, each stock certificate will be deemed to represent only the right to receive upon surrender the merger consideration into which the shares of our common stock previously represented by such certificate have been converted. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate.

Representations and Warranties.   The merger agreement contains representations and warranties of AmNet and Wachovia customary for agreements of this nature with regard to their respective businesses, financial condition and other facts pertinent to the merger. The representations made by us to Wachovia relate to the following:

•       our corporate organization and other corporate matters;

•       our capital structure and outstanding securities;

•       our authorization, execution, delivery and performance and the enforceability of the merger agreement;

•       required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons relating to the merger agreement and related matters;

•       documents filed by us with governmental and regulatory authorities, including the SEC, the accuracy of the financial statements and other information contained in those documents, our disclosure and internal controls and procedures, and the absence of certain liabilities;

•       absence of changes or certain events involving AmNet since December 31, 2004, including any occurrence of a material adverse effect (as that term is defined in the merger agreement and described below in the section captioned “The Merger Agreement—Definition of Material Adverse Effect”) on us;

•       absence of liabilities that have not been disclosed in our financial statements, were incurred in the ordinary course of our business, or which would not be expected to have a material adverse effect on us;

•       pending or threatened litigation, or claims that could give rise to litigation, involving us;

•       the accuracy of the information included in this proxy statement;

•       our compliance with laws and our receipt of and compliance with governmental permits and licenses to hold our assets and conduct our business;

•       our compliance with material contracts, and the extent of our obligations thereunder;

•       our filing of tax returns, payment of taxes and other tax matters;

•       our employee benefit plans, matters relating to the Employee Retirement Income Security Act and other matters concerning employee benefits and employment agreements;

•       labor matters;

•       environmental matters;

•       our leases for real property;

•       our intellectual property;

•       our insurance policies;

•       any interest of our officers, directors, employees or stockholders in transactions to which we are or were a party or in entities that compete against us;

•       the vote required of our stockholders to adopt the merger agreement;

•       the receipt by our board of directors of an opinion from HLHZ as to the fairness, from a financial point of view, of the merger price;

•       the inapplicability of our stockholder rights plan to the merger agreement and the voting agreement;

•       the inapplicability of federal and state anti-takeover statutes or regulations to the merger, the approval by our board of directors of the merger agreement and its declaration that the merger is advisable;

•       matters relating to our mortgage banking business, including our licensing and qualifications, compliance with applicable laws, rules and regulations, validity of our loan portfolio and other matters related to our loans and lending practices and procedures; and

•       the completeness and material accuracy of the representations and warranties made by us in the merger agreement.

In the merger agreement, Wachovia and PTI, Inc. made representations and warranties to us relating to the following:

•       their respective corporate organization and other corporate matters;

•       their respective authorization, execution, delivery and performance and the enforceability of, the merger agreement and the merger;

•       required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons relating to the merger agreement and related matters;

•       the accuracy of the information that they have supplied to us for inclusion in this proxy statement;

•       pending or threatened litigation involving them that could prevent or impede the completion of the merger;

•       the capitalization of PTI, Inc. and the absence of any liabilities of PTI, Inc. other than nominal liabilities incurred in connection with the transactions contemplated by the merger agreement;

•       Wachovia’s possession of sufficient funds to satisfy its obligations under the merger agreement;

•       the absence of ownership by Wachovia or PTI, Inc. of any of our stock that causes them to be an interested stockholder under the Delaware or Maryland business combination statutes; and

•       the completeness and material accuracy of the representations and warranties made by them in the merger agreement.

The assertions embodied in our representations and warranties summarized above are qualified by information in a confidential disclosure schedule that we provided Wachovia in connection with the signing of the merger agreement. While neither AmNet nor Wachovia believes that the confidential disclosure schedule contains material information that it is required to disclose publicly other than information that has already been so disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties of AmNet contained in the merger agreement, including certain nonpublic information. Accordingly, you should not rely on our representations and warranties as characterizations of the actual state of facts, since they are modified in part by the underlying disclosure schedule. Moreover, information concerning the subject matter of our representations and warranties may have changed since the date of the merger agreement and the representations and warranties will not reflect any such subsequent changes in facts.

Definition of Material Adverse Effect.   Several of the representations and warranties made by us and Wachovia in the merger agreement and certain conditions to Wachovia’s performance of its obligations under the merger agreement are qualified by reference to whether the item in question would have a “material adverse effect” on us or Wachovia, as the case may be. The merger agreement provides that a “material adverse effect” means any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, is material and adverse to the business, assets, properties, condition or results of operations of such party and its subsidiaries, taken as a whole, or to the ability of the entity to perform timely its obligations under the merger agreement or to consummate the merger.

None of the following, however, shall be deemed in and of themselves, either alone or in combination, to constitute or be taken into account in determining whether a “material adverse effect” exists:

•       any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the execution of the merger agreement or the announcement or pendency of the merger, provided that the affected party bears the burden of demonstrating the cause of the change, effect, event, occurrence, state of facts or development;

•       changes attributable to conditions affecting the industry in which the applicable entity participates, the United States economy as a whole, or foreign economies in any locations where the entity has material operations or sales (which changes do not disproportionately adversely affect us or Wachovia, as the case may be); or

•       any adverse change resulting from or relating to compliance with the terms of, or the taking of any action required by, the merger agreement.

Covenants Relating to the Conduct of Our Business.   During the period between the date of the merger agreement and the effective time of the merger, we have agreed with Wachovia that we will conduct our business in the usual, regular and ordinary course (except as expressly contemplated by the merger agreement, disclosed prior to the signing of the merger agreement or as Wachovia may consent in writing), that we will use our commercially reasonable efforts to preserve intact our business organization, maintain our licenses and preserve the goodwill of our clients, co-investors, employees and others with whom we have business dealings, that we will use commercially reasonable efforts to maintain our assets and properties in good working order and condition, maintain insurance on our tangible assets and business, and comply with the laws and orders of all governmental and regulatory authorities that are applicable to us. During this same period, we will promptly advise Wachovia of any change or event, including any complaint or investigation by a governmental or regulatory authority, known to us, that would reasonably be expected to have a material adverse effect on us.

Prior to the effective time of the merger, we have agreed not to do any of the following, nor will we permit our subsidiaries to do any of the following, except as contemplated by the merger agreement, disclosed prior to the signing of the merger agreement or as consented to in writing by Wachovia:

•       cause or permit any amendments to be made to our charter, bylaws or comparable governing documents;

•       declare or pay any dividends or make any other distributions in respect of our capital stock, or split, combine or reclassify any of our capital stock or issue or authorize the issuance of other securities in respect of, or in lieu or in substitution for shares of our capital stock, adopt a plan for or resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, repurchase or otherwise acquire any shares of our capital stock or options to purchase our capital stock (other than repurchases that result from an optionee using shares of common stock to pay withholding taxes in connection with the exercise of an option);

•       issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of our capital shares or any securities convertible into or exercisable for any of our capital shares, other than issuances of our common stock upon exercise of outstanding options, or the issuance of rights under our stockholder rights plan in accordance with the terms of that plan, or modify or amend any right of any holder of outstanding capital shares or options with respect to our capital shares except as contemplated by the merger agreement;

•       acquire by merger, consolidation, or by purchasing an equity interest in or a portion of the assets of, any business or any corporation, partnership, association or other business organization, or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of our business consistent with past practice;

•       sell, lease, sell and leaseback, pledge, grant any security interest in or otherwise dispose of or encumber any of our assets or properties, other than sales of inventory in the ordinary course of our business consistent with past practice;

•       except to the extent required by applicable law, make any tax election or settle or compromise any material income tax liability with any governmental or regulatory authority;

•       incur any indebtedness for borrowed money, except under our existing credit facilities in the ordinary course of our business consistent with past practice, enter into any new credit facility, or settle, modify or forgive any indebtedness for borrowed money owed to us in an amount greater than $100,000;

•       except for the vesting of all unvested options, restricted stock and restricted stock units and except as may be required by law or preexisting obligations, (i) establish, adopt, renew, terminate, amend, modify any or our employee benefit plans or other agreement, arrangement, plan or policy between us and our directors, officers or employees, (ii) pay any benefit not required by our employee benefit plans or other agreement, arrangement, plan or policy in effect as of the date of the merger agreement or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans, or (iii) increase the compensation benefits of our officers or directors, except for normal salary or wage increases in the ordinary course of business consistent with past practice, or increase in any manner the compensation or employee benefits of any non-officer employee;

•       except in the ordinary course of our business consistent with past practice, enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of our business consistent with past practice;

•       make any capital expenditures or commitments for capital expenditures in excess of $50,000 for any one expenditure, or $100,000 in the aggregate;

•       settle or compromise any litigation, other than settlements involving payments that are not individually or in the aggregate in excess of $100,000 and which are not reasonably likely to establish an adverse precedent or basis for subsequent settlements; or

•       intentionally take any action that is intended or is reasonably likely to (i) result in any of our representations and warranties in the merger agreement being or becoming untrue in any material respect, (ii) result in any of the conditions to the merger not being satisfied, or (iii) result in a material violation of any provision of the merger agreement except, in each case, as may be required by law;

•  make any change in the line of business in which we engage; or

•  enter into any contract, commitment or arrangement to do any of the foregoing.

Acquisition Proposals by Third Parties.   We have agreed that neither we nor any of our subsidiaries will, nor will we authorize or permit any of our respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by us to, directly or indirectly:

•       initiate, solicit or encourage any inquiries or the making or implementation of an alternative proposal; or

•       engage in any negotiations concerning, provide any confidential information, or have any discussions with, any person or group relating to an alternative proposal, or waive or amend any provision of our stockholder rights plan.

We have also agreed that we will immediately cease and terminate any existing activities, discussions or negotiations with any persons that were conducted by us prior to the date of the merger agreement with respect to any alternative proposal.

Even though we have agreed to the provisions described above relating to the non-solicitation of any alternative proposals, our board of directors may:

•       authorize communications with any party limited to making that party aware of the restrictions we have agreed to with respect to soliciting and entertaining alternative proposals;

•       furnishing information to, or enter into discussions or negotiations with, any party that makes an unsolicited, bona fide, written alternative proposal, if our board of directors concludes in good faith (after consultation with reputable outside financial advisors experienced in such matters) that the failure to take such actions would result in a breach of our board of directors’ fiduciary duties; and

•       to the extent required, taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934 if, in the good faith judgment of the special committee of our board of directors, after being advised by outside legal counsel, there is a reasonable basis to conclude that disclosure is required by law.

We have agreed that we will immediately advise Wachovia after we receive any alternative proposal (including the terms of the proposal and the identity of the person making the proposal), any request for information or for access to our properties, books or records by any party that has made an alternative proposal, or any amendment to a previously disclosed alternative proposal (including the terms of the amendment). We will also keep Wachovia apprised of the status and details of any alternative proposal on a current basis.

Neither the special committee nor our board of directors may withdraw or modify in any manner adverse to Wachovia, its approval or recommendation of the merger agreement or the merger, or, except as described above, publicly approve or recommend an alternative proposal, unless the board of directors determines that the alternative proposal is a superior proposal and that in its good faith judgment (after receipt of advice from reputable outside legal counsel experienced in such matters) that the failure to do so would more likely than not result in a breach of the board of directors’ fiduciary duties.

For purposes of the merger agreement, “alternative proposal” means any written inquiry, proposal or offer relating to any merger consolidation, or other business combination involving AmNet or any of our subsidiaries or any acquisition or similar transaction involving the purchase of:

•       20% or more of the assets of AmNet and our subsidiaries, on a consolidated basis; or

•       20% of more of our outstanding common stock or the capital stock of any of our subsidiaries.

For purposes of the merger agreement, a “superior offer” means a bona fide, written alternative proposal (with the percentages used in the definition of “alternative proposal” replaced with 100% for purposes of this definition) that the special committee determines (after consultation with reputable outside financial advisors and legal counsel) in its good faith judgment, is more favorable from a financial point of view to our stockholders than the merger, taking into account relevant factors.

Conditions to the Completion of the Merger.   The merger will be completed only if certain conditions are satisfied or waived, including the following:

•       a majority of our stockholders must adopt the merger agreement and approve the merger;

•       no court or other legal or regulatory order or statute, rule or regulation restricts or prohibits the merger; and

•       all approvals, waivers and consents will have been obtained.

Additional Conditions to the Obligation of Wachovia and PTI, Inc.   The obligations of Wachovia and PTI, Inc. to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•       the representations and warranties that we have made must be true and correct (without reference to any qualification as to materiality) as of the date of the merger agreement and as of the closing date of the merger, such that the aggregate effect of any inaccuracies in the representations and warranties would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” (as defined in the merger agreement) on us;

•       we must have performed and complied in all material respects with all of our covenants, obligations and conditions of the merger agreement;

•       no consent, approval, judgment, order, decree, statute, law ordinance, rule or regulation shall be entered, enacted, enforced or issued by any governmental or regulatory entity that would impose or seek to impose (i) material limitations on Wachovia’s ability to acquire, hold or exercise full rights of ownership of any of our securities; (ii) material limitations on the ability of Wachovia or its affiliates to combine and operate our business or assets; (iii) material sanctions, damages or liabilities directly arising from the merger on Wachovia or any of its officer or directors; or (iv) require Wachovia to divest any assets or limit the conduct of its business, or that otherwise would have a material adverse effect on us or on the ability of Wachovia to operate our business as we currently do after the effective time of the merger;

•       we shall have obtained the consent or approval of each person or entity required under any of our contracts in order to complete the merger, except where the failure to do so, individually or in the aggregate, is not reasonably likely to have a material adverse effect on us or the ability of Wachovia to operate our business as we currently do after the effective time of the merger; and

•       the employment arrangements and non-competition agreements entered into between Wachovia and our executive officers and another of our employees must be in full force and effect as of the effective time of the merger.

Additional Conditions to Our Obligation.   Our obligation to effect the merger is further subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•       the representations and warranties of Wachovia and its merger subsidiary, PTI, must be true and correct (without reference to any qualification as to materiality) as of the date of the merger agreement and as of the closing date of the merger, such that the aggregate effect of any inaccuracies in the representations and warranties would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Wachovia; and

•       Wachovia and PTI must have performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement.

Termination of the Merger Agreement.   The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by mutual written consent of the parties to the merger agreement, or by either Wachovia or us:

•       if the merger has not been completed by February 15, 2006, provided that the right to so terminate the merger agreement is not available to a party whose breach of the merger agreement has resulted in the failure of the closing to occur on or before that date;

•  if our stockholders fail to adopt the merger agreement and approve the merger;

•       if there is a breach of the merger agreement by the other party, after 30 days’ written notice to the breaching party, as long as that breach would allow the non-breaching party not to complete the merger; or

•       if there is a final denial of a required regulatory approval or a regulatory authority has issued a final order or ruling preventing or prohibiting the merger or making it illegal.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time, by Wachovia if (at any time prior to the time our stockholders adopt the merger agreement and approve the merger):

•       our board of directors, withdraws, amends or modifies, in a manner adverse to Wachovia, its recommendation to our stockholders to adopt the merger agreement;

•       we fail to include in this proxy statement the recommendation of our board of directors to our stockholders in favor of the adoption of the merger agreement and approval of the merger;

•       our board of directors or any committee of our board has approved or publicly recommended any alternative proposal;

•       a tender offer or exchange offer relating to our securities is commenced by a person that is not affiliated with Wachovia, and we have not sent our securities holders a statement disclosing that we recommend rejection of that tender or exchange offer within ten business days after that tender or exchange offer is first published; or

•       we knowingly breach the provisions of the merger agreement regarding non-solicitation of alternative proposals.

In the event that we receive a superior offer, we do not have the right to terminate the merger agreement to accept or pursue that superior offer and we remain obligated until February 15, 2006 to convene and hold the special meeting of our stockholders. Furthermore, any decision by our board of directors to withdraw, amend or adversely modify its recommendation of the merger or approve or recommend an alternative proposal, or negotiate or authorize negotiations with a third party regarding an alternative proposal will not give AmNet the right to terminate the merger agreement.

Termination Fee.   The merger agreement requires that we pay Wachovia an aggregate termination fee of $3,500,000 if the merger agreement is terminated under certain circumstances. Of this aggregate termination fee, $2,500,000 is payable:

if Wachovia terminates the merger agreement because:

•       our board of directors withdraws, amends or modifies, in a manner adverse to Wachovia, its recommendation to our stockholders to adopt the merger agreement;

•       we fail to include in this proxy statement the recommendation of our board of directors to our stockholders in favor of the adoption of the merger agreement;

•       our board of directors or any committee of our board has approved or publicly recommended any alternative proposal;

•       a tender offer or exchange offer relating to our securities is commenced by a person that is not affiliated with Wachovia, and we have not sent our securities holders a statement disclosing that we recommend rejection of that tender or exchange offer within ten business days after that tender or exchange offer is first published; or

•       we knowingly breach the provisions of the merger agreement regarding non-solicitation of alternative proposals; or

if either Wachovia or we terminate the merger agreement because:

•       (i) the adoption of the merger agreement and the approval of the merger by AmNet stockholders is not obtained at the special meeting, and (ii) prior to the date of the special meeting, an alternative proposal was publicly announced or communicated to any substantial number of AmNet stockholders or there was otherwise publicly communicated an intention to make an alternative proposal; or

•       (i) the merger is not completed on or before February 15, 2006, (ii) an alternative proposal was publicly announced or communicated to any substantial number of AmNet stockholders or there was otherwise publicly communicated an intention to make an alternative proposal, and (iii) the adoption of the merger agreement and the approval of the merger by AmNet stockholders has not been obtained; or

if Wachovia terminates the merger agreement because:

•       (i) we breached any of our representations, warranties or covenants, which breach would result in the failure of the applicable merger condition and the breach is not, or cannot be, cured within 30 days after written notice of the breach, (ii) an alternative proposal was publicly announced or communicated to any substantial number of AmNet stockholders or there was otherwise publicly communicated an intention to make an alternative proposal, and (iii) the adoption of the merger agreement and the approval of the merger by AmNet stockholders has not been obtained.

If the termination of the merger agreement gives rise to a termination fee for any of the reasons described above and an alternative proposal is completed (or a definitive agreement for an alternative proposal is entered into) within 12 months of the termination, we are required to pay an additional $1 million termination fee.

Access to Information; Confidentiality.   We have agreed to afford Wachovia and its accountants, counsel and other representatives with full access upon reasonable notice and during normal business hours, all of our officers, employees, agents and accountants and our assets, properties, books and records, to the extent it does not unreasonably interfere with our business. We are also required to provide to Wachovia copies of documents filed or received by us pursuant to securities laws and each material document filed with any governmental or regulatory authority and any other document of information relating to our business that Wachovia reasonably requests and is not prohibited by law. All of these disclosures are governed by the confidentiality agreement between Wachovia and AmNet.

Regulatory Approvals.   The merger agreement obligates Wachovia and us to use our respective commercially reasonable efforts to obtain all consents and approvals and make all filings with and give all notices to governmental or regulatory entities or other parties required for the completion of the merger. One of the conditions to both AmNet’s and Wachovia’s obligations to complete the merger contained in the merger agreement is the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, or the HSR Act, and the rules under the HSR Act. Subsequent to entering into the merger agreement, however, AmNet and Wachovia have concluded that the transaction is not subject to the HSR Act and therefore we do not need to file the notification and report form under the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission.

By reason of Wachovia’s status as a national bank, Wachovia believes that AmNet’s mortgage banking operations as a wholly owned Wachovia bank operating subsidiary after the completion of the merger will not be subject to state mortgage banking licensing or registration requirements. Accordingly, with the following two exceptions, no state mortgage banking regulatory notices or approvals are required in connection with the merger. Wachovia has entered into agreements with the regulatory authorities in the states of Connecticut and Michigan to maintain licensing and registration for its current mortgage banking subsidiary pending the final outcome of separate lawsuits that Wachovia has instituted. These lawsuits seek judicial confirmation that mortgage banking activities of a national bank and its operating subsidiaries are not subject to state licensing or registration requirements (with respect to which lawsuits, Wachovia has to date received a favorable decision at the federal district court level with respect to Michigan and a favorable circuit court of appeals determination with respect to Connecticut). Consistent with those agreements, Wachovia intends to file a pre-closing notice of the change in ownership in Connecticut and to file a pre-closing application in Michigan for issuance of a new state mortgage banking registration for AmNet’s post-closing operations in that state. The completion of the merger is conditioned on giving the Connecticut notice and the issuance of the new Michigan registration, which are not expected to delay or prevent the completion of the merger. We are not aware of any other regulatory approvals or actions that are required for completion of the merger.

Employee Matters.   Wachovia has agreed that as soon as administratively possible after the effective time of the merger (but not earlier than July 1, 2006, unless otherwise determined by Wachovia), AmNet employees will be entitled to participate in Wachovia’s pension, retirement, severance, benefit, welfare, sick pay, vacation, fringe benefit and similar plans on substantially the same terms and conditions as similarly situated Wachovia employees. Until that time, our employees will continue to participate in our employee benefit plans (other than equity-based plans and several of our executive cash bonus plans). For purposes of determining eligibility to participate in Wachovia’s pension, retirement, severance, benefit, welfare, sick pay, vacation, fringe benefit and similar plans and vesting (only to the extent that plans specifically provide for vesting) of benefits under those plans (but not for the accrual of benefits under defined benefit plans) our employees will be given credit under Wachovia’s plans for their time of service with AmNet.

Brokers and Finders.   Wachovia and we have represented to each other that no agent, broker, investment banker or financial advisor is or will be entitled to any fees or commissions in connection with the merger other than D&TCF and HLHZ (whose fees and expenses AmNet will pay), and that if the merger agreement is terminated prior to closing, we will indemnify each other for any claims, liabilities or obligations with respect to any such fees or commissions.

Director’s and Officer’s Indemnification.   From and after the effective time of the merger, Wachovia will assume, and will cause AmNet as the surviving corporation in the merger to fulfill and honor, in all respects our obligations under (i) all indemnification agreements that we have entered into with our current and former directors and officers prior to the closing date of the merger and (ii) the indemnification provisions in our bylaws as in effect as of the effective time of the merger. Wachovia is also obligated to maintain our directors’ and officers’ liability insurance or purchase “tail period” coverage for a period of six years after the completion of the merger; provided the annual cost is not greater than 200% of our current annual premium, in which case Wachovia is obligated to provide as much insurance as may be purchased at such cost.

Notice and Cure.   Wachovia and we have agreed to notify each other, and use commercially reasonable efforts to cure before the completion of the merger, any event, transaction or circumstances, that will cause any of our respective covenants, agreements or representations and warranties to be breached.

Expenses.   Except for the termination fee payable under certain circumstances in a termination of the merger agreement, whether or not the merger is completed, Wachovia and we are each responsible for all our respective costs and expenses incurred in connection with the merger.

Public Announcements.   Wachovia and we have agreed to consult with each other prior to issuing or making, and will provide each other with a reasonable opportunity to review and comment upon, any press releases, public filings or other public statements with respect to the transactions contemplated by the merger agreement, and we will not issue any such press release or make any such public statement without the consent of the other.

Amendment, Extension and Waiver.   The merger agreement may be amended by the parties at any time before or after our stockholders have adopted the merger agreement and approved the merger, provided, that after stockholder approval is obtained, no amendment of the merger agreement will be made which, by law or in accordance with the rules of the Nasdaq Stock Market, requires further approval by our stockholders, unless so approved by our stockholders.

At any time prior to the effective time of the merger, any party may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties made to such party in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver must be in writing and signed on behalf of such party to be valid. Any delay in exercising any right provided to a party under the merger agreement will not constitute a waiver of such right.

THE VOTING AGREEMENT

The following summary of the material terms of the voting agreement is qualified in its entirety by reference to the complete text of the voting agreement, which is incorporated by reference in this proxy statement and attached to this proxy statement as Annex B. Our stockholders are urged to read the full text of the voting agreement in its entirety.

As a condition to the transactions contemplated by the merger agreement, David Nierenberg, one of our directors, has signed an agreement with Wachovia regarding the voting of both his personal shares of AmNet common stock and the shares of AmNet common stock of several investment funds of which his management company is the general partner. The shares subject to this agreement aggregate approximately 18.4% of the outstanding shares of AmNet common stock entitled to vote at the special meeting as of the close of business on the record date. Pursuant to the voting agreement, Mr. Nierenberg agreed, among other things to appear at each meeting or otherwise cause the shares owned beneficially and of record by Mr. Nierenberg and the funds to be counted as present thereat for purposes of calculating a quorum. He has also agreed to vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the shares, and any other of our voting securities (whenever acquired), that are owned beneficially or of record by Mr. Nierenberg or the funds or as to which they have, directly or indirectly, the right to vote or direct the voting:

•       in favor of adoption of the merger agreement and approval of the merger and any other action of the our stockholders requested in furtherance thereof;

•       against any action or agreement submitted for approval of our stockholders that would reasonably be expected to result in a breach of any of our covenants, representations or warranties or any other obligations or agreements contained in the merger agreement or of Mr. Nierenberg in the voting agreement;

•       against any alternative proposal or any other action, agreement or transaction submitted for approval to our stockholders that a stockholder would reasonably expect is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the merger, including: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving AmNet or our subsidiaries (other than the merger); (ii) a sale, lease or transfer of a material amount of our assets or a reorganization, recapitalization or liquidation of AmNet or our subsidiaries; (iii) a material change in the policies or management of AmNet; (iv) an election of new members to our board of directors except where the vote is cast in favor of the nominees of a majority of the existing directors; (v) any material change in the present capitalization or dividend policy of AmNet or any amendment or other change to our articles of incorporation or bylaws; or (vi) any other material change in our corporate structure or business.

Under the voting agreement, Mr. Nierenberg also agreed, if requested, to grant to Wachovia a proxy to vote the shares owned beneficially and of record by Mr. Nierenberg and the funds as indicated in the voting agreement if he fails for any reason to vote such shares in accordance with the voting agreement. In addition, Mr. Nierenberg agreed not to transfer or otherwise dispose of any of the shares or any other shares of our common stock acquired after the date of the voting agreement and prior to the termination of the voting agreement.

The voting agreement and the proxy granted pursuant to it will terminate upon the later to occur of (i) the date on which the merger agreement is terminated in accordance with its terms and (ii) the effective time of the merger.

Neither Mr. Nierenberg nor the funds were paid any consideration for entering into the voting agreement.

OTHER AGREEMENT

We have negotiated with Wachovia Bank, National Association a master repurchase warehouse facility under which we could borrow up to $500 million, subject to compliance with applicable financial covenants, to fund the origination of mortgage loans.  Subject to the receipt of written consents under our four existing warehouse facilities, we and Wachovia currently intend to enter into this new facility in the near future.

The Wachovia repurchase facility would be uncommitted and would be terminable at any time by Wachovia, in its sole discretion, subject to a 45-day period provided for us to remove collateral from the facility.  Borrowings under the facility would be secured by the mortgage loans sold thereunder and would bear interest at one-month LIBOR plus a spread.  The interest cost to us under this facility would be less than we are obligated to pay under our existing facilities.  We would be permitted to borrow from 96% to 98% of the lesser of par or market value of the loans, depending on the lien priority of the loans.  The repurchase facility would be repaid as principal payments on the mortgage loans are received, or as the mortgage loans are sold.  The repurchase facility would have lender covenants restricting, among other things, the absolute level of leverage and requiring a minimum level of cash reserves, profitability and stockholders’ equity and such covenants would be comparable to those in our other existing warehouse facilities.

The new Wachovia warehouse facility, if put into effect, would be in addition to our four other existing warehouse facilities.  As of September 30, 2005, we had a maximum borrowing capacity under the four existing warehouse facilities of $1.9 billion.  Borrowings under the existing facilities are secured by the mortgage loans pledged thereunder and generally bear interest at one-month LIBOR plus a spread. The existing facilities are generally subject to facilities fees and are repaid as principal payments on the mortgage loans are received, or as the mortgage loans are sold. We are generally allowed to borrow from 96% to 99% of the lesser of par or market value of the loans.

At September 30, 2005, assuming the new Wachovia warehouse facility had been in place, the maximum borrowing capacity combined from the five warehouse facilities would have been $2.4 billion.  However, due to the restrictions imposed by the most restrictive of the financial covenants contained in the existing facilities, the actual maximum amount that we would have been able to borrow from the five warehouse facilities would have been $942 million in the aggregate.

MARKET PRICE AND DIVIDEND DATA

Our common stock is currently quoted on the National Market of The Nasdaq Stock Market under the symbol “AMNT.”  This table shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on the National Market of The Nasdaq Stock Market:

	Price Per Share
	High	Low
Fiscal Year ended December 31, 2003
March 31, 2003	$4.45	$3.75
June 30, 2003	10.01	4.00
September 30, 2003	11.93	6.90
December 31, 2003	9.68	7.04
Fiscal Year ended December 31, 2004
March 31, 2004	9.45	7.10
June 30, 2004	10.30	7.55
September 30, 2004	10.20	7.57
December 31, 2004	8.60	7.54
Fiscal Year ending December 31, 2005
March 31, 2005	9.05	8.21
June 30, 2005	9.65	8.81
September 30, 2005	10.58	9.02

On September 12, 2005, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $9.77. On November 3, 2005, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $10.14.

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger, there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information, as of November 2, 2005, with respect to the beneficial ownership of AmNet common stock by (i) all persons known by us to be the beneficial owners of more than 5% of the outstanding common stock of AmNet, (ii) each director of AmNet, (iii) each of our five highest paid executive officers, and (iv) all executive officers and directors of AmNet as a group.

	Shares Beneficially Owned(1)
Beneficial Owner	Number of Shares	Percentage of Class(2)
The Nierenberg Investment Management Company(3)	1,371,200	18.3%
Flagg Street Partners LP(4)	1,115,000	14.9%
Aegis Financial Corporation(5)	490,821	6.6%
Robert T. Barnum(6)	24,700	*
H. James Brown(7)	56,709	*
Robert A. Gunst(6)	19,700	*
Keith A. Johnson(8)	82,699	1.1%
David Nierenberg(6)(9)	1,389,900	18.5%
Richard T. Pratt(7)	69,500	*
Mark J. Riedy(7)	77,200	1.0%
John M. Robbins(10)	762,564	9.5%
Herbert B. Tasker(6)	18,700	*
Jay M. Fuller(11)	391,994	5.0%
Judith A. Berry(12)	156,464	2.1%
Lisa S. Faulk(13)	106,229	1.4%
All Directors and Executive Officers as a group (12 persons)(14)	3,156,359	35.8%

*                    Represents less than 1% of the outstanding shares of our common stock.

(1)          Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)          Calculated on the basis of 7,487,399 shares of common stock outstanding on November 2, 2005. However, shares of common stock underlying options exercisable within 60 days of November 2, 2005 are deemed to be outstanding pursuant to the rules of the SEC for purposes of calculating the beneficial ownership of securities of the holders of such options. Options granted to our Executive Officers and Directors under our 1997 Stock Option Plan are generally immediately exercisable, subject to our right to purchase unvested shares upon termination of employment or other service.

(3)          The address for The Nierenberg Investment Management Company is 19605 NE 8th Street, Camas, WA 98607. The Nierenberg Investment Management Company is the General Partner of the D3 Family Funds, L.P. (which owns 926,002 shares), The D3 Family Retirement Fund, L.P. (which owns 286,986 shares), The D3 Children’s Fund, L.P. (which owns 65,800 shares), The D3 Offshore Fund, L.P. (which owns 63,912 shares), and the D3 Family Bulldog Fund, L.P. (which owns 28,500 shares). See note 9.

(4)          This information is derived from the Schedule 13D filed with the SEC on September 15, 2005 by Flagg Street Capital LLC (“Capital”).  Capital is the sole general partner of Flagg Street Partners LP (which owns 213,181 shares), Flagg Street Partners Qualified LP (which owns 229,326 shares), Flagg Street Offshore LP (which owns 672,493 shares). Flagg Street entities and Jonathan Starr’s address is

44 Brattle Street, Cambridge, MA, 02138. Mr. Starr is the managing member of Capital, which is the record holder of the shares as indicated above. Mr. Starr has voting and investment authority with respect to the shares.

(5)          This information is derived from the Schedule 13G filed with the SEC on February 14, 2005 by Aegis Financial Corporation. William S. Berno, Paul Gambal and Scott L. Barbee have shared voting and dispositive power with respect to these shares.

(6)          Includes 14,100 shares of common stock issuable upon exercise of options exercisable within 60 days of November 2, 2005. Also includes 2,300 shares of restricted stock that remains subject to a repurchase right of AmNet until it vests on August 10, 2006 (or the completion of the merger).

(7)          Includes 51,600 shares of common stock issuable upon exercise of options exercisable within 60 days of November 2, 2005. Also includes 2,300 shares of restricted stock that remains subject to a repurchase right of AmNet until it vests on August 10, 2006 (or the completion of the merger).

(8)          Includes 6,600 shares of common stock issuable upon exercise of options exercisable within 60 days of November 2, 2005. Also includes 2,300 shares of restricted stock that remains subject to a repurchase right of AmNet until it vests on August 10, 2006 (or the completion of the merger).

(9)          Includes the 1,371,200 shares disclosed above as held by The Nierenberg Investment Management Company. See Note 3. Mr. Nierenberg is President of Nierenberg Investment Management Company. The address of this beneficial owner is the same as stated for The Nierenberg Investment Management Company.

(10)   Includes 575,000 shares of common stock issuable upon exercise of options exercisable within 60 days of November 2, 2005. Also includes 42,227 shares of restricted stock that remains subject to a repurchase right of AmNet until it vests. One third of these shares will vest on February 7 of each of 2006, 2007 and 2008, or upon the completion of the merger. The address for Mr. Robbins is c/o AmNet Mortgage, Inc., 10421 Wateridge Circle, Suite 250, San Diego, CA 92121.

(11)   Includes 315,000 shares of common stock issuable upon exercise of options exercisable within 60 days of November 2, 2005. Also includes 20,394 shares of restricted stock that remains subject to a repurchase right of AmNet until it vests. One third of these shares will vest on February 7 of each of 2006, 1007 and 2008, or upon the completion of the merger. The address for Mr. Fuller is c/o AmNet Mortgage, Inc., 10421 Wateridge Circle, Suite 250, San Diego, CA 92121.

(12)   Includes 120,000 shares of common stock issuable upon exercise of options exercisable within 60 days of November 2, 2005. Also includes 16,484 shares of restricted stock that remains subject to a repurchase right of AmNet until it vests. One third of these shares will vest on February 7 of each of 2006, 2007 and 2008, or upon the completion of the merger.

(13)   Includes 90,000 shares of common stock issuable upon exercise of options exercisable within 60 days of November 2, 2005. Also includes 13,579 shares of restricted stock that remains subject to a repurchase right of AmNet until it vests. One third of these shares will vest on February 7 of each of 2006, 1007 and 2008, or upon the completion of the merger.

(14) See Notes 8-14. Includes 1,291,400 shares of common stock issuable upon exercise of options exercisable within 60 days of November 2, 2005. Also includes 111,084 shares of restricted stock that remain subject to a repurchase right of AmNet until they vest. 18,400 shares of these shares will vest on August 10, 2006. One third of the remaining 92,684 shares will vest on February 7 of each of 2006, 2007 and 2008 or upon the completion of the merger.

STOCKHOLDER PROPOSALS

We will not hold an annual meeting of stockholders in 2006 if the merger is completed because we will no longer be a publicly held company. However, if the merger agreement is terminated for any reason, we expect to hold our regularly scheduled annual meeting of stockholders in 2006. If an annual meeting of stockholders is held

:

•  any proposal you intend to submit for inclusion in our proxy statement and form of proxy must be received by us by March 3, 2006 and satisfy the other conditions set forth in our bylaws and the SEC rules; and

•  any proposal that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal in accordance with our bylaws between May 15, 2005 and June 3, 2006, addressed to the Secretary at our principal executive offices and such proposal complies with the other provisions of our bylaws.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission and Wachovia Corporation files annual and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we and Wachovia Corporation file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov/”. Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at
1735 K Street, N.W., Washington, D.C. 20006.

Wachovia has supplied all information contained in this proxy statement relating to Wachovia and PTI, Inc. and we have supplied all such information relating to us.

Our stockholders should not send in their certificates for our common stock until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash following the completion of the merger should call the paying agent, whose contact information will be included in the letter of transmittal.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 7, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 13, 2005

BY AND AMONG

AMNET MORTGAGE, INC.,

WACHOVIA BANK, NATIONAL ASSOCIATION

AND

PTI, INC.

i

TABLE OF CONTENTS
(Continued)

4.8	“Interested Stockholder” Status	A-26
4.9	Accuracy of Information	A-26
ARTICLE V	COVENANTS OF THE COMPANY	A-27
5.1	Covenants of the Company	A-27
5.2	No Solicitations	A-29
5.3	SEC Reports	A-30
ARTICLE VI	ADDITIONAL AGREEMENTS	A-30
6.1	Access to Information; Confidentiality	A-30
6.2	Preparation of Proxy Statement	A-31
6.3	Approval of Stockholders	A-31
6.4	Regulatory and Other Approvals	A-31
6.5	Employee Matters	A-32
6.6	Indemnification; Directors’ and Officers’ Insurance	A-32
6.7	Expenses	A-33
6.8	Sub	A-33
6.9	Brokers or Finders	A-33
6.10	Conveyance Taxes	A-33
6.11	Notice and Cure	A-33
6.12	Fulfillment of Conditions	A-33
6.13	Delisting	A-34
ARTICLE VII	CONDITIONS	A-34
7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-34
7.2	Conditions to Obligation of Parent and Sub to Effect the Merger	A-34
7.3	Conditions to Obligation of the Company to Effect the Merger	A-35
ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER	A-36
8.1	Termination	A-36
8.2	Effect of Termination	A-37
8.3	Amendment	A-38
8.4	Waiver	A-38
ARTICLE IX	GENERAL PROVISIONS	A-38
9.1	Survival of Representations, Warranties, Covenants and Agreements	A-38
9.2	Notices	A-38
9.3	Entire Agreement; Incorporation of Exhibits	A-39
9.4	Public Announcements	A-39
9.5	No Third-Party Beneficiary	A-39
9.6	No Assignment; Binding Effect	A-40
9.7	Headings	A-40
9.8	Invalid Provisions	A-40
9.9	Governing Law, Specific Performance and Venue	A-40
9.10	Enforcement of Agreement	A-40
9.11	Certain Definitions	A-40
9.12	Counterparts	A-42

A-

ii

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 13, 2005, is made and entered into by and among AmNet Mortgage, Inc., a Maryland corporation (the “Company”), Wachovia Bank, National Association, a national banking association organized under the laws of the United States of America (“Parent”), and PTI, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”).

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of the Board of Directors, which is comprised of three independent directors and was formed specifically for the purpose of investigating a potential sale of the Company to, or business combination with, third parties that might bring value to the Company’s stockholders (the “Special Committee”), has approved this Agreement and declared that it is advisable and in the best interest of the Company and its stockholders to consummate, and has recommended approval by the stockholders of the Company of, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Boards of Directors of Parent and Sub have each declared that it is advisable and in the best interests of their respective corporations and stockholders to consummate the Merger, and have approved this Agreement and the Merger;

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, concurrently with the execution of this Agreement and as a condition to the transactions contemplated by this Agreement (a) the stockholders of the Company set forth on Schedule 1 of the Company Disclosure Schedule are entering into a voting agreement in the form of Exhibit A attached hereto (the “Voting Agreement”), and (b) certain employees and stockholders of the Company set forth on Schedule 2(a) of the Company Disclosure Schedule are entering into non-compete agreements with Parent (the “Non-Compete Agreements”); and

WHEREAS, concurrently with the execution of this Agreement and as a condition to the transactions contemplated by this Agreement certain employees of the Company set forth on Schedule 2(b) of the Company Disclosure Schedule are entering into employment arrangements with Parent (the “Employment Arrangements”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1   The Merger.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 below), Sub shall be merged with and into the Company in accordance with the Maryland General Corporation Law (the “MGCL”) and the General Corporation Law of the State of Delaware (the “DGCL”). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent. Sub and the Company are sometimes referred to herein as the “Constituent Corporations.” As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

1.2   Closing.   Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at the offices of DLA Piper Rudnick Gray Cary US LLP (“DLA Piper”), 4365 Executive Drive, Suite 1100, San Diego, California 92121 at 10:00 a.m., local time, on such date as the Company and Parent shall mutually agree following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or if the parties do not so agree, on the third calendar day following the satisfaction of such conditions (or, if such day is not a Business Day, on the next succeeding Business Day) (the “Closing Date”). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

1.3   Effective Time.   At the Closing, the parties hereto shall cause (a) articles of merger (the “Articles of Merger”) to be filed with, delivered in the manner required by the MGCL to, and accepted for record by, the Maryland State Department of Assessments and Taxation (the “Department”) and (b) a certificate of merger (the “Certificate of Merger”) to be filed with, delivered in the manner required by the DGCL to and accepted for record by the Secretary of State of the State of Delaware (the “DE SOS”) and (c) all other filings or recordings required under the MGCL and the DGCL in connection with the Merger to be made. The “Effective Time” shall be the later of (i) the date and time of the acceptance for record of the Articles of Merger with the Department, (ii) the date and time of acceptance for record of the Certificate of Merger with the DE SOS, or (iii) such time as is specified in the Articles of Merger and the Certificate of Merger and as is agreed to by the parties hereto.

1.4   Charter and Bylaws of the Surviving Corporation.   From and after the Effective Time, the charter of the Company shall be the articles of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended or supplemented in accordance with its terms and applicable law. From and after the Effective Time, the bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended in accordance with their terms, the Charter and applicable Law.

1.5   Directors and Officers of the Surviving Corporation.   The directors and officers of Sub immediately prior to the Effective Time and such others as Parent shall have designated, if any, shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

1.6   Effects of the Merger.   From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation and all debts, liabilities, duties and obligations of the Company and Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

1.7   Further Assurances.   Subject to the terms and conditions of this Agreement, each party hereto shall, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

ARTICLE II

CONVERSION OF SHARES

2.1   Conversion of Capital Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Sub, Parent or the holders of any shares of stock thereof:

(a)    Conversion of Sub Common Stock.   Each issued and outstanding share of common stock of Sub, $1.00 par value per share (“Sub Common Stock”), shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation, $0.01 par value per share (“Surviving Corporation Common Stock”). Each certificate representing outstanding Sub Common Stock shall, as of the Effective Time, represent an equal number of shares of Surviving Corporation Common Stock.

(b)   Cancellation of Shares Owned by Company, Parent and Subsidiaries.   All shares of common stock of the Company, $0.01 par value per share (“Company Common Stock”), owned by the Company or any of its Subsidiaries or by Parent, Sub or any other direct or indirect Subsidiary of Parent (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist and no cash, stock or any other consideration shall be delivered by Parent or Sub in exchange therefor.

(c)    Conversion of Company Common Stock.

(i)    Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive $10.30 per share in cash, without any interest thereon (the “Merger Price”), subject to equitable and appropriate adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to the Company Common Stock with a record date occurring before the Effective Time.

(ii)   All Company Common Stock converted in accordance with paragraph (i) of this Section 2.1(c) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price, upon the surrender of such certificate in accordance with Section 2.2, without any interest thereon, subject to any applicable withholding tax.

(d)   Company Equity Plans.

(i)    Subject to paragraph (iii) below, immediately prior to the Effective Time, each outstanding right to acquire Company Common Stock (“Company Options”) granted under the Company’s 1997 Stock Incentive Plan, 1997 Stock Option Plan, 1997 Outside Directors Stock Option Plan, and 2004 Equity Incentive Plan (collectively, the “Company Option Plans”), whether or not then exercisable, shall be cancelled by the Company, and in consideration of such cancellation, the holder thereof shall be entitled to receive from the Company after the Effective Time an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Price over the per share exercise price thereof and (B) the total number of shares of Company Common Stock subject to the Company Options to the extent such Company Options shall not theretofore have been exercised (the “Option Amount”) (such payment to be net of applicable withholding taxes). Immediately prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the Option Amount for each Company Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Company Options in accordance with this Section 2.1(d). From and after the Effective Time, other than as expressly set forth in this Section 2.1(d), no holder of a Company Option shall have any other rights in respect thereof other than to receive payment, if any, for his or her Company Options as set forth in this Section 2.1(d). At the Effective Time, each Company Option with an exercise price equal to or greater than the Merger Price shall terminate, in accordance with their terms, without payment of any consideration.

(ii)   Immediately prior to the Effective Time, each share of Company Common Stock subject to a right of reacquisition by the Company (“Company Restricted Stock”) and each restricted stock unit granted under a Company Option Plan (a “Restricted Stock Unit”) shall fully vest (and in the case of a Restricted Stock Unit, shares of Company Common Stock shall be issued), in each case contingent on the Closing. The Company shall take all actions necessary to effect such vesting and issuance.

(iii)  Except as provided herein or as otherwise agreed by the parties, the Company shall take all actions prior to or as of the Closing Date to the effect that the Company Option Plans and any other plan, program or arrangement with any current or former employee, officer, director or consultant providing for the issuance or grant of any interest in respect of the capital stock of the Company shall terminate as of the Effective Time. The Company shall exercise commercially reasonable efforts to ensure that following the Effective Time no current or former employee, officer, director or consultant shall have any option to acquire any Company Common Stock or any other equity interest in the Company under the Company Option Plans or any other plan, program or arrangement maintained by the Company.

(iv)  Prior to the Effective Time, the Company’s Board of Directors (acting upon the recommendation of the Special Committee), or, if appropriate, any committee administering the Company Option Plans, shall adopt such resolutions or take such actions as are necessary to carry out the terms of Sections 2.1(d)(i) and 2.1(d)(ii), subject, if necessary, to obtaining consents of the holders of Company Options to the cancellation thereof in exchange for the consideration set forth in Section 2.1(d)(i).

(v)    The Company’s Board of Directors shall take all action necessary to terminate the ESPP at or prior to the Effective Time.

2.2   Exchange of Certificates.

(a)    Paying Agent. At or prior to the Closing, Parent shall deposit with its transfer agent (Wachovia Bank, National Association), or with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the “Paying Agent”), a cash amount equal to the aggregate Merger Price to which holders of Company Common Stock shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section 2.2 (it being understood that Parent may serve as Paying Agent and in such case Parent shall deposit such funds in a separate designated account at Parent in trust for payment of the Merger Price to former stockholders of the Company). The Paying Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the “Payment Fund”) for delivery as contemplated by this Section 2.2 and upon such additional terms as may be agreed upon by the Paying Agent and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of Company Common Stock shall be entitled, Parent and the Surviving Corporation shall in any event remain liable, and shall make available to the Paying Agent additional funds, for the payment thereof. All earnings in the Payment Fund in excess of the aggregate Merger Price are the property of the Surviving Corporation and shall be disbursed to Parent promptly upon termination of the Payment Fund. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(b)   Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted pursuant to Section 2.1(c) into the right to receive the Merger Price (i) a letter of transmittal in a form prepared prior to the Effective Time and reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Parent or the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a cash payment representing the Merger Price for each share of Company Common Stock represented thereby, subject to any applicable withholding tax, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Stock prior to the Effective Time which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price for each share of Company Common Stock represented thereby as contemplated by this Article II, together with the dividends, if any, which may have been declared by the Company on the Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Parent and the Surviving Corporation shall pay all fees and expenses of the Paying Agent in connection with the Payment Fund and the distributions therefrom.

(c)    Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Price due to such Person as provided in Section 2.2(b).

(d)   No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock represented thereby. From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Stock which were outstanding immediately prior to the Effective Time (except for any transfers made in accordance with customary settlement procedures to reflect trades effected prior to the Effective Time). If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

(e)    Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the stockholders of the Company six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) as general creditors for payment of their claim for the Merger Price. Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)    Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”), or any applicable provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE
 COMPANY

The Company represents and warrants to Parent and Sub that, except as expressly set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III (provided, however, that disclosure in any section shall be deemed to have been set forth in all other applicable sections where it is reasonably apparent on the face of the disclosure that such disclosure is applicable to such other sections notwithstanding the omission of any cross-reference to such other section) and is being concurrently delivered to Parent in connection herewith (the “Company Disclosure Schedule”), as of the date of this Agreement and as of the Closing Date, except where another date is specified:

3.1   Organization and Qualification.   Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries. Schedule 3.1 of the Company Disclosure Schedule lists each of the Company’s Subsidiaries. The Company owns all of the outstanding capital stock of each of its Subsidiaries free and clear of any Liens (as defined in Section 3.4 below). Other than its Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company has previously delivered or made available to Parent complete and correct copies of the charter and bylaws (or other comparable charter documents) of the Company and each of its Subsidiaries.

3.2   Capitalization.

(a)    The authorized capital stock of the Company consists of 24,900,000 shares of Common Stock, $0.01 par value per share, and 100,000 shares of Series A Preferred Stock, $0.01 par value per share (“Company Preferred Stock”). As of September 2, 2005, there were not more than 7,479,015 shares of Company Common Stock issued and outstanding. As of September 2, 2005, the Company had authorized or reserved 2,500,000 shares of Company Common Stock for issuance pursuant to the Company Option Plans, and the Company had granted options to purchase 2,011,338 shares of Company Common Stock under the Company Option Plans. As of September 2, 2005, the Company authorized 25,000 shares of Company Common Stock for issuance pursuant to the ESPP, none of which were subject to issuance by reason of no stock purchase rights having been granted and being outstanding under the ESPP. A summary of the outstanding options under the Company Option Plans with exercise prices less than the Merger Price is set forth in Schedule 3.2 of the Company Disclosure Schedule. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. As of the date hereof, 100,000 shares of Company Preferred Stock have been reserved for issuance upon exercise of the rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the First Amended and Restated Rights Agreement dated as of February 2, 1999 and amended as of March 4, 2004 between the Company and American Stock Transfer and Trust Company (the “Rights Agreement”). All of the issued and outstanding shares of Company Common Stock and all of the issued and outstanding shares of capital stock of each of its Subsidiaries are, and all shares reserved for issuance pursuant to the Company Option Plans and the ESPP will be, upon issuance in accordance with the terms specified in the Company Option Plans and ESPP, respectively, and the agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. Except pursuant to the Rights Agreement, the Company Rights, the Company Option Plans, the ESPP and this Agreement, there are no outstanding subscriptions, options, warrants, calls, rights (including “phantom” stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, “Options”), obligating the Company or any of its Subsidiaries to issue or sell any capital shares of the Company or its Subsidiaries or to grant, extend or enter into any Option with respect thereto. Assuming the continued listing of the Company Common Stock on a national securities exchange or the Nasdaq NMS or Nasdaq Small Cap Market, no holder of Company Common Stock has any right to dissent to the Merger under the applicable provisions of the MGCL.

(b)   To the Company’s knowledge, there are no agreements among other parties, to which neither the Company nor its Subsidiaries are a party and by which neither the Company nor its Subsidiaries are bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries.

(c)    There are no outstanding commitments, understandings, arrangements or contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or capital stock of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.3   Authority Relative to this Agreement.   The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholders’ Approval (as defined in Section 6.3 below), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the

Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (acting upon the recommendation of the Special Committee); the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has declared the Merger advisable and directed that the Merger be submitted to the stockholders of the Company; and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders’ Approval (as defined in Section 6.3 below). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4   Non-Contravention; Approvals and Consents.

(a)    The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a “Lien”) upon any of the assets or properties of the Company or its Subsidiaries under, any of the terms, conditions or provisions of (i) the charter or bylaws of the Company or any of its Subsidiaries, respectively, or (ii) subject to the obtaining of the Company Stockholders’ Approval (as defined in Section 6.3 below) and the taking of the actions described in paragraph (b) of this Section 3.4, (x) any statute, law, rule, regulation or ordinance (together, “Laws”), or any judgment, decree, order, writ, permit or license (together, “Orders”), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, or the Nasdaq NMS (a “Governmental or Regulatory Authority”), applicable to the Company, its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, “Contracts”) to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their respective assets or properties are subject to or bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)   Except for (i) the filing of a pre-merger notification report by the Company under, and any other actions required under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (ii) the approvals listed on Schedule 3.4(b) of the Company Disclosure Schedule, and (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and such other filings under Sections 13(a) and 14(a) of the Exchange Act as may be required in connection with this Agreement and the transactions completed hereby, and (iv) the filing of the

Articles of Merger and Certificate of Merger and other appropriate merger documents required by the MGCL and the DGCL and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any of  its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their respective assets or properties are subject to or bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, excluding from the foregoing such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

3.5   Reports and Financial Statements.

(a)    The Company and each of its Subsidiaries has timely filed all forms, reports, schedules, registration statements, proxy statements, information statements and other documents (together with all amendments thereof and supplements thereto) that were required to be filed by the Company or any Subsidiary with any applicable Governmental or Regulatory Authority, including the SEC, since December 31, 2002 (as such documents have since the time of their filing been amended or supplemented, the “Company Reports”), which are all of the documents (other than preliminary material) that the Company or any Subsidiary was required to file with any applicable Governmental or Regulatory Authority since such date. As of their respective dates (and without giving effect to any amendments or supplements filed after the date of this Agreement with respect to Company Reports filed before the date of this Agreement), each of the Company Reports, (i) complied as to form in all material respects with the Law enforced or promulgated by the applicable Governmental or Regulatory Authority, including, in the case of forms, reports, schedules, registration statements, proxy statements, information statements and other documents (together with all amendments thereof and supplements thereto) subject to the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), or the Exchange Act (as such documents have since the time of their filing been amended or supplemented, the “SEC Reports”), the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing representations in the first two sentences of this Section 3.5(a), insofar as such representations relate to Company Reports filed with any Governmental or Regulatory Authority other than the SEC, are made only (A) as to Company Reports with state and United States federal Governmental or Regulatory Authorities and (B) as to failures to comply with any of such representations where such failures, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes and schedules, if any, thereto) included in the SEC Reports (the “Company Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly presented (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations, stockholders’ equity and cash flows for the respective periods then ended.

(b)   The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or Persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley Act of 2002 (“SOXA”) with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOXA. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOXA and the rules and regulations promulgated thereunder with respect to the Company Reports and such certifications were accurate. The Company has prepared a plan intended to comply with the requirements of Section 404 of SOXA on the mandated compliance date, and is not aware of any reason why such plan will not so comply. To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and procedures. Except as reflected in the Company Financial Statements, neither the Company nor any Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act).

(c)    The Company’s books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(d)   As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

3.6   Absence of Certain Changes or Events.   Except as set forth in the Company Reports filed prior to the date of this Agreement, since December 31, 2004: (a) there has not been any change, event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company and (b) the Company and its Subsidiaries have each conducted its business only in the ordinary and usual course consistent with past practice.

3.7   Absence of Undisclosed Liabilities.   Except for matters reflected or reserved against in the most recent balance sheet included in the Company Financial Statements, neither the Company nor its Subsidiaries, had at such date, nor have they incurred since that date, any liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities (i) which were incurred in the ordinary course of business consistent with past practice, or (ii) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.8   Legal Proceedings.   Except as specifically identified in the Company Reports filed prior to the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company, its Subsidiaries or any of their respective assets and properties (and the Company is not aware of any facts or circumstances that could reasonably be expected to result in any such actions, suits, investigations, audits, arbitrations or proceedings) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, and (ii) neither the Company nor its Subsidiaries is subject to any judgment, decree, injunction, agreement, memorandum of understanding, commitment, rule or order of or with any Governmental or Regulatory Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written or purportedly official notice from, or, to the Company’s knowledge, been advised by, any Governmental or Regulatory Authority that such Governmental or Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any judgment, decree, injunction, agreement, memorandum of understanding, commitment, rule or order.

3.9   Information Supplied.   None of the information included or incorporated by reference in the proxy statement relating to the Company Stockholders’ Meeting, as amended or supplemented from time to time (as so amended and supplemented, the “Proxy Statement”), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Stockholders’ Meeting which shall have become false or misleading in any material respect, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC. The Proxy Statement filed by the Company with the SEC under the Exchange Act relating to the Company Stockholders’ Meeting, and any other documents to be filed with the SEC in connection with the Merger, will comply as to form in all material respects with the Exchange Act.

3.10   Permits;Compliance with Laws and Orders.   Each of the Company, its Subsidiaries and their respective officers and employees has all permits, licenses, authorizations, variances, exemptions, orders and approvals of, and has made all filings, applications and registrations with, all Governmental or Regulatory Authorities that are required in order to permit the Company and its Subsidiaries to own and operate their businesses as presently conducted or that are necessary for the lawful conduct of its business, except for failures to have such permits, licenses, authorizations, variances, exemptions, orders and approvals or make such filings, applications and registrations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company (collectively, the “Company Permits”). All Company Permits are in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened or reasonably likely. The Company, its Subsidiaries and their respective officers and employees are in compliance with the terms of the Company Permits, except for failures so to comply which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any Law or

Order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company, nor any of its Subsidiaries has received a notification or communication from any Governmental or Regulatory Authority asserting that the Company, its Subsidiaries or any of their respective directors, officers or employees in their capacities as such is not in compliance with any of the Laws which such Governmental or Regulatory Authority enforces.

3.11   Compliance with Agreements; Certain Agreements.

(a)    Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would reasonably be expected to result in a default under, (i) the charter or bylaws of the Company or its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their respective assets, business or operations may be bound or affected, or under which the Company, its Subsidiaries or their respective assets, business or operations receives benefits, except with respect to breaches, violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. All such Contracts are in full force and effect, except to the extent they have previously expired in accordance with their terms, or except where such invalidity or unenforceability would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)   Except as set forth as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 or any of the SEC Reports filed subsequently thereto, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any oral or written (i) consulting agreement providing for annual payments by the Company or its Subsidiaries in excess of $50,000, (ii) union or collective bargaining agreement, (iii) agreement with any officer or employee of the Company or its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (iv) agreement with respect to any director, officer or employee of the Company or its Subsidiaries providing any term of employment or compensation guarantee, (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) agreement that would restrict the ability of the Company or its Subsidiaries to compete in any business in any location, (vii) agreements concerning a partnership or joint venture, (viii) loan agreements, promissory notes, security agreements, deeds of trust and other agreements relating to indebtedness for borrowed money or deferred purchase price of property (other than trade payables arising in the ordinary course of business), (ix) agreement relating to business acquisitions or dispositions not yet consummated, including any separate Tax or indemnification agreements, and (x) Contract that is otherwise material to the Company; provided that any such Contract made in the ordinary course of business (other than those set forth in (i) through (ix) above) need not be set forth on Schedule 3.11(b)(x) of the Company Disclosure Schedule unless it is of the type specified in Item 601(b) (10)(ii) of the SEC’s Regulation S-K.

3.12   Taxes.   For purposes of this Agreement, “Taxes” (including, with correlative meaning, the word “Tax”) shall include any and all federal, state, county, local, foreign or other taxes, charges, levies or other assessments imposed by any Governmental or Regulatory Authority, including all net income, alternative minimum, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license, estimated, stamp, mortgage or recording, custom duties, severance, withholding or other taxes, fees, or assessments, together with any interest and penalties on or additions to any such taxes. “Tax Returns” (including, with correlative meaning, “Tax Return”) shall mean federal, state, local and foreign returns, required to be filed with any Governmental or Regulatory Authority relating to Taxes. In addition:

(a)    The Company and each of its Subsidiaries have filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired, and all such Tax Returns are complete and accurate in all material respects;

(b)   The Company and each of its Subsidiaries have timely paid all Taxes shown as due on the Tax Returns referred to in Section 3.12(a);

(c)    The Company and each of its Subsidiaries have withheld and timely paid to the applicable Governmental or Regulatory Authority with respect to their employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except to the extent that failures to withhold and pay would not be reasonably expected to have a Material Adverse Effect on the Company;

(d)   Neither the Company nor any of its Subsidiaries have any liability for any unpaid Taxes as of the date of the most recent Company Financial Statements which has not been accrued for, or reserved on, the such financial statements;

(e)    No requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted or are pending;

(f)    No audits or other proceedings by any Governmental or Regulatory Authority are presently pending or, to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or its Subsidiaries;

(g)    The Company has made available to Parent complete and accurate copies of all material Tax Returns for all years for which the applicable statute of limitations has not expired, and any amendments thereto, filed by or on behalf of the Company or its Subsidiaries;

(h)   There are no material Liens for Taxes upon the assets of the Company or its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings;

(i)    Neither the Company nor any of its Subsidiaries is or has been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(j)     For each taxable period during which the Company elected to be taxed as a “real estate investment trust” (a “REIT”) under the Code: (i) the Company and each of its Subsidiaries was in compliance with each of the requirements to qualify as a REIT under the Code; (ii) the Internal Revenue Service did not at any time revoke the REIT status of the Company and (iii) the Company did not terminate its election to be taxed as REIT for any taxable period beginning prior to January 1, 2003; and

(k)   None of the Company nor any Subsidiary has engaged in any transactions that is the same as, or substantially similar to, transactions which is a “reportable transaction” for purposes of § 1.6011-4(b) (including without limitation any transaction which the IRS has determined to be a “listed transaction” for purposes of § 1.6011-4(b)(2)).

3.13   Employee Benefit Plans; ERISA.

(a)    All Company Employee Benefit Plans (as defined below) are and have been established and administered in accordance with their terms in all material respects and are in compliance in all material respects with all applicable requirements of Law, including without limitation ERISA (as defined below) and the Code, and (ii) the Company has no liabilities or obligations with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred other than contribution obligations and payment of benefits arising in the normal course under any Company Employee Benefit Plan. Schedule 3.13(a)(1) of the Company Disclosure Schedule contains a true and complete list of all Company Employee Benefit Plans and all ERISA Affiliates under which any current or former employee or director of the Company or any of its Subsidiaries has any right to benefits sponsored or maintained by the Company or any of its Subsidiaries. The execution of, and performance of the transactions contemplated in, this Agreement by the Company will not constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or beneficiary thereof, or result in the payment to any employee of the Company or any of its Subsidiaries of an amount that will be an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). The only severance agreements or severance policies applicable to the Company are the agreements and policies set forth in Schedule 3.13(a)(3) of the Company Disclosure Schedule. Each Company Employee Benefit Plan and related trust intended to be qualified under Section 401(a) or 501(c)(9) of the Code has received (or has pending with the IRS a request for) a favorable determination, opinion or notification letter from the IRS or has remaining a remedial amendment period in which to apply for such a letter. To the knowledge of the Company, no event or circumstance has occurred that could reasonably be expected to cause the loss of such qualification, and no event has occurred and no condition exists that would subject the Company or any entities within common control (each, an ERISA Affiliate) (as defined by Sections 414(b), (c), (m), or (o) of the Code) to any material penalty, fine or Lien imposed by ERISA, the Code or other applicable Laws.

(b)   As used herein:

(i)    “Company Employee Benefit Plan” means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of the current or former employees or directors of the Company or any ERISA Affiliate and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period immediately preceding the date of this Agreement.

(ii)   “Plan” means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers’ compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or other arrangement, whether written or oral, including, but not limited to any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(iii)  “ERISA Affiliate” means any Person that on or before the Effective Time is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code.

(c)    Complete and correct copies of the following documents have been made available to Parent:

(i) all Company Employee Benefit Plans and any related trust agreements or insurance contracts, (ii) the most current summary plan descriptions, if applicable, of each Company Employee Benefit Plan, (iii) the most recent Form 5500 and schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company Employee Benefit Plan or related trust that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

(d)   Neither the Company nor any ERISA Affiliate maintains or is obligated to provide benefits under any life, medical or health Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other similar state laws.

(e)    Neither the Company, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time sponsored, contributed to, or is/was obligated to contribute to, any “multiemployer plan,” as that term is defined in Section 4001 of ERISA or to any “multiple employer plan” as described in Section 413(c) of the Code, or sponsored or maintained a “pension plan”, as that term is defined in Section 3(2) or ERISA, as subject to Title IV of ERISA or Section 412 of the Code.

(f)    All Company Employee Benefit Plans that permit participants to direct the investment of plan assets comply in all material respects with the requirements of ERISA Section 404(c).

(g)    Except as disclosed in Section 3.13(h) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries (or to the extent liability could reasonably accrue to the Company, its ERISA Affiliates) has announced a plan or legally binding commitment to create any additional Company Employee Benefit Plans or to amend or modify any existing Company Employee Benefit Plan, other than amendments required by Law or those that would not materially increase the costs under such Company Employee Benefit Plans.

(h)   To the knowledge of the Company, no oral or written representation or communication with respect to any Company Employee Benefit Plan has been made to employees of the Company or its Subsidiaries prior to the date hereof which is not in accordance with the written or otherwise pre-existing terms and provisions of such plans.

(i)    No condition, agreement or Plan provision limits the right of the Company or its affiliates to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code) without further liability to the Company.

(j)     No employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

(k)   All contributions required to be made under the terms of any Company Employee Benefit Plan have been timely made or accrued on the Company’s balance sheets.

(l)    To the knowledge of the Company, as of the Effective Time, none of the participants in any of the Company’s nonqualified deferred compensation plans (as defined in Section 409A(d)(i) of the Code) or the Company has taken any action that, based on the guidance of provided in Notice 2005-1 may result in or is reasonably expected to result in a tax under Section 409(A)(a)(i)(B) of the Code.

(m)  The Company has reasonably accrued for claims under any self-insured Company Employee Benefit Plans in a manner consistent with past practices.

(n)   With respect to the Company Employee Benefit Plan: (i) no actions, suits, controversy, investigations, audits, arbitrations or proceedings are pending, or to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits, controversy, investigations, audits, arbitrations or proceedings, and (iii) no administrative investigations, audits or other administrative proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental or Regulatory Authority are pending, in progress or, to the knowledge of the Company, threatened.

3.14   Labor Matters.   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor union, confederation or association and there are no discussions, negotiations, demands or proposals that are pending or, to the knowledge of the Company, threatened, or have been conducted or made with or by any labor union, confederation or association regarding organizational activities. Except as disclosed in the Company Reports filed prior to the date of this Agreement, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or its Subsidiaries and any representatives of their respective employees and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or its Subsidiaries. There has been no work stoppage, strike, material dispute or other concerted action by employees of the Company or its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, hours, collective bargaining, discrimination, disability rights or benefits, affirmative action, workers’ compensation and employee benefits. There is no pending, or to the knowledge of the Company, threatened action, complaint, arbitration, proceeding or investigation against the Company or its Subsidiaries by or before (or, in the case of any threatened matter, that could be brought before) any court, governmental agency, administrative agency, board, commission or arbitrator brought by or on behalf of any prospective, current or former employees of the Company or its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

3.15   Environmental Matters.

(a)    The Company and each of its Subsidiaries is and has been in compliance, in all material respects, with all applicable Environmental, Health, and Safety Requirements.

(b)   Without limiting the generality of the foregoing, the Company and each of its Subsidiaries has obtained and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements in connection with the use or operations on any real property or with respect to its business except for such permits, licenses or other authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c)    Neither the Company nor any of its Subsidiaries has received any written notice, report or other information from any Governmental or Regulatory Authority regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential liabilities to any governmental authorities or third parties under any Environmental, Health, and Safety Requirements. Neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or Lien by any Governmental or Regulatory Authority or any claim, indemnity or other agreement with any third party relating to liability under any Environmental, Health, and Safety Requirements.

(d)   To the Company’s knowledge, the properties currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Material in such a manner or concentration that the Company or any of its Subsidiaries would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material. To the Company’s knowledge, the properties formerly owned, leased or operated by the Company and its Subsidiaries were not contaminated with Hazardous Material during the period of ownership or operation by the Company or its Subsidiaries in such a manner or concentration that the Company or any of its Subsidiaries would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material. To the Company’s knowledge, neither it nor any of its Subsidiaries is, nor are they alleged to be, subject to liability for any Release of Hazardous Material on the property of any third party.

(e)    For purposes of this Section 3.15, the following terms shall have the following meanings:

(i)    “Environmental, Health, and Safety Requirements” means all federal, state, local and foreign statutes, laws (including principles or common law), regulations, ordinances, licenses, permits, approvals or restrictions concerning public health and safety, worker health and safety as it relates to exposure to Hazardous Materials, natural resources and pollution or protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material, as such requirements are enacted and in effect on or prior to the Effective Time.

(ii)   “Hazardous Material” means pollutants, contaminants, hazardous substances, hazardous waste, toxic substances, petroleum and petroleum constituents, PCBs, asbestos, radon radioactive materials and other compounds, elements, materials or substances in any form whatsoever regulated or restricted by or under applicable Environmental Health and Safety Requirements.

(iii)  “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

3.16   Company Real Property.

(a)    The Company does not own any real property.  Schedule 3.16 of the Company Disclosure Schedule identifies each parcel of real property leased by the Company or its Subsidiaries (the “Company Real Property”). The Company holds a valid tenant leasehold interest under a lease or sublease covering each property identified as leased to it under Schedule 3.16 of the Company Disclosure Schedule.

(b)   The Company has made available to Parent a complete, correct and current copy of the leases relating to each parcel of real property identified as leased to it or any of its Subsidiaries (the “Company Leases”), including any modifications and supplements. The Company Leases are identified on Schedule 3.16 of the Company Disclosure Schedule. All of the Company Leases are in full force and effect. The Company or its Subsidiaries and, to the knowledge of the Company, all other parties to the Company Leases have, in all material respects, duly and timely performed their obligations and are not in default under the Company Leases. Neither the Company nor any of its Subsidiaries has given or received any notice of a material default under any of the Company Leases.

No event has occurred or condition exists that, with the giving of notice, the passage of time, or both, would constitute a material default by the Company or its Subsidiaries or, to the knowledge of the Company, any other party under any of the Company Leases, and, to the knowledge of the Company, none of the Company Leases is subject to any impending cancellation.

(c)    The use of the Company Real Property by the Company and its Subsidiaries in their business as presently and ordinarily conducted conforms with applicable zoning laws, regulations and permits, except where the failure to conform would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is obligated under or bound by any agreement, option, right of first refusal, purchase contract or other contractual right to sell or lease or dispose of any Company Real Property or any portions thereof to any third party.

3.17   Intellectual Property Rights.   Schedule 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list of all United States and foreign issued and applied for patents; registered trademarks, trade names, service marks and domain names; registered copyrights and applications for any of the foregoing therefore owned by the Company and its Subsidiaries. Schedule 3.17(b) of the Company Disclosure Schedule sets forth a true and complete list of all Intellectual Property (as defined below) licensed from third parties to the Company and its Subsidiaries (other than non-exclusive licenses of commercially available software). Schedule 3.17(c) of the Company Disclosure Schedule sets forth certain proprietary software owned by the Company and its Subsidiaries which is material to the business of the Company. The Company and its Subsidiaries are the owners of or have licenses to use all Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries, and with respect to Intellectual Property owned by the Company or its Subsidiaries is free and clear of all Liens. Neither the Company nor any of its Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such third-party Intellectual Property. To the Company’s knowledge, such Intellectual Property owned by the Company is not being infringed by any third party. Neither the Company nor any of its Subsidiaries is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No material claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property owned by the Company or the validity or effectiveness of any such Intellectual Property. For purposes of this Section, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, software, trade secrets, Internet domain names and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

3.18   Insurance.   Schedule 3.18 of the Company Disclosure Schedule contains a list of all insurance policies which are owned by the Company and its Subsidiaries and which name the Company or a Subsidiary as an insured, including without limitation, self-insurance programs and those which pertain to the assets, directors, officers, employees or operations of the Company or its Subsidiaries. All such insurance policies are in full force and effect, the Company and its Subsidiaries are not in default thereunder, and neither the Company nor any of its Subsidiaries has received notice of cancellation of any such insurance policies.

3.19   Affiliate Transactions.   There are no contracts, commitments, agreements, arrangements or other transactions between the Company or its Subsidiaries, on the one hand, and any (i) present officer or director of the Company or any of their immediate family members (including their spouses) or (ii) affiliate of any such officer, director, family member or beneficial owner, on the other hand.

3.20   Vote Required.   The affirmative vote of the holders of record of at least a majority of the outstanding Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital shares of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

3.21   Opinion of Financial Advisor.   The Company has received the opinion of the investment banking firm identified in Schedule 3.21 of the Company Disclosure Schedule, dated the date hereof and subject to the assumptions, limitations and qualifications set forth therein, to the effect that, as of the date hereof, the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to such stockholders of the Company. A true and complete copy of such opinion has been furnished (for information purposes only) to Parent.

3.22   Company Rights Agreement.   Each right issued under the Company Rights Agreement is represented by the certificate representing the associated Company Common Stock and is not exercisable or transferable apart from the associated Company Common Stock. The Company has taken all necessary actions so that the Company Rights Agreement will not be applicable to this Agreement, the Merger and the other transactions contemplated hereby (including the Voting Agreement), and this Agreement, the Merger and the other transactions (including the Voting Agreement) contemplated hereby will not result in the ability of any Person to exercise any Company Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to become distributable, unredeemable or exercisable.

3.23   Takeover Statutes.   Assuming the accuracy of Parent’s representation in Section 4.8, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the MGCL, DGCL or the federal laws in the United States applicable to the Company is applicable to the Merger, including any takeover provision in its organizational documents. The Company’s Board of Directors has approved this Agreement and declared the Merger advisable for purposes of Sections 3-601 et seq. of the MGCL.

3.24   Representations Regarding Mortgage Banking Business.   To the extent that any matter is subject to a representation and warranty under this Section 3.24, that is the sole and exclusive representation and warranty made by the Company with respect to such matter in this Agreement and applies to the exclusion of any other representation and warranty to the extent that other representation and warranty could be construed to address the same matter.

(a)    Definitions. For purposes of this Section 3.24, the following terms shall have the following meanings:

“Agency” means FHA, VA, FNMA, GNMA FHLMC, HUD or a State Agency, as applicable.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the origination, insuring, purchase, sale, or filing of claims in connection with Residential Mortgage Loans all of the following: (A) all contractual obligations of the Company and its Subsidiaries or any Originator including but not limited to any Mortgage Loan Document, (B) applicable Laws binding upon the Company or any of its Subsidiaries or any Originator (C) all other applicable requirements, handbooks, manuals and guidelines of the Company and its Subsidiaries and of each governmental agency, board, commission, instrumentality and other governmental or quasi-governmental body or office having jurisdiction, including, without limitation, those of any Investor, Agency or Insurer that insured or purchased the Residential Mortgage Loan and (D) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

“FHA” means Federal Housing Administration or any successor thereto.

“FHA Loans” means Residential Mortgage Loans which are insured or are eligible to be insured by FHA.

“FHLMC” means Federal Home Loan Mortgage Corporation or any successor thereto.

“FNMA” means Federal National Mortgage Association (now known as “Fannie Mae”) or any successor thereto.

“Foreclosure” means the process culminating in the acquisition of title to a Mortgaged Property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under Applicable Requirements.

“HUD” means United States Department of Housing and Urban Development or any successor thereto.

“Insurer” means (i) a Person who insures or guarantees all or any portion of the risk of loss on any Residential Mortgage Loan, including, without limitation any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Residential Mortgage Loan or related Mortgaged Property.

“Investor” means FHLMC, FNMA, GNMA or any other Person who owns or holds Mortgage Loans, or servicing rights related thereto, sold by the Company or any Subsidiary.

“Mortgage”   means a mortgage, deed of trust or other security instrument that creates a lien on real property.

“Mortgage Loan” means any Residential Mortgage Loan, other than a Warehouse Loan that was originated or purchased and subsequently sold by the Company or its Subsidiaries, as applicable.

“Mortgage Loan Documents” means the documents relating to Residential Mortgage Loans required by Applicable Requirements to document and service the Residential Mortgage Loans, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.

“Mortgage Note” means, with respect to a Residential Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Residential Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means the real property that secures a Mortgage Note and that is subject to a Mortgage.

“Mortgagor” means the obligor(s) on a Mortgage Note or owners of a Mortgage Property.

“Originator” means, with respect to any Residential Mortgage Loan, the entity or entities that (i) took the relevant Mortgagor’s loan application, (ii) processed the relevant Mortgagor’s loan application or (iii) closed and/or funded such Residential Mortgage Loan.

“PMI” means the default insurance provided by private mortgage insurance companies.

“Prior Servicer” means any party that was a servicer or subservicer of any Residential Mortgage Loan before the Company or any Subsidiary or the current Servicer, as applicable, became the servicer or subservicer of the Residential Mortgage Loan.

“Residential Mortgage Loan” means a Mortgage Loan or Warehouse Loan with respect to which the Mortgaged Property is Residential Property.

“Residential Property” means any Mortgaged Property, securing a Residential Mortgage Loan, consisting of a single parcel of real property with a detached single-family residence thereon, or a two- to four-family dwelling, a townhouse, or an individual condominium unit in a condominium, a cooperative unit, or an individual unit in a planned unit development.

“State Agency” means any state agency or other entity with authority to regulate the mortgage-related activities of the Company or any of its Subsidiaries or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by the Company or any of its Subsidiaries.

“VA” means the United States Department of Veteran Affairs and any successor thereto.

“VA Loans” means Residential Mortgage Loans which are guaranteed or are eligible to be guaranteed by the VA.

“Warehouse Loan” means a Residential Mortgage Loan evidenced by a Mortgage Note and secured by a Mortgage, that, as of the Effective Time, is owned by the Company.

(b)   Lender and Servicer Qualifications.

(i)    The Company or an appropriate Subsidiary (A) has at all relevant times been, and currently is qualified (1) by FHA as an approved mortgagee and servicer for FHA Loans, (2) by the VA as a lender and servicer for VA Loans, and (3) by FNMA and FHLMC as a seller/servicer of first mortgages; and (B) has at all relevant times held, and currently holds all other material Company Permits necessary to conduct its current mortgage banking business, and is in good standing under all applicable Laws.

(ii)   The Company and its Subsidiaries have been and are in compliance in all material respects with all applicable Laws and Orders of any court or governmental authorities and Applicable Requirements applicable to it, its assets and its conduct of business, the breach of which would require the repurchase of a Mortgage Loan or result in the Company or a Subsidiary incurring a loss. The Company and its Subsidiaries have timely filed, or will have timely filed by the Closing Date, all material reports required by any Investor, Agency or Insurer or by any Applicable Requirements to be filed. To the knowledge of the Company, neither the Company nor its Subsidiaries have done or caused to be done, or have failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (A) any approvals of the FHA, VA, FNMA or FHLMC, (B) any FHA insurance or commitment of the FHA to insure, (C) any VA guarantee or commitment of the VA to guarantee, (D) any private mortgage insurance or commitment of any private mortgage Insurer to insure, (E) any title insurance policy, (F) any hazard insurance policy, (G) any flood insurance policy, (H) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by FNMA, FHA, FHLMC or VA or private mortgage insurers, or (I) any surety or guaranty agreement. No Agency, Investor or private mortgage Insurer has (i) claimed that the Company or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to the Mortgage Loans sold by the Company or any Subsidiary to an Investor or Agency, or with respect to any sale of mortgage servicing rights to an Investor, or (ii) imposed restrictions on the activities (including commitment authority) of the Company or any Subsidiary.

(iii)  To the knowledge of the Company, no Residential Mortgage Loans have been originated and/or serviced by the Company or any of its Subsidiaries in violation of any Applicable Requirements, the violation of which could reasonably result in the Company or any of its Subsidiaries incurring an aggregate loss for GAAP purposes in excess of the amount reserved by the Company as set forth in Schedule 3.24(b)(iii) of the Company Disclosure Schedules.

(c)    Warehouse Loans and Mortgage Loans.

(i)    Each Warehouse Loan conforms to the Applicable Requirements. Each Warehouse Loan was eligible, and each Warehouse Loan is eligible, for sale to, and insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or Insurer. The Company and its Subsidiaries each have originated, underwritten, funded and serviced (as applicable) each Warehouse Loan in compliance with Applicable Requirements. Each Warehouse Loan (A) is evidenced by a Mortgage Note with such terms as are customary in the business; (B) is duly secured by a mortgage with such terms as are customary in the business and which grants the holder thereof either a first lien on the subject property (including any improvements thereon) with respect to Warehouse Loans originated as first mortgages, and with respect to Warehouse Loans originated as second mortgages, a second priority lien on the subject, and which constitutes a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) and is in full force and effect and is insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (C) is accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company one its Subsidiaries, which insurance policy or policies covers such risks as are customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which includes flood insurance and/or special hazard insurance where either is required by an Investor or Agency or requested by the Mortgagor; and (D) is covered by an FHA insurance certificate, VA guaranty certificate, or policy of private mortgage insurance, if required by the terms of any agreement or any applicable Law. The Company and its Subsidiaries have complied in all material respects with all of their obligations under the insurance policies described in this clause (c) and the Company and its Subsidiaries have substantially complied with all applicable provisions of any such insurance or guaranty contract or policy and applicable Law, the insurance or guaranty is in full force and effect with respect to each such Warehouse Loan, and there is no default that would result in the revocation of any such insurance or guaranty. To the knowledge of the Company, no Warehouse Loans are in default.

(ii)   As of the date the Company sold each Mortgage Loan, the Mortgage Loan conformed to the Applicable Requirements. As of the date the Company sold each Mortgage Loan, the Mortgage Loan was eligible for sale to, and insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or Insurer. As of the date the Company sold each Mortgage Loan, the Company and its Subsidiaries each had originated, underwritten, funded and serviced (as applicable) the Mortgage Loan in compliance with Applicable Requirements. As of the date the Company sold each Mortgage Loan, the Mortgage Loan (A) was evidenced by a Mortgage Note with such terms as were customary in the business; (B) was duly secured by a mortgage with such terms as were customary in the business and which granted the holder thereof either a first lien on the subject property (including any improvements thereon) with respect to Mortgage Loans originated as first mortgages, and with respect to Mortgage Loans originated as second mortgages, a second priority lien on the subject, and which constituted a security interest that had been duly perfected and maintained (or was in the process of perfection in due course) and was in full force and effect and was insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (C) accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company one its Subsidiaries, which insurance policy or policies covered such risks as were customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which included flood insurance and/or special hazard insurance where either was required by an Investor or Agency or requested by the Mortgagor; and (D) covered by an FHA insurance certificate, VA guaranty certificate, or policy of private mortgage insurance, if required by the terms of any agreement or any applicable Law. As of the date the Company sold each Mortgage Loan, the Company and its Subsidiaries had complied in all material respects with all of their obligations under the insurance policies described in this clause (c). As of the date the Company sold each Mortgage Loan, the Company and its Subsidiaries had substantially complied with all applicable provisions of any such insurance or guaranty contract or policy and applicable

Law, the insurance or guaranty was in full force and effect with respect to each such Mortgage Loan, and there was no default that would result in the revocation of any such insurance or guaranty.

(iii)  To the knowledge of the Company, all Warehouse Loans are genuine, valid and legally binding obligations of the Mortgagor thereunder, have been duly executed by a Mortgagor of legal capacity and are enforceable in accordance with their respective terms, except as enforcement thereof may be limited by (A) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding in equity or at law), (B) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower, and (C) applicable Laws on deficiencies. Neither the operation of any of the terms of any Warehouse Loan, nor the exercise of any right thereunder, has rendered or will render the related Mortgage or Mortgage Note unenforceable, in whole or in part, or subject it to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. The Mortgage Loan Documents for all the Warehouse Loans were in compliance in all material respects with Applicable Requirements upon origination of the underlying Warehouse Loan and are complete in all material respects.

(iv)  As of the date the Company sold each Mortgage Loan, the Mortgage Loan was a genuine, valid and legally binding obligation of the Mortgagor thereunder, had been duly executed by a Mortgagor of legal capacity and was enforceable in accordance with its respective terms, except as enforcement thereof may be limited by (A) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding in equity or at law), (B) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower, and (C) applicable Laws on deficiencies. As of the date the Company sold each Mortgage Loan, neither the operation of any of the terms of any Mortgage Loan, nor the exercise of any right thereunder, had rendered or would render the related mortgage or Mortgage Note unenforceable, in whole or in part, or subject it to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense had been asserted with respect thereto. Upon origination of the underlying Mortgage Loan, the Mortgage Loan Documents for all the Mortgage Loans were in compliance in all material respects with Applicable Requirements and were complete in all material respects.

(v)    All Warehouse Loans are owned by the Company or its Subsidiaries and are free and clear of any Lien other than Liens in favor of the Company’s or such Subsidiary’s lender banks pursuant to financing arrangements. The Mortgages for such Warehouse Loans have been duly recorded or submitted for recordation in the appropriate filing office in the name of the Company or its Subsidiaries, as applicable, as mortgagee or, for loans registered through MERS, in the name of MERS. Neither the Company nor any of its Subsidiaries has, with respect to any such Warehouse Loan, released any security therefor, except upon receipt of Investor or Agency approval, or accepted prepayment of any such Warehouse Loan which has not been promptly applied to such Warehouse Loan in accordance with the terms thereof. To the knowledge of the Company, there exists no physical damage to any Mortgaged Property securing any Warehouse Loan, which physical damage is not insured against in compliance with the Applicable Requirements or would cause any Warehouse Loan to become delinquent or adversely affect the value or marketability of any Warehouse Loan.

(vi)  To the knowledge of the Company, (A) all monies received by the Company or an agent of the Company with respect to each of the Residential Mortgage Loans have been properly accounted for and applied, and (B) upon origination, all of the Residential Mortgage Loans were fully disbursed in accordance with applicable Law.

(vii) The Company has provided Parent with a copy of the internal policies and procedures of the Company and each of its Subsidiaries; and the Company and each of its Subsidiaries have complied and are in compliance with such practices and procedures in all material respects. All such practices and procedures and all form disclosures, notices, broker agreements, Mortgage Notes, Mortgages, instruments and agreements used in the business of the Company or any of its Subsidiaries comply in all material respects with all Applicable Requirements.

(d)   No Recourse. Neither the Company nor any of its Subsidiaries is a party to (A) any Contract with (or otherwise obligated to) any Person, including an Investor, Agency or Insurer, to repurchase from any such Person any Warehouse Loan, Mortgaged Property or previously disposed Mortgage Loans; or (B) any Contract to reimburse, indemnify or hold harmless any Person or otherwise assume any Liability with respect to any loss suffered or incurred as a result of any default under or the Foreclosure or sale of any such Warehouse Loan, Mortgaged Property, or previously disposed Mortgage Loans except in either case where such recourse is based upon a breach by the Company or one of its Subsidiaries of a customary representation, warranty or undertaking.

3.25   Accuracy of Information.   The statements with respect to the Company and its Subsidiaries contained in this Agreement, the Schedules (including the Company Disclosure Schedule), the Exhibits and any agreement, certificate or document executed and delivered by or on behalf of the Company or its Subsidiaries at the Closing, are as of the date hereof or thereof, and will be as of the Closing Date, true and correct in all material respects, and such statements and documents do not, or will not, knowingly omit any material fact necessary to make the statements made by the Company and its Subsidiaries contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND SUB

Parent and Sub represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date, as follows:

4.1   Organization and Qualification.   Parent is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Sub has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to have such power and authority which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has conducted its operations only as contemplated hereby and has no material liabilities.

4.2   Authority Relative to this Agreement.   Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by their respective Boards of Directors and by Parent in its capacity as the sole stockholder of Sub, and no other corporate proceedings on the part of either of Parent or Sub or their respective stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3   Non-Contravention; Approvals and Consents.

(a)    The execution and delivery of this Agreement by each of Parent and Sub does not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section 4.3, (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

(b)   Except for (i) the filing of a pre-merger notification report by Parent and Sub under, and any other actions required under, the HSR Act, (ii) the approvals listed on Schedule 3.4(b) (which approvals Parent has no reason to believe, as of the date hereof, there will be any impediment to obtaining), and (iii) the filing of the Articles of Merger and Certificate of Merger and other appropriate merger documents required by the MGCL and DGCL and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party by Parent is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority applicable to Parent or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

4.4   Information Supplied.   Neither the written information supplied, or to be supplied, by or on behalf of Parent or Sub for inclusion in the Proxy Statement or any other documents to be filed by Parent, Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby, will on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5   Legal Proceedings.   There are no actions, suits, controversies, arbitrations or proceedings pending or, to the knowledge of Parent or Sub, threatened against, relating to or affecting, nor to the knowledge of Parent or Sub are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement and neither Parent nor any of its Subsidiaries is subject to any order or any Governmental or Regulatory Authority which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

4.6   Capitalization of Sub.   The authorized capital stock of Sub consists of 1,000 common shares, $1.00 per share par value, 100 of which shares are validly issued and outstanding, fully paid and nonassessable, are owned by Parent free and clear of any and all Liens, and constitute all of the issued and outstanding shares of capital stock of Sub. On the date hereof Sub has, and at all times through the Effective Time, Sub will continue to have, no obligations or liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature except for nominal liabilities associated with Sub’s organization and liabilities arising under or in connection with this Agreement.

4.7   Adequacy of Funds.   Parent has adequate financial resources to satisfy its monetary and other obligations under this Agreement.

4.8   “Interested Stockholder” Status.   Prior to the execution of this Agreement, neither Parent, Sub nor, to their knowledge, any of their respective affiliates have become an interested stockholder for purposes of Section 203 of the DGCL or Sections 3-601 et seq. and Sections 3-701 et seq. of the MGCL.

4.9   Accuracy of Information.   The statements with respect to Parent or Sub contained in this Agreement, the Schedules, the Exhibits and any agreement, certificate or document executed and delivered by or on behalf of Parent and Sub at the Closing, are as of the date hereof or thereof, and will be as of the Closing Date, true and correct in all material respects, and such statements and documents do not, or will not, knowingly omit any material fact necessary to make the statements made by Parent and Sub contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS OF THE COMPANY

5.1   Covenants of the Company.   At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and to its Subsidiaries that (except as set forth in the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

(a)    The Company and each of its Subsidiaries shall conduct its business only in, and neither the Company nor any of its Subsidiaries shall take any action except in, the ordinary and usual course consistent with past practice. The Company and each of its Subsidiaries shall use its commercially reasonable efforts to preserve intact its business organization, maintain its licenses, and to preserve the goodwill of any clients, co-investors, employees and others having business relationships with the Company and its Subsidiaries.

(b)   Without limiting the generality of paragraph (a) of this Section 5.1, (i) the Company and each of its Subsidiaries shall use commercially reasonable efforts to preserve intact its present business organizations and reputations, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with customers and suppliers and others having business dealings with them and to comply with all Laws and Orders of all Governmental or Regulatory Authorities applicable to its business, and (ii) the Company and each of its Subsidiaries shall not:

           (i)  amend or propose to amend its charter or  bylaws (or other comparable charter documents);

          (ii)  (A) make, declare, set aside or pay any dividends on or in respect of, or declare or make any distributions on or in respect of any of its capital shares, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (B) split, combine, adjust, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (D) directly or indirectly redeem, repurchase or otherwise acquire any capital shares or any Option with respect thereto, except for repurchases in connection with the Company Option Plan that result from a participant’s use of Company Common Stock to exercise options or pay withholding taxes in connection with such exercise;

        (iii)  issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its capital shares or any securities convertible into or exercisable for any of its capital shares or any Option, warrants, calls or rights with respect thereto, other than (A) the issuance of Company Common Stock or share appreciation or similar rights, as the case may be, pursuant to Options outstanding on the date of this Agreement and in accordance with their present terms, (B) the issuance by a wholly owned Subsidiary of its capital shares to its parent corporation, or (C) the issuance of Company Rights pursuant to the Company Rights Agreement in accordance with the terms thereof, or modify or amend any right of any holder of outstanding capital shares or Options with respect thereto except as contemplated by this Agreement;

         (iv)  acquire (by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice;

          (v)  sell, lease, sell and leaseback, pledge, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) to the extent disclosed in the Company Disclosure Schedule;

         (vi)  except to the extent required by applicable Law or Order make any tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

        (vii)  (A) incur any indebtedness for borrowed money, except pursuant to the Company’s existing credit facilities in the ordinary course of business consistent with past practice, (B) enter into any new credit facility, or (C) settle, modify or forgive any indebtedness for borrowed money owed to the Company or any of its Subsidiaries in an amount greater than $100,000;

      (viii)  except for the vesting of all unvested Options, restricted stock and Restricted Stock Units as contemplated by Section 2.1(d) and except as may be required by applicable Law or to satisfy preexisting obligations existing on the date hereof and set forth in Section 5.1(b)(viii) of the Company Disclosure Schedule,  (A) enter into, establish, adopt, renew, terminate, amend, modify (including by way of interpretation) any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of its directors, officers or employees, including, without limitation, any employment, consulting, severance or similar agreement or any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare agreement, plan, arrangement or policy, (B) pay any benefit not required by any Company Employee Benefit Plan or other agreement, arrangement, plan or policy in effect as of the date hereof or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans, or (C) increase in any manner the compensation or employee benefits, including, without limitation, incentive or bonus payments, of any officer or director of the Company or, except for normal salary or wage increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or employee benefits of any non-officer employee;

         (ix)  except in the ordinary course of business consistent with past practice, enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice;

          (x)  make any capital expenditures or commitments for capital expenditures in excess of $50,000 for any one expenditure, or $100,000 in the aggregate, except for expenditures disclosed in the Company Disclosure Schedule;

         (xi)  settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements involving payments that are not individually or in the aggregate in excess of $100,000 and which are not reasonably likely to establish an adverse precedent or basis for subsequent settlements;

        (xii)  intentionally take any action that is intended or is reasonably likely to (A) result in any of the Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (excluding any materiality provisions relating thereto) at any time at or prior to the Effective Time, (B) result in any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) result in a material violation of any provision of this

Agreement (excluding any materiality provision relating thereto) except, in each case, as may be required by Law;

      (xiii)  make any change in the lines of business in which it participates or is engaged; or

       (xiv)  enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

(c)    The Company shall promptly advise Parent of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, known to the Company, which would reasonably be expected to have a Material Adverse Effect on the Company.

5.2   No Solicitations.

(a)    Prior to the Effective Time, the Company agrees (a) that it shall not, and it shall cause its Subsidiaries and Representatives not to, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to an Alternative Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, have any discussions with, any Person or group relating to an Alternative Proposal or in connection therewith waive any provision of or amend the terms of the Company Rights Agreement; and (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing; provided, however, that nothing contained in this Section 5.2 shall prohibit the Board of Directors of the Company from (i) authorizing a communication with any party that is limited to making such party aware of the provisions of this Section 5.2(a); (ii) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement; provided, however, that any such confidentiality agreement shall not restrict the parties thereto from making an Alternative Proposal) or entering into discussions or negotiations with any Person or group that makes an unsolicited bona fide written Alternative Proposal, if the Special Committee determines in good faith (after consulting with reputable outside financial advisors experienced in such matters including, without limitation, the current financial advisors of the Special Committee) that the failure to take such actions would result in violation of the Board of Directors’ fiduciary duties under applicable Law; and (iii) to the extent required, taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or making any other disclosure to the Company’s stockholders if, in the good faith judgment of the Special Committee, after being advised by reputable outside counsel experienced in such matters (including, without limitation, DLA Piper), there is a reasonable basis to conclude that disclosure is required under applicable Law. The Company shall immediately notify Parent after: (i) receipt of an Alternative Proposal (including the terms of such Alternative Proposal and the identity of the Person making such Alternative Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Person that has made an Alternative Proposal, or (iii) receipt of an amendment to a previously disclosed Alternative Proposal (including the terms of such amendment). The Company will keep Parent apprised of the status and details of such Alternative Proposal on a current basis.

(b)   Neither the Company nor the Board of Directors of the Company nor the Special Committee shall withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of this Agreement or the Merger, or, except as contemplated by Section 5.2(a)(ii) above, propose publicly to approve or recommend an Alternative Proposal unless the Board of Directors determines that a Superior Proposal has been received and that in its good faith judgment (after receipt of advice from reputable outside legal counsel experienced in such matters, including without limitation DLA Piper) that the failure to take such action would more likely than not result in a breach of the Board of Directors’ fiduciary duties under applicable Law.

(c)    For purposes of this Agreement, “Alternative Proposal” means any written inquiry, proposal or offer from any Person relating to any merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) 20% or more of the assets of the Company and its Subsidiaries, if any, on a consolidated basis, or (ii) 20% or more of the outstanding Company Common Stock or the capital stock of any of its Subsidiaries. For purposes of this Agreement, “Superior Proposal” means any bona fide written Alternative Proposal (with the percentages included in the definition of Alternative Proposal replaced with 100% for purposes of this definition) that the Special Committee determines (after consultation with reputable outside financial advisors and legal counsel experienced in such matters, including without limitation the current financial and legal advisors to the Special Committee) in its good faith judgment, is more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein and all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted to be considered under applicable Law.

5.3   SEC Reports.   The Company shall cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company between the date of this Agreement and the Effective Time to be prepared in all material respects in accordance with provisions set forth in Section 3.5(a) hereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1   Access to Information; Confidentiality.   The Company shall, throughout the period from the date hereof to the Effective Time, (i)   provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to Parent (x) a copy of each report, statement, schedule and other document filed or received by the Company and its Subsidiaries pursuant to the requirements of federal or state securities Laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) except as prohibited by Law, all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company as Parent or any of such other Persons shall reasonably request. No investigation pursuant to this Section 6.1 or otherwise shall affect or modify any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.1 shall be governed by the terms of the Confidentiality Agreement, dated as of May 24, 2005, between the Company and Parent, which Parent and Sub hereby adopt as binding on them as if they were a party to such agreement (the “Confidentiality Agreement”).

6.2   Preparation of Proxy Statement.   The Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof, and shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review and comment on the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders’ Meeting at the earliest practicable time.

6.3   Approval of Stockholders.   The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting on the adoption of this Agreement and obtaining approval of adoption of this Agreement by the holders of at least a majority of the Company Common Stock entitled to vote thereon (the “Company Stockholders’ Approval”) as soon as reasonably practicable after the date hereof. Except as permitted by Section 5.2, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors (acting upon the recommendation of the Special Committee) that the stockholders of the Company adopt this Agreement and shall use  commercially reasonable efforts to obtain such adoption.

6.4   Regulatory and Other Approvals.   Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.2 and 6.3, each of the Company and Parent shall use commercially reasonable efforts to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their Affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its Affiliates from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”) pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party’s filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other transactions contemplated by this Agreement commenced by any of the FTC, the Antitrust Division or any state or state attorney general. Notwithstanding the foregoing, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain the Company, or any of the material businesses or assets of the Company or its Subsidiaries. Each of the Parties will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any third party or any

Governmental or Regulatory Authorities in connection with the foregoing required regulatory and other approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.

6.5   Employee Matters.

(a)    As soon as administratively practicable after the Effective Time (but in no event prior to July 1, 2006, unless otherwise determined by Parent), employees of the Company and its Subsidiaries shall be entitled to participate in the pension, retirement, severance, benefit, welfare, sick pay, vacation, fringe benefit and similar plans of Parent and its Affiliates on substantially the same terms and conditions applied to similarly situated employees of Parent and its Subsidiaries and until such time the Company Employee Benefit Plans (other than the Company Option Plan, the ESPP and other Plans providing equity or equity-based awards, and the other Company Employee Benefit Plans set forth on Schedule 6.5(a) of the Company Disclosure Schedules) shall remain in effect without any adverse amendment; provided, however, this covenant shall not prohibit changes in benefit plans as may be required by applicable Laws. For purposes of determining eligibility to participate in the pension, retirement, severance, benefit, welfare, sick pay, vacation, fringe benefit and similar plans of Parent and its Affiliates and the vesting (only to the extent that the plans specifically provide under its terms and conditions for the vesting of benefits) of benefits under such plans (but not for the accrual of benefits under defined benefit plans), Parent shall give effect to years of service with the Company or its Subsidiaries, as the case may be, to the same extent as such employees were entitled immediately prior to the Effective Time to credit for such service, as if such service had been with Parent or its Subsidiaries. No employee of the Surviving Corporation or its Subsidiaries who elects coverage under a Parent medical insurance plan shall be excluded from coverage under such plan (for such employee or any other covered Person) on the basis of a pre-existing condition that was covered under the Company’s medical insurance plans.

(b)   To the extent permitted by applicable Law, the Company hereby agrees to provide to Parent the federal and state employment history and data related to the Company, as Parent may reasonably request. The Company hereby agrees to complete such state unemployment documents and provide such data as is necessary to effectuate the transfer of unemployment history and unemployment rates in the respective states, as Parent may reasonably request.

(c)    The Company shall make commercially reasonable efforts to take the actions listed in Section 6.5(c) of the Company Disclosure Schedule prior to the Effective Time.

6.6   Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, advance expenses to, and hold harmless the present and former officers and directors of the Company, in each case to the fullest extent permitted by Law and as provided for in the bylaws of the Company and individual indemnification agreements of the Company, in each case as in effect at the Effective Time, in respect of acts or omissions occurring prior to or at the Effective Time.

(b)   With respect to acts or omissions occurring on or prior to the Effective Time, Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, at no cost to the beneficiaries thereof, to the extent available, the policies of directors’ and officers’ liability insurance maintained by the Company as of the date hereof or purchase “tail period” coverage for such six-year period to the extent that such insurance coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 200% of the annual premium for the Company’s current insurance policies and, if such insurance coverage cannot be so purchased or maintained at such cost, providing as much of such insurance as can be so purchased or maintained at such cost.

(c)    In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 6.6.

6.7   Expenses.   Except as set forth in Section 8.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Parent shall pay the filing fee in connection with the Company’s and the Parent’s filings required under the HSR Act.

6.8   Sub.   Prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Sub for the issuance of its stock to Parent) or any material liabilities. Parent shall take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.9   Brokers or Finders.   Each of Parent and the Company represents, as to itself and its Subsidiaries and Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except the firms named on Schedule 6.9, whose fees and expenses will be paid by the Company in accordance with the Company’s agreements with each of such firms (descriptions of the fee provisions of which have been delivered to Parent), and, in the event that this Agreement is terminated prior to Closing, each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any Person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

6.10   Conveyance Taxes.   The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

6.11   Notice and Cure.   Each of Parent and the Company will promptly notify the other of, and will use commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent and the Company also will promptly notify the other in writing of, and will use commercially reasonable efforts to cure before the Closing, any violation or breach, as soon as practicable after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company in this Agreement. No notice given pursuant to this Section 6.11 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

6.12   Fulfillment of Conditions.   Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken commercially reasonable steps necessary or desirable to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will they permit any of their Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the non-fulfillment of any such condition.

6.13   Delisting.   Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

ARTICLE VII

CONDITIONS

7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    Stockholder Approval.   The Company Stockholders’ Approval shall have been obtained.

(b)   HSR Act.   Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)    No Injunctions or Restraints.   No Governmental or Regulatory Authority having proper jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement. No proceeding initiated by any Governmental or Regulatory Authority seeking an injunction restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement shall be pending.

(d)   Governmental and Regulatory Approvals.   Other than the filing of the Articles of Merger and Certificate of Merger provided for by Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority, shall have been obtained, all in form and substance reasonably satisfactory to Parent and the Company.

7.2   Conditions to Obligation of Parent and Sub to Effect the Merger.   The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

(a)    Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct without reference to any qualification as to materiality or Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties would not reasonably be expected to have a Material Adverse Effect on the Company, as of the date of this Agreement and as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(b)   Performance of Obligations. The Company shall have duly performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c)    No Injunctions or Restraints. No consent, approval, judgment, order, decree, statute, Law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental or Regulatory Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or (iv) requiring or seeking to require divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent or would otherwise have a Material Adverse Effect on the Company or the ability of Parent to operate the business of the Company and its Subsidiaries as presently conducted by the Company and its Subsidiaries.

(d)   Company Third-Party Consents. The Company shall have obtained the consent or approval of each Person required under any Contract in order to consummate the transactions contemplated by this Agreement, except for those the failure of which to obtain, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Surviving Corporation or the ability of Parent to operate the business of the Company and its Subsidiaries as presently conducted by the Company and its Subsidiaries.

(e)    Non-Compete Agreements. The Non-Compete Agreements contemplated by this Agreement shall have been duly executed and delivered by all parties thereto and shall be in full force and effect as of the Effective Time.

(f)    Employment Arrangements. The Employment Arrangements contemplated by this Agreement shall have been duly executed and delivered by all parties thereto and shall be shall be in full force and effect as of the Effective Time.

7.3   Conditions to Obligation of the Company to Effect the Merger.   The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

(a)    Representations and Warranties. The representations and warranties made by Parent and Sub in this Agreement shall be true and correct without reference to any qualification as to materiality or Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties would not reasonably be expected to have a Material Adverse Effect on the Parent, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by an officer of Parent and in the name and on behalf of Sub by an officer of Sub to such effect.

(b)   Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by an officer of Parent and in the name and on behalf of Sub by an officer of Sub to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1   Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders’ Approval:

(a)    By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b)   By either the Company or Parent upon written notification to the non-terminating party by the terminating party:

           (i)  at any time after February 15, 2006 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

          (ii)  if the Company Stockholders’ Approval shall not have been obtained after a duly held vote (the polls having been closed) has occurred at a meeting of such stockholders, or any adjournment thereof, called therefore;

        (iii)  if there has been a breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach (A) would cause the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of termination by Parent) or Section 7.3(a) or 7.3(b) (in the case of termination by the Company) to not be satisfied, and (ii) is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

         (iv)  if the approval of any Governmental or Regulatory Authority required for consummation of the Merger is denied by final, non-appealable action of such Governmental or Regulatory Authority; provided that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action, or if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued a Law or Order making illegal or otherwise restricting, preventing or prohibiting the Merger or causing the condition set forth in Section 7.1(d) to be incapable of satisfaction and any such Order shall have become final and non-appealable; or

(c)    By Parent if (at any time prior to obtaining the Company Stockholder Approval): (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn, amended or modified in a manner adverse to Parent its recommendation to the Company’s stockholders in favor of approval of the adoption of this Agreement; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company to the Company’s stockholders in favor of the approval of the adoption of this Agreement; (iii) the Board of Directors of the Company or any committee thereof shall have approved or publicly recommended any Alternative Proposal; or (iv) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

(d)   By Parent if there shall have been a knowing breach of Section 5.2 of this Agreement.

8.2   Effect of Termination.

(a)    If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or Affiliates), except (i) that the provisions of the Confidentiality Agreement, Sections 6.7 and 6.9, this Section 8.2 and Article IX will continue to apply following any such termination, (ii) that, except as provided in Section 8.2(b), nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

(b)   If:

           (i)  Parent shall terminate this Agreement pursuant to Sections 8.1(c) or 8.1(d);

          (ii)  either Parent or the Company shall terminate this Agreement pursuant to Section 8.1(b)(ii) and prior to the Company Stockholders’ meeting but after the date hereof an Alternative Proposal shall have been made known to the Company (including any of its agents or Representatives) and communicated publicly or to any substantial number of stockholders of the Company or shall have been made directly to the stockholders of the Company by any Person, and in each case not subsequently withdrawn prior to the closing of the polls at the Company Stockholders’ Meeting, or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal, not subsequently withdrawn prior to the closing of the polls at the Company Stockholders’ Meeting; or

        (iii)  after the date hereof, an Alternative Proposal by any Person shall have been made known to the Company (including any of its agents or Representatives) and communicated publicly or to any substantial number of stockholders of the Company or shall have been made directly to the stockholders of the Company by any Person, and in each case not subsequently withdrawn prior to the closing of the polls at the Company Stockholders’ Meeting, or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal, not subsequently withdrawn prior to the closing of the polls at the Company Stockholders’ Meeting, and thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(b)(iii) and the Company Stockholders’ Approval shall not theretofore have been obtained;

then in any case as described in clause (i), (ii) or (iii) the Company shall pay to Parent (by wire transfer of immediately available funds) (x) $2.5 million on the date of termination of this Agreement and (y) an additional $1 million if and not later than the date an Alternative Proposal is consummated involving the Company (other than the Merger), as long as such Alternative Proposal is consummated, or a definitive agreement providing for such Alternative Proposal is entered into, within 12 months after the date of termination of this Agreement; provided, however, that for the purpose of this clause (y), all references in the definition of Alternative Proposal to “20%” shall instead refer to “a majority.”

(c)    The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay timely any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount payable to Parent pursuant to this Section 8.2, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the rate on six (6)-month United States Treasury obligations (as of the date such payment was required to be made pursuant to this Agreement) plus three percent (3%).

8.3   Amendment.   This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders’ Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable Law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

8.4   Waiver.   At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

ARTICLE IX

GENERAL PROVISIONS

9.1   Survival of Representations, Warranties, Covenants and Agreements.   The representations, warranties, covenants and agreements contained in this Agreement shall not survive the Merger but shall terminate at the Effective Time; provided, however, that this Section 9.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

9.2   Notices.   All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

If to Parent or Sub, to:

c/o Wachovia Corporation
301 South College Street
Charlotte, North Carolina  28288-0602
Facsimile No.: 704-383-8121
Attn: Randy B. Robertson—Managing Director/Senior Vice President

with copies to:

Wachovia Corporation		Sullivan & Cromwell LLP
301 South College Street		125 Broad Street
Charlotte, North Carolina 28288-0630		New York, New York 10004-2498
Facsimile No.: 704-715-4496		Facsimile No.: 212-558-3588
Attn:	Anthony R. Augliera	Attn: Mitchell S. Eitel
Senior Vice President

If to the Company, to:

AmNet Mortgage, Inc.
10421 Wateridge Circle, Suite 250
San Diego, CA  92121
Facsimile No.: 858-909-1299
Attn: John M. Robbins, Chief Executive Officer & Chairman

with a copy to:

DLA Piper Rudnick Gray Cary US LLP

4365 Executive Drive, Suite 1100 San Diego, California 92121 Facsimile No.: (858) 677-1477 Attn: Cameron Jay Rains / Christian Waage	2000 University Avenue East Palo Alto, California 94303 Facsimile No.: 650-833-2001 Attn: Henry Lesser

9.3   Entire Agreement; Incorporation of Exhibits.

(a)    This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains, together with the Confidentiality Agreement (which is expressly integrated herein and added to the terms hereof), the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

(b)   The Company Disclosure Schedule and any exhibit or schedule attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

9.4   Public Announcements.   So long as this Agreement is in effect, Parent and the Company shall not, and shall not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, and provided that the time required to obtain such consent will not result in a violation of Law or the rules of any applicable securities exchange or national market system. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

9.5   No Third-Party Beneficiary.   The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section 6.6 (which is intended to be for the benefit of the Persons entitled referred to therein, and may be enforced by any of such Persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

9.6   No Assignment; Binding Effect.   Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

9.7   Headings.   The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

9.8   Invalid Provisions.   If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law or Order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

9.9   Governing Law, Specific Performance and Venue.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (except to the extent to which, under the internal affairs doctrine as applied under Delaware Law, Maryland Law applies by reason of being the Law of the Company’s state of incorporation) without regard to any applicable principles of conflicts of law. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of such party in the negotiation, administration, performance and enforcement thereof. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in The Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of The Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than The Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

9.10   Enforcement of Agreement.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11   Certain Definitions.   As used in this Agreement:

(a)    “Affiliate,” as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition,

“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

(b)   a Person will be deemed to “beneficially” own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

(c)    “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California or North Carolina are authorized or obligated to close;

(d)   any reference to any event, change or effect being “material” on or with respect to an entity means such event, change or effect which is material to the business, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of such entity;

(e)    “Material Adverse Effect” means, when used in connection with the Company (including the Company as the Surviving Corporation) or Parent, as the case may be, any state of facts, change, development, event, effect, condition or occurrence (including, without limitation, any breach of a representation or warranty contained herein by such party) that, individually or in the aggregate, is material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its Subsidiaries, taken as a whole, or to the ability of the party to perform timely its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement on a timely basis; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to the Company or the Parent: (i) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the execution of this Agreement, or the announcement or pendency of the Merger, provided that the affected party shall bear the burden of demonstrating the cause of such change, effect, event, occurrence, state of facts or development; (ii) any adverse change, event, circumstance or effect that results from changes attributable to conditions affecting the industry in which the Company or Parent participates (or any sector thereof), as the case may be, the United States economy as a whole, or foreign economies in any locations where the Company or Parent, as  the case may be, has material operations or sales (which changes in each case do not disproportionately adversely affect the Company or Parent, as the case may be); or (iii) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

(f)    “knowledge” or any similar formulation of “knowledge” shall mean, with respect to the Company, the personal knowledge of those facts that are actually known by any of the Company’s executive officers or that reasonably should have come to the attention of any of such executive officers given their office, title or responsibilities;

(g)    “party” shall mean each of the Company, Parent and Sub (collectively, the “parties”);

(h)   “Person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act);

(i)    “Representatives” of any entity shall mean such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives; and

(j)     “Subsidiary” means, with respect to any party, (A) any corporation or other organization, whether incorporated or unincorporated, of which fifty percent (50%) or more of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party, (B) in the case of partnerships, such party serves as a general partner, (C) in the case of a limited liability company, such party serves as a managing member, or (D) such party otherwise has the ability to elect the majority of the directors, trustees or managing members thereof.

9.12   Counterparts.   This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

AMNET MORTGAGE, INC.
By:	/s/ JOHN M. ROBBINS
	Name:	John M. Robbins
	Title:	Chief Executive Officer & Chairman
And
By:	/s/ ROBERT A. GUNST
	Name:	Robert A. Gunst
	Title:	Chairman of Special Committee of the Board of Directors
WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ THOMAS J. WURTZ
	Name:	Thomas J. Wurtz
	Title:	Executive Vice President
PTI, INC.
By:	/s/ THOMAS J. WURTZ
	Name:	Thomas J. Wurtz
	Title:	Executive Vice President

Exhibit A

Exhibit A to the Amended and Restated Merger Agreement is reproduced in its entirety as Annex B to this Proxy Statement

AA-1

Annex B

AMENDED AND RESTATED

VOTING AND SUPPORT AGREEMENT

AMENDED AND RESTATED VOTING AND SUPPORT AGREEMENT, dated as of September 13, 2005 (this “Agreement”), by and among Wachovia Bank, National Association, a national banking association organized under the laws of the United States of America (“Parent”), Nierenberg Investment Management Company, Inc., a Washington corporation (the “Shareholder”), and David Nierenberg, the President of Shareholder (“Nierenberg”), in his individual capacity. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as such term is defined below).

W I T N E S S E T H:

WHEREAS, AmNet Mortgage, Inc., a Maryland corporation (“Company”), Parent and PTI, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”) are, concurrently with the execution and delivery of this Agreement, entering into an Amended and Restated Agreement and Plan of Merger, dated the date hereof (as may be amended from time to time) (the “Merger Agreement”), pursuant to which Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of the Parent (the “Merger”);

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner, and the general partner of five investment limited partnerships (each a “Fund” and collectively, the “Funds”) that are the respective record owners, of the shares of Company Common Stock listed next to such Shareholder’s name on the signature page hereto (the “Existing Shares” and, together with any shares of Company Common Stock or other voting capital stock of the Company acquired by Shareholder after the date hereof, the “Shares”);

WHEREAS, Nierenberg is a member of the Company’s board of directors and, in his individual capacity, is the record and beneficial owner of shares of the Company Common Stock and options to purchase shares of Company Common Stock listed next to Nierenberg’s name on the signature page hereto (the “Personal Securities”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1   Agreement to Vote.   The Shareholder agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Company Stockholders’ Meeting or any other meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, relating to any proposed action by the shareholders of the Company with respect to the matters set forth in Section 1.1(b) below, the Shareholder shall:

(a)    appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Shareholder to be counted as present thereat for purposes of calculating a quorum; and

(b)   vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Shareholder or as to which the

Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of the Company’s shareholders requested in furtherance thereof and (ii) against any action or agreement submitted for approval of the shareholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement; and (iii) against any Alternative Proposal or any other action, agreement or transaction submitted for approval to the shareholders of the Company that such Shareholder would reasonably expect is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) a material change in the policies or management of the Company; (D) an election of new members to the board of directors of the Company, except where the vote is cast in favor of the nominees of a majority of the existing directors; (E) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the articles of incorporation or bylaws of the Company; or (F) any other material change in the Company’s corporate structure or business; provided, however, that the parties acknowledge that this Agreement is entered into by the Shareholder in its capacity as beneficial owner of the Shares and that nothing in this Agreement shall prevent Nierenberg from discharging his fiduciary duties as a member of the board of directors of the Company.

1.2   No Inconsistent Agreements.   The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a)   has not entered, and the Shareholder shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Shareholder and (b) has not granted, and the Shareholder shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Shareholder.

1.3   Proxy.   The Shareholder agrees, if requested, to grant to Parent a proxy to vote the Shares owned beneficially and of record by the Shareholder as indicated in Section   1.1 above if the Shareholder fails for any reason to vote such Shares in accordance with Section 1.1 (which proxy shall be limited to the matters set forth in Section 1.1). The Shareholder agrees that such a proxy would be coupled with an interest and irrevocable for so long as this Agreement is in effect, and the Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1   Representations and Warranties of the Shareholder.   The Shareholder hereby represents and warrants to the Parent as follows:

(a)    Authorization; Validity of Agreement; Necessary Action.   The Shareholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Shareholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Parent, constitutes a valid and binding obligation of the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b)   Ownership.   As of the date hereof, the number of shares of Company Common Stock beneficially owned by the Shareholder is listed on the signature page hereof. The Existing Shares listed on the signature page hereof are, and any additional shares of Company Common Stock acquired by the Shareholder after the date hereof and prior to the Effective Time will be, owned beneficially by the Shareholder (and of record by the Funds). As of the date hereof, the Existing Shares listed opposite the name of the Shareholder on the signature page hereof constitute all of the shares of Company Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Shareholder or any of its affiliates (except for the Shares owned beneficially and of record by any affiliates of the Shareholder that are parties to this Agreement). The Shareholder has and will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement (in each case as the general partner of the applicable Fund), in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Shareholder has good and marketable title to the Existing Shares on the signature page hereof, free and clear of any Liens and the Shareholder will have good and marketable title to such Existing Shares and any additional shares of Company Common Stock acquired by the Shareholder after the date hereof and prior to the Effective Time, free and clear of any Liens.

(c)    No Violation.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental or Regulatory Authority applicable to the Shareholder or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1   Further Agreements of Shareholder.   (a) The Shareholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares, any additional shares of Company Common Stock acquired beneficially or of record by the Shareholder after the date hereof, or any interest therein; provided, however, that nothing in this Section 3.1 shall prevent Transfers of Shares between any of the Funds.

(b)   In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c)    The Shareholder agrees, while this Agreement is in effect, to notify the Parent promptly in writing of (i) the number of any additional shares of Company Common Stock or other securities of the Company acquired by the Shareholder, if any, after the date hereof and (ii) any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Shareholder in any way relating to shares of Company Common Stock.

ARTICLE IV

MISCELLANEOUS

4.1   Termination.   This Agreement shall terminate upon the later to occur of (a) the Effective Time or (b) the date and time of termination of the Merger Agreement.

4.2   Further Assurances.   From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3   No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise provided herein.

4.4   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to Parent to:

c/o Wachovia Corporation
301 South College Street
Charlotte, North Carolina             28288-0602
Fax: (704) 383-8121
Attention: Randy B. Robertson—Managing Director/Senior Vice President

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York  10004
Fax: (212) 558-3588
Attention:  Mitchell S. Eitel

(b)   if to Shareholder to the address listed next to the Shareholder’s name on the signature page hereto.

4.5   Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.6   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

4.7   Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.8   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (except to the extent to which, under the internal affairs doctrine as applied under Delaware law, Maryland law applies by reason of being the law of the Company’s state of incorporation) without regard to any applicable principles of conflicts of law.

4.9   Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.10 Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

4.11 Severability.   Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.12 Assignment; Third Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/THOMAS J. WURTZ

	Name:	Thomas J. Wurtz
	Title:	Executive Vice President

AMENDED AND RESTATED

VOTING AND SUPPORT AGREEMENT

Counterpart Signature Page

IN WITNESS WHEREOF, the Shareholder and Nierenberg have executed this Agreement as of the date first written above.

Number of Shares owned beneficially and of record:

D3 Family Fund, L.P. (924,002 shares),
The D3 Family Retirement Fund, L.P. (286,986 shares),
The D3 Children’s Fund, L.P. (65,800 shares),
The D3 Offshore Fund, L.P. (63,912 shares),
The D3 Family Bulldog Fund, L.P. (30,500 shares)

By (in each case) its General Partner Nierenberg Investment Management Company, Inc.
	By:	/s/ David Nierenberg
David Nierenberg President
Shares Subject to Options to Purchase Common Stock (14,100) Restricted Shares of Common Stock (4,600)
/s/ David Nierenberg
David Nierenberg, individually*
Address for notices:		19605 NE 8th Street Camas, Washington 98607 Facsimile: (360) 604-1811
with a copy to:
Brendan N. O’Scannlain Stoel Rives LLP 900 SW Fifth Avenue, Suite 2600 Portland, OR 97204-1268 (503) 220-2480 fax
*By signing in his personal capacity, Nierenberg agrees that he shall be bound by this Agreement with respect to the Personal Securities in the same manner as Shareholder with respect to the Shares.

Annex C

September 13, 2005

The Special Committee and Board of Directors of AmNet Mortgage, Inc.
10421 Wateridge Circle, Suite 250
San Diego, California 92121

Dear Members of the Special Committee and Board of Directors:

We understand that AmNet Mortgage, Inc. (the “Company”) is considering entering into a merger agreement (the “Merger Agreement”) with Wachovia Bank, National Association. We further understand that as consideration, pursuant to the Merger Agreement, the Company’s shareholders will receive cash of $10.30 per share. Such transaction and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the “Transaction.”

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) and Board of Directors of the Company as to whether, as of the date hereof, the consideration to be received by the stockholders of the Company in the Transaction is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.                reviewed the Company’s annual reports to shareholders and Form 10-K for the fiscal years ended December 31, 2001 through 2004 and the quarterly report on Form 10-Q for the quarter ended June 30, 2005, which the Company’s management has identified as being the most current financial statements available;

2.                reviewed the draft Merger Agreement between Wachovia Bank, National Association and the Company dated September 13, 2005 and the draft Voting and Support Agreement by and among Wachovia Bank, National Association, Nierenberg Investment Management Company, Inc., and David Nierenberg dated August 29, 2005;

3.                met or spoken with certain members of the senior management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and met or spoken with representatives of the Company’s counsel and financial advisor regarding the Company, the Transaction, and related matters;

4.                reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the years ended December 31, 2005 through 2007;

5.                reviewed the historical market prices for the Company’s publicly traded securities;

6.                reviewed certain other publicly available financial data for certain companies that we deemed comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

7.                conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreement identified in item 2 above and all other related documents and instruments that are referred to therein are true and correct in all material respects, (b) each party to all such agreements will perform, in all material respects, all of the covenants and agreements required to be performed by such party, (c) all material conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in accordance with the terms described in the draft agreements provided to us, without any material amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all material governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have an adverse effect on the completion of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreement identified in item 2 above will not differ in any material respect from the draft identified in said item.

Furthermore, we were not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company, nor were we provided with any such appraisal or evaluation. We were not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Committee or the Board of Directors with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Committee and the Board of Directors in connection with their consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction.

We were not requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Committee, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, or (iii) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other matters outside the scope of Houlihan Lokey’s professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

AMNET MORTGAGE, INC.

Special Meeting of Stockholders
December 8, 2005

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of AmNet Mortgage, Inc., a Maryland corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated November 7, 2005, and, revoking all prior proxies, hereby appoints Robert A. Gunst and John M. Robbins, and each of them, with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of stockholders of AmNet Mortgage, Inc. to be held at Woodfin Suite Hotel, 10044 Pacific Mesa Boulevard, San Diego, California 92121, at 10:00 a.m., local time, on Thursday, December 8, 2005, and at any adjournment or postponement thereof, on the matters set forth in this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE MATTERS LISTED. If more than one of the proxies named shall be present in person or by substitution at the meeting or at any adjournment thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

AMNET MORTGAGE, INC.

December 8, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â   Please detach along perforated line and mail in the envelope provided.   â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK, AS SHOWN HERE ☒

1.   To adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 13, 2005, by and among Wachovia Bank, National Association, a national banking association organized under the laws of the United States of America, PTI, Inc., a Delaware corporation and a wholly owned subsidiary of Wachovia Bank, National Association, and AmNet, a Maryland corporation, and to approve the merger of AmNet with a subsidiary of Wachovia.

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

2.   To approve adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal
(proposal 1).

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement dated November 7, 2005.

PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to registered name(s) on the account may not be submitted via this method.

Signature of Stockholder                                  Date              Signature of Stockholder                                 Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executive, administrator,  attorney  or guardian, give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.